As filed with the Securities and Exchange Commission on April 13, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACKSTRATUS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	22-3687038 (IRS Employer Identification Number)

1551 South Washington Avenue
Piscataway, New Jersey, 08854
(732) 393-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dale W. Cline
Chief Executive Officer
BlackStratus, Inc.
1551 South Washington Avenue
Piscataway, New Jersey, 08854
(732) 393-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Francis J. Feeney, Jr., Esq. Michael S. Turner, Esq. DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Tel: (617) 406-6000 Fax: (617) 406-6100	Yvan-Claude Pierre, Esq. William Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Tel: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement has been declared effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock, par value $0.0001 per share	$20,000,000.00	$2,292.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price and includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

          The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS    SUBJECT TO COMPLETION    DATED APRIL 13, 2012

            Shares

Common Stock

This is a firm commitment initial public offering of            shares of common stock of BlackStratus, Inc. No public market currently exists for our shares. We anticipate that the initial public offering price of our shares of common stock will be between $            and $            per share.

We intend to apply to list our shares of common stock for trading on the NASDAQ Capital Market under the symbol "BLKS." No assurance can be given that our application will be approved.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp., the underwriter. See "Underwriting" for a description of compensation payable to the underwriter.

We have granted a 45-day option to the underwriter to purchase up to             additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about             , 2012.

Aegis Capital Corp

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

        We own, have rights to or have applied for the trademarks and trade names that we use in conjunction with our business, including our logo. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

        In this prospectus we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry reports or other publicly available information. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and studies, as well as independent industry reports.

PROSPECTUS SUMMARY

        The following summary highlights information contained in this prospectus and should be read in conjunction with the more detailed information contained in this prospectus and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the "Risk Factors" section in this prospectus.

        Unless the context otherwise requires, we use the terms "BlackStratus," the "Company," "we," "us" and "our" in this prospectus to refer to BlackStratus, Inc. and its subsidiaries. Unless the context requires otherwise or we specifically indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. Unless otherwise indicated, all share and per share numbers in the prospectus have been retroactively adjusted to reflect a 1-for-          reverse stock split of our common stock, which was effective on          , 2012.

 BLACKSTRATUS, INC.

Business Overview

        We are a leading provider of cloud-based security information and event management (SIEM) software solutions deployed and operated by "Security as a Service" (SECaaS) providers of all sizes, government agencies and individual enterprises. Our SIM One technology is used by organizations worldwide to detect, prevent and defend against both major and minor IT security breaches from the end point to the data center, to the "Cloud." The SIM One technology delivers a correlated and centralized, real-time view of alerts, status messages and a variety of security events generated by disparate third-party security products (such as firewalls, anti-virus products, intrusion detection software, etc.), allowing security professionals to identify and stop potential threats in real time. Specifically, our technology allows our SECaaS partners to sell multiple types of cloud-based security services to their customers, including security event analysis and notifications about real-time threats to the customer's IT infrastructure, in addition to providing continuous and secure logging of all of their customer's security event data for compliance and audit purposes. Further, our own direct enterprise and government customers deploy our technology within their own private clouds for multiple location and agency use, or deploy it within their individual data centers for use by their security operations team.

        Formed in 1999 selling into enterprise security operations centers, BlackStratus changed its market focus beginning in late 2008 to service the rapid growing cloud-based SECaaS market. Since changing our focus we have achieved the following:

  •
  Transformed our revenue mix from primarily enterprise SIM One deployments in 2008 to a majority of SECaaS partners and logging sales in 2011 (52%).

  •
  Architected our technology to address unique cloud security requirements such as multi-tenancy and the ability to have multiple customers managed off of a single platform.

  •
  Signed and partnered with three multinational telecommunication carriers on three separate continents all with revenues in excess of $20B US.

  •
  Had our technology adopted by over fifteen SECaaS partners worldwide.

  •
  In 2009, completed the successful acquisition of HighTower Software expanding our product offerings and market reach.

        BlackStratus technology plays an important role in managing the growing big data security challenges and scale issues created by the rise of three interrelated market forces, cloud computing, mobile device proliferation, and the rise of social networks. Whether placing their customer information into the Cloud through SalesForce.com, allowing employees access to email on their iPhones, or having employees post to Facebook from the company network, IT administrators are now overwhelmed by the serious security exposure these trends have unleashed on their networks. BlackStratus technology actively and in real time, detects, prevents and defends against the growing and challenging multitude of security challenges wrought by these productive but disruptive technology trends. Our ability to consume and correlate millions of events at a time through the Cloud or a network and identify and prevent security breaches in real time is a mission critical component of our customers and partners ability to manage through these market forces and to meet the legal obligations of their service level agreements (SLAs) with their customers.

Our Industry

        Managed Security Service Partners (MSSPs) offer end-user customers their expertise to manage security on-site in the customer's environment and, increasingly, off-site and in the Cloud through SECaaS offerings. The rapid growth of and demand for MSSP providers and SECaaS solutions is primarily the result of companies and enterprises responding to increasing regulatory requirements, decreasing IT budgets, the capital expense involved in deploying security technology and the difficulty and expense of hiring and retaining qualified IT personnel with the requisite security expertise.

        According to the November 2011 Gartner Magic Quadrant report, MSSPs realized North American revenue of $2.3 billion in 2010, up from $1.8 billion in 2009. The report estimated that MSSP revenue would increase to $2.8 billion in 2011. The report also states that the global economic environment continues to drive businesses to limit hiring and increase demand for managed services. Gartner expects growth to continue at a compound annual growth rate of 14% from 2011 to 2015, which suggests that it will be one of the higher growth sectors in the IT industry.

Our Solutions and Products

        Our SIM One platform detects, prevents and defends against security breaches at the local network level as well as in the Cloud. It identifies in real-time both potential and actual high severity security events presenting the data in a rich, consolidated graphical view for security professionals to prioritize responses to threats and risks in their, or their customer's, cloud and IT infrastructure. The platform collects security event data from diverse sources including firewalls, intrusion prevention systems, servers and desktops as well as many others. It then applies through its patented engine technology, multiple levels of sophisticated correlation that identify potential and real security problems that a single point product with no correlation, such as a firewall, might miss. Once a threat has been identified an operator can prevent the occurrence and or remediate the security breach through the use of our Incident Response Manager.

        Our Cinxi One appliance is a fully integrated as well as stand alone component of the SIM One platform that provides an efficient and scalable storage solution for the preservation of security event logs which are often required by regulatory agencies for compliance purposes and for creating a legal chain of custody in the case of a prosecution of a hacker.

        We have designed our products to provide a comprehensive solution to meet the challenge of identifying and resolving security threats. The principal ways in which our solutions address these challenges include:

  •
  Carrier Class Technology and Architecture.  We designed our solutions to perform in the largest and most demanding IT environments in the world where "up time" and quality of service are paramount to meet increasingly stringent service level agreements.

  •
  Interoperability.  Our ability to identify, collect and normalize data from a broad range of disparate and heterogeneous third-party devices allows us to rapidly deploy our platform inside our MSSP and enterprise customers' IT infrastructures.

  •
  Scalability.  We designed our SIM One platform and Cinxi One appliance to consume thousands of security events per second and hundreds of millions of security events per day.

  •
  Real-Time Correlation and Actionable Security Intelligence.  Our multi-level correlation processes network security events through multiple levels of memory filtering to identify security breaches and policy violations as the events occur, allowing organizations to take preventive action prior to a violation as opposed to corrective action after the violation has occurred.

  •
  Multi-Tenant Architecture.  In order to provide SECaaS offerings to their customers, our MSSP partners must be able to manage hundreds of multiple customers through a single instance of our platform. Our multi-tenant architecture provides this capability.

        In late 2008, we strategically realigned to focus on the emerging MSSP and SECaaS markets. We redesigned our platform to provide additional and expanded capabilities to address the unique requirements associated with providing real-time security event correlation in and through the Cloud. Our 2009 acquisition of the High Tower Software gave us an appliance-based logging and SIEM application and added both customer premise and cloud-based logging to our platform.

Our Strategy

        Our objective is to be the premier provider of cloud-based SECaaS through our MSSP and Managed Service Partners (MSP) partners worldwide. We characterize SECaaS offerings to include Logging, Monitoring, Management, Auditing and Proactive Prescription, and we intend to make SECaaS readily available to individual enterprises by providing our solution to power our partners' multi-tenant SECaaS platforms. We have segmented our partner market into three tiers to better address their distinct needs:

        1.     Tier 1 partners include broad based telecommunication companies, large MSSPs and other hosting companies.

        2.     Tier 2 partners include geographic and industry specific MSSPs.

        3.     Tier 3 partners include MSPs who primarily offer network management services to their customers today as opposed to security management services.

        Key elements of our strategy include:

  •
  Growing Our MSSP Partner Base.  We plan to increase our presence globally by expanding our sales and marketing team with the objective of adding additional MSSP and MSP partners to our existing base.

  •
  Deepening Our Penetration With Our Existing Tier 1 and Tier 2 Partners.  We intend to facilitate expanded deployments within our existing partners through the introduction of new products and services. We expect the virtualization of our Cinxi One logging appliance to generate opportunities for additional sales through our partners.

  •
  Expanding Our Tier 1 and Tier 2 Partner Base.  We intend to aggressively add new MSSP specific partners to our distribution reach through the expanded use of our modular deployment methodology including the release of a "turnkey" customer-facing portal and reporting package which will further reduce the time to market for our partners.

  •
  Extending Our Partner Network to the Tier 3 Partners Through A "White Label" SECaaS.  For many potential MSSP and MSP partners the expense of deploying and operating our platform inside their own data centers is a barrier to using our platform. We intend to deploy our platform via the Cloud, utilizing our own labor and expertise, and provide it as a SECaaS offering to MSSP and MSP partners who can resell it under their own label and brand.

  •
  Deepening Our Penetration With Our Existing Enterprise Customers.  We intend to facilitate expanded deployments within our existing enterprise customers by introducing new product offerings including a SECaaS based offering of our SIM One product.

  •
  Expanding Our Portfolio Of Offerings And Capabilities.  We will continue to add products and services that enhance our platform's capability to deliver the full range of SECaaS offerings required by our partners, their customers and our enterprise customers.

Risks Affecting Us

        Our business is subject to numerous risks. These risks may affect our future sales and related profitability. These risks may affect our operating margins and the future success of our business. Some of these risks include:

  •
  We have shifted our business focus in the last three years away from direct sales to the enterprise customer in favor of sales through MSSP and MSP partners. We have a limited operating history in this new market and face unknown challenges.

  •
  Our operating history has been turbulent. We are a small business with less than 100 employees and we have struggled in response to market conditions and macro-economic events. We have incurred significant losses since our inception and have an accumulated deficit of approximately $58.9 million at December 31, 2011. Our management team and employees may not be able to execute on our business plan which could continue our losses.

  •
  Without the funding from this offering or other events effecting our liquidity (including the conversion of promissory notes to common stock, restructuring of debt instruments or other funding events), we may have difficulty continuing as a going concern.

  •
  Our quarterly operating results are likely to vary significantly and be unpredictable due to the length and unpredictability of our sales cycle as well as the purchasing and budget practices of our partners within the context of the macro economy and IT market sector.

  •
  We will rely on channel partners (MSSPs) for a significant portion of our revenue and growth, and our ability to retain and manage these partners will impact our ultimate success. If we are unsuccessful in developing deeper penetration into our existing MSSP partner base or fail to attract more MSSP customers, our revenues could decline and our growth prospects could suffer.

  •
  The market in which we operate is highly competitive and many of our established competitors have significantly greater resources then we do. Our customers and partners may choose to develop and customize their own solutions rather then purchase our products and services, and new technology also may emerge which may diminish the utility of our products and negatively impact our sales and operating results.

Recent Developments

        In January and February 2012, we borrowed an aggregate of $1.5 million principal amount under convertible notes, obtained a $700,000 line of credit from (together, the Sigma Convertible Notes and Line of Credit), and sold at $0.0001 per share 1,500,000 shares of our common stock to, entities affiliated with Sigma Capital Partners, in a bridge financing under the terms of a purchase and credit agreement. Pursuant to the agreement, if we consummate an offering of our equity securities, including this offering, by September 30, 2012, Sigma is permitted to elect to (i) convert the Sigma Convertible Notes and Line of Credit into shares of common stock at a 20% discount from the offering price, or (ii) be repaid in full. Sigma has indicated that it intends to elect to be repaid in full in connection with this offering, and such election is reflected in this prospectus. The Sigma Convertible Notes and Line of Credit bears interest at a rate of 18% per annum and any interest accrued shall be repayable in cash to Sigma.

        We also entered into (i) an advisory services agreement pursuant to which we sold to Sigma 250,000 additional shares of our common stock at $0.0001 per share and (ii) an escrow agreement which requires us to issue to Sigma up to 700,000 additional shares of our common stock at $0.0001 per share in connection with borrowings from the Sigma Line of Credit. Sigma is permitted to put to us for $0.10 per share up to 2,450,000 (assuming the issuance of the 700,000 shares subject to the escrow agreement) of our shares of common stock owned by Sigma upon the earlier to occur of February 28, 2013 and a "deemed liquidation event," as such term is defined in the purchase and credit agreement, which includes this offering.

        In connection with the Sigma transaction, we paid Liberty Partners Holdings 27, L.L.C. an aggregate of $314,174 in full satisfaction of all outstanding indebtedness under the senior subordinated note, which was in default, we issued to them in February 2009 in connection with our acquisition of certain intellectual property assets.

Our Corporate History and Information

        BlackStratus, Inc. was originally incorporated as netForensics.com, Inc. on August 4, 1999 in the State of New Jersey. On January 7, 2002, netForensics, Inc., a wholly-owned subsidiary of netForensics.com, Inc., was incorporated in the State of Delaware. On April 30, 2002, netForensics.com, Inc. was merged into netForensics, Inc., in a tax-free reorganization and netForensics, Inc. became the surviving entity. In April 2003, netForensics, Inc. formed a wholly-owned subsidiary in the United Kingdom named netForensics Limited, which was dissolved in January 2011. On March 5, 2012, netForensics, Inc. changed its name to BlackStratus, Inc. Our corporate headquarters are located at 1551 South Washington Avenue, Piscataway, New Jersey 08854, and our telephone number is (732) 393-6000. Our website address is www.blackstratus.com. The information on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offering by BlackStratus	shares
Common stock to be outstanding after this offering	shares
Use of proceeds

We expect to receive net proceeds from this offering of approximately $           million, based on an initial public offering price of $          , which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. We intend to use the net proceeds as follows:

• up to $ for the repayment of the Sigma Convertible Notes and Line of Credit, to the extent not converted (See "—Recent Developments"); and

•

the remaining proceeds for general corporate purposes, including the potential funding of strategic acquisitions or investments, the continued expansion of our sales and marketing activities and the expanded funding of our research and development efforts.

See the section entitled "Use of Proceeds."
NASDAQ Capital Market symbol	"BLKS"
Risk Factors

Investing in our common stock involves a high degree of risk. Please see the section entitled "Risk Factors" starting on page 14 of this prospectus to read about risks that you should consider carefully before buying shares of our common stock.

        The number of shares of our common stock to be outstanding after this offering is based on 6,484,351 shares of our common stock outstanding as of February 29, 2012, and excludes:

  •
  8,846,675 shares of our common stock subject to options granted as of February 29, 2012 and having a weighted average exercise price of $0.02 per share;

  •
  23,437,500 shares of our common stock issuable upon the conversion of the Sigma Convertible Notes and Line of Credit outstanding at February 29, 2012, at a twenty percent (20%) discount to the initial public offering price per share of our common stock (shares excluded based upon intended repayment of indebtedness discussed above);

  •
  2,461,781 shares of our common stock issuable upon the conversion of shares of our Series B-1 convertible preferred stock issuable upon the conversion of the Cline Short Term Note outstanding at February 29, 2012 (shares excluded based upon the holder's stated intent not to convert); and

  •
  3,286,471 additional shares of our common stock reserved as of February 29, 2012 for future issuance under our stock-based compensation plans.

        Unless we specifically state otherwise, the share information in this prospectus is as of February 29, 2012 and reflects or assumes:

  •
  a 1-for-            reverse stock split of our common stock effected on                    , 2012;

  •
  the conversion of all Investor Convertible Promissory Notes and accrued interest outstanding at February 29, 2012 into 46,056,377 shares of our common stock immediately upon the closing of this offering;

  •
  the exercise of the SVB Warrant to purchase common stock outstanding at February 29, 2012, at a weighted average exercise price per share of $23.46, into 426 shares of our common stock immediately upon the closing of this offering;

  •
  the conversion of all shares of our Series A-1 convertible preferred stock outstanding at February 29, 2012 into 30,299,199 shares of our common stock immediately upon the closing of this offering;

  •
  the exercise of all Investor Warrants to purchase Series B-1 convertible preferred stock outstanding at February 29, 2012, at a weighted average exercise price per share of $0.10, into 37,999,843 shares of our Series B-1 convertible preferred stock and the conversion of such shares of our Series B-1 convertible preferred stock into 37,999,843 shares of our common stock immediately upon the closing of this offering;

  •
  the filing of our Fourth Amended and Restated Certificate of Incorporation and the adoption of our Amended and Restated By-laws immediately prior to the effectiveness of this offering;

  •
  the filing of our Fifth Amended and Restated Certificate of Incorporation upon the closing of this offering; and

  •
  the underwriters' over-allotment option to purchase up to an additional            shares of our common stock is not exercised.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables present our summary consolidated financial information for the periods indicated and should be read in conjunction with the information contained in "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Historical operating information may not be indicative of our future performance. The consolidated financial statements are reported in United States dollar amounts and have been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The consolidated financial statements for the years ending December 31, 2011 and 2010 have been audited by EisnerAmper LLP, an independent registered public accounting firm.

	Years Ended December 31,
	2011	2010
	(in thousands)
Consolidated Statements of Operation Data:
Revenues
Software licenses	$1,638	$3,301
Post contract support and services	6,361	7,427
Recurring security services	1,222	1,083

Total revenues	9,221	11,811
Cost of revenues	2,086	2,078

Gross profit	7,135	9,733

Operating expenses
Research and development	2,090	2,919
Sales and marketing	3,257	5,824
General and administrative	2,634	2,866

Total operating expenses	7,981	11,609

Loss from operations	(846)	(1,876)
Other income (expense)
Other income	—	1
Realized currency translation	(328)	—
Interest expense	(479)	(378)

Total other income (expense), net	(807)	(377)

Loss before income tax benefit	(1,653)	(2,253)
Income tax benefit	248	—

Net loss	(1,405)	(2,253)

Undeclared dividends on Series A-1 convertible preferred stock	(1,288)	(1,288)

Net loss available for common stockholders	$(2,693)	$(3,541)

	As of December 31, 2011 (unaudited)
	(in thousands)
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$483
Total assets	2,423
SVB Line of Credit	777
Sigma Convertible Notes and Line of Credit	—
Investor Convertible Promissory Notes, net	3,656
Founder Contingent Notes	2,750
Cline Short Term Note	250
Accrued Interest	1,306
Total liabilities	14,426
SVB Warrant to purchase common stock	—
Series A-1 convertible preferred stock	12,946
Investor Warrants to purchase Series B-1 convertible preferred stock	—
Series B-1 convertible preferred stock	—
Total stockholders' equity (deficit)	$(12,003)

(1)
The pro forma balance sheet data reflects (a) the conversion of all outstanding shares of our Series A-1 convertible preferred stock into shares of our common stock immediately upon the closing of this offering, (b) the exercise of all outstanding Investor Warrants into shares of our Series B-1 convertible preferred stock and the conversion of such stock into shares of our common stock immediately upon the closing of this offering, (c) the conversion of all outstanding Investor Convertible Promissory Notes into shares of our common stock immediately upon the closing of this offering, and (d) the exercise of all outstanding SVB Warrants into shares of our common stock immediately upon the closing of this offering.

(2)
The pro forma as adjusted balance sheet data reflects (a) our receipt of estimated net proceeds of $           million from our sale of           shares of our common stock that we are offering at an assumed public offering price of $          per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us, and (b) the application of the estimated net proceeds therefrom as described in "Use of Proceeds".

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in the prospectus, before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of our common stock to decline and a loss of all or part of your investment.

Risks Related to Our Business

We may need to seek additional financing to operate our business in the next 12 months and therefore we may not be able to continue as a going concern. Our auditors have raised substantial doubt as to our ability to continue as a going concern in their audit report.

        We have a history of net losses and negative cash flow from our operating activity and working capital deficiency. Subject to the results of this offering, we may need to seek additional financing to operate our business in the next twelve months. Thus, there is a substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to generate positive cash flow from operations, raise further adequate funds (whether through this offering or otherwise), and pay or restructure our existing indebtedness. Based on our expected cash flow and available credit and assuming there will be no acceleration of payments due under our indebtedness, we currently have approximately eight months of capital resources available, and we estimate the additional financing required to operate our business in the next twelve months at approximately $0.5 million. Further, our line of credit with SVB contains certain covenants and restrictions and expires June 30, 2012 and there is no assurance that it will be renewed. Our auditors have noted this risk in their audit opinion included in this prospectus. If we do not raise sufficient funds in this offering or otherwise, we may not be able to continue as a going concern.

We are operating in an emerging market, we have a history of losses, and we are unable to forecast the extent of any future losses or when, if ever, we will achieve profitability in the future.

        We launched our SIM One products in 2008 and acquired our Cinxi One products in 2009. Because the market for our products is rapidly evolving it is difficult for us to forecast our operating results and the ultimate size of the market for our products. We have a history of losses from operations, incurring losses from operations of $0.8 million and $1.9 million for the fiscal years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, our accumulated deficit was $58.9 million. We expect our operating expenses to increase over the next several years as we hire additional sales and marketing personnel, expand our partner distribution channels and develop our technology and new products and advertise and promote our security solutions. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. If our revenues do not increase to offset these expected increases in operating expenses, we will continue to incur significant losses and will not become profitable. If we are unable to become profitable, the market price of our common stock may fall. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis, which may result in a decline in the market price of our common stock price.

Even if we complete this offering, we may need additional financing in the future, which we may be unable to obtain.

        As of December 31, 2011, we had cash and cash equivalents of approximately $0.5 million. In addition, as of December 31, 2011, we had total indebtedness, including accrued interest and capital leases, of approximately $9.1 million. After giving effect to the net proceeds from this offering and repaying the indebtedness as described in the section entitled "Use of Proceeds," we will have cash and cash equivalents of approximately $             million. We believe such funds will enable us to fund our operations and growth strategy for three years following the consummation of the offering. We may need additional funds to finance our operations in the future, as well as to enhance our solutions and services, respond to competitive pressures or acquire complementary businesses or technologies. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we currently expect. If we raise additional funds through the issuance of equity or convertible debt securities, this may reduce the percentage ownership of our existing stockholders, and these securities might have rights, preferences or privileges senior to those of our common stock. Debt financing may also require us to comply with restrictive covenants that could impair our business and financial flexibility or grant security interests in our assets. If adequate funds are not available or are not available on commercially acceptable terms, our ability to enhance our solutions and services, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

Our operating results may fluctuate from year to year and by quarter within each year, which makes our operating results difficult to predict and could cause our revenues, expenses and profitability to differ from expectations during certain periods, which would likely cause the market price of our common stock to decline.

        Our operating results may fluctuate from year to year or by quarter within certain years as a result of a number of factors, many of which are outside of our control. Given these potential fluctuations and our focus on new markets, you should not rely on our past results as an indication of future performance. Each of the risks described in this section, as well as other factors, may affect our operating results. For example, factors that could affect our revenues and operating results include, but may not be limited to, the following:

  •
  our ability to develop, introduce and deploy new products and product enhancements that meet customer requirements in a timely manner;

  •
  our ability to control our operating expenses;

  •
  changes in our pricing and distribution terms or those of our competitors;

  •
  the possibility that our customers may defer purchases of our software in anticipation of new software or updates from us or our competitors;

  •
  the timing of new product releases or upgrades by us or our competitors;

  •
  the possibility that our customers may cancel, defer or limit purchases as a result of reduced information technology budgets;

  •
  fluctuations in the demand for our products and post contract support, including professional services;

  •
  the timing and size of customer orders, including the concentration of orders at the end of each quarter, and the average unit sale price per transaction;

  •
  changes in general economic conditions in our domestic and international markets;

  •
  the timing and costs associated with new product releases;

  •
  seasonality associated with demand for our products and services;

  •
  the timing of recognizing revenue as a result of revenue recognition rules, under generally accepted accounting principles in the United States; and

  •
  our ability to access capital and the costs and restrictions thereof.

        We believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. In addition, the above factors could negatively impact our results of operations and cause us to fail to meet the financial performance expectations of securities industry research analysts or investors in future periods, which would likely cause the market price of our common stock to decline.

Our business model is evolving and we may be unable to monetize our MSSP and MSP penetration sufficiently to increase or maintain our profitability.

        Our business model has evolved in recent years toward our current strategy to penetrate the managed service provider (MSP) market rather than drawing revenue primarily from managed security service provider (MSSP) partners licensing our premium products. To expand our customer base, we have added and plan to continue to add new products and online services to our product portfolio, broadening our focus beyond security software and appliance licenses and increasing our "Security as a Service" (SECaaS) and "White Label" offering. The evolution of our business model is ongoing and may depart further from the license-based model we used for much of our operating history.

        We may be unsuccessful in executing our new business model of adding compelling new products and online services. Our primary means to date of monetizing our security solutions has been through license and contract support revenue based on devices under management. Our new products and online services, in addition to helping to expand our customer base, will generate revenue more directly via the sale of SECaaS and "White Label" offerings. If we cannot find additional methods of monetizing our active customer base with additional products and online services that customers find compelling, we will not be able to increase our revenue, margins or profitability.

We must maintain and expand our relationships with our existing MSSP partners and attract new MSP customers if we are to continue to expand and improve the quality of our customer base, which we may be unable to do.

        To continue to expand our customer base, we must retain our existing MSSP partners and continuously attract new MSSP and MSP customers. Any failure in continuing to expand our customer base could have a material adverse effect on our business, operating results and financial condition.

        In addition, our ability to monetize our active customer base is dependent on many diverse characteristics of those customers, including level of engagement with our products, amount and nature of Internet and computing activities, geographic location and income level. If we are unable to retain existing and recruit new customers whose characteristics contribute to a customer base with optimum potential for monetization, our business, operating results and financial condition could suffer materially.

Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense. As a result, our revenues are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate.

        Our operating results may fluctuate, in part, because of the intensive nature of our sales efforts, required customer engagement at multiple levels and departments, the length and variability of the sales cycle of our SIM One product and the short-term difficulty in adjusting our operating expenses. Because decisions to purchase products such as our SIM One product involve significant capital commitments by customers, potential customers generally have our software evaluated at multiple levels within an organization, each often having specific and conflicting requirements. Enterprise customers make product purchasing decisions based in part on factors not directly related to the features of the products, including but not limited to the customers' projections of business growth, capital budgets and anticipated cost savings from implementation of the software. As a result of these factors, licensing our software products often requires an extensive sales effort throughout a customer's organization. Our sales efforts often involve educating our customers, who are often relatively unfamiliar with our products and their value, including their technical capabilities and potential cost savings to the organization. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will produce any sales.

        The length of our sales cycle, from initial evaluation to delivery of software, tends to be long and varies substantially from customer to customer. Our sales cycle is typically six to twelve months but can extend to more than a year for some sales. We typically recognize a substantial majority of our product revenues in the last few weeks of a quarter. It is difficult to predict exactly when, or even if, we will actually make a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large product transactions in a quarter could impact our operating results for that quarter and any future quarters into which revenues from that transaction are delayed. As a result of these factors, it is difficult for us to accurately forecast product revenues in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our operating results will suffer if revenues fall below our expectations in a particular quarter, which could cause the market price of our common stock to decline significantly.

We have limited experience with sale, delivery, service and support of our proposed "White Label" SECaaS offerings to MSPs.

        We are developing our "White Label" SECaaS offering in conjunction with targeted MSPs and intend to introduce the service in 2013. This SECaaS offering will bring to market an entirely new user experience across the BlackStratus product portfolio with an API base access method for MSP's scalability. Although we will partner with experienced and financially successful MSPs, we cannot forecast with a high degree of certainty the additional staffing that will be required given the service level agreements (SLAs) that we expect to enter into. To successfully implement this service, we will need to hire additional software developers, as well as automation and quality assurance engineers. To successfully operate this service, we will require highly technical analysts to monitor the operations and work with the MSPs when security issues are detected. If we do not correctly forecast the services requirements we could be in breach of SLAs, which could impact our ability to partner with other MSPs, as well as negatively impact our reputation and the perceived value of our other products. Further, if we do not correctly price the service, or hire redundant staff, our revenues and profitability could be negatively impacted which could cause the market price of our common stock to decline significantly.

Because we derive a substantial majority of our revenues from SIM One and related products and services, any failure of this product to satisfy customer demands or to achieve increased market acceptance will harm our business, operating results, financial condition and growth prospects.

        We have derived a substantial majority of our revenues from SIM One and related services. We expect this to continue for the foreseeable future. For example, in fiscal 2011, license, maintenance and service revenue attributable to SIM One represented 79.3% of revenues, with the balance coming from transactions involving our Cinxi One appliance products. As a result, although we introduced our complementary Cinxi One appliance products in fiscal 2009 to more fully serve the enterprise security and compliance management market, our revenues and operating results will continue to depend substantially on the demand for our SIM One product. Demand for SIM One is affected by a number of factors beyond our control, including the timing of development and release of new products by us and our competitors, technological change, and lower-than-expected growth or a contraction in the worldwide market for enterprise security and compliance management solutions or other risks described in this prospectus. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of SIM One, our business, operating results, financial condition and growth prospects will be adversely affected.

If we are unable to successfully market to MSSPs and MSPs, successfully develop new products, make enhancements to our existing products or expand our offerings into new markets, our business may not grow and our operating results may suffer.

        We introduced our Cinxi One products in fiscal 2009 and are currently developing new versions of these products and our SIM One platform, as well as new complementary products. Our growth strategy and future financial performance will depend, in part, on our ability to market and sell these products and to diversify our offerings by successfully developing, timely introducing and gaining customer acceptance of new products.

        The software in our products is especially complex because it must recognize, effectively interact with and manage a wide variety of devices and applications, and effectively identify and evaluate to new and increasingly sophisticated security threats and other risks, while not impeding the high network performance demanded by our partners and their end customers. The typical development cycle for a patch to our SIM One software is one to three months and a new version or major sub-version is nine to twelve months. Partners, customers and industry analysts expect speedy introduction of software to respond to new threats and risks and to add new functionality, and we may be unable to meet these expectations. Since developing new products or new versions of, or add-ons to, existing products is complex, the timetable for their commercial release is difficult to predict and may vary from our historical experience, which could result in delays in their introduction from anticipated or announced release dates. We may not offer updates as rapidly as new threats affect our customers and their end customers. If we do not quickly respond to the rapidly changing and rigorous needs of our customers and their end customers by developing and introducing on a timely basis new and effective products, upgrades and services that can respond adequately to new security threats, our competitive position, business and growth prospects will be harmed.

        Diversifying our product offerings and expanding into new markets will require significant investment and planning, will bring us more directly into competition with software providers that may be better established or have greater resources than we do, may complicate our relationships with existing MSSP partners and will entail significant risk of failure. Sales of our Cinxi One product and other products that we may develop and market may reduce revenues of our flagship SIM One product and our overall margin by offering a subset of features or capabilities at a reduced price with a lower gross margin. Moreover, increased emphasis on the sale of our appliance products, add-on products or new product lines could distract us from sales of our core SIM One offering, negatively affecting our overall sales. If we fail or delay in diversifying our existing offerings or expanding into new markets, or we are unsuccessful competing in these new markets, our business, operating results and prospects may suffer.

If we are not able to promote, maintain and enhance our brand, our business and operating results may be harmed.

        We believe that maintaining and enhancing our brand identity is critical to our relationships with, and to our ability to attract, new customers and partners. The successful promotion of our brand will depend largely upon our marketing and public relations efforts, our ability to continue to offer high-quality products and services, and our ability to successfully differentiate our products and services from those of our competitors, especially to the extent that our competitors integrate or bundle competitive offerings with a broader array of products and services that they may offer. Our brand promotion activities may not be successful or yield increased revenues. In addition, extension of our brand to products and uses different from our traditional products and services may dilute our brand, particularly if we fail to maintain the quality of our products and services in these new areas. The promotion of our brand will require us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive and as we expand into new markets. To the extent that these activities yield increased revenues, these revenues may not offset the expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors with stronger brands, and we could lose customers and partners, all of which would harm our business, operating results and financial condition.

        In addition, independent industry analysts often provide reviews of our products and services, as well as those of our competitors, and perception of our products in the marketplace may be significantly influenced by these reviews. We have no control over what these industry analysts report, and because industry analysts may influence current and potential customers, our brand could be harmed if they do not provide a positive review of our products and services or view us as a market leader.

We face intense competition in our market, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

        The market for enterprise security and compliance management, log archiving and response products is intensely competitive, and we expect competition to increase in the future. A significant number of companies have developed, or are developing, products that currently, or in the future are likely to, compete with some or all of our products. We may not compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition. Companies competing with us may introduce products that are more competitively priced, have greater performance or functionality or incorporate technological advances that we have not yet developed or implemented.

        Our competitors include large software companies, software or hardware network infrastructure companies, smaller software companies offering more narrowly focused enterprise security and compliance management, log archiving and response products and small and large companies offering point solutions that compete with components of our platform or individual products offered by us. Existing competitors for a security and compliance management software platform solution such as our SIM One platform primarily are larger companies such as EMC, IBM, Novell, HP, Tipco and TrustWave, through their acquisitions of Network Intelligence, and Micromuse and Consul, e-Security, ArcSight, LogLogic and Intellitactics, respectively. Current competitors for sales of our Cinxi One product include specialized, privately-held companies, such as Splunk and Sensage. In addition to these current competitors, we expect to face competition for our appliance products from existing large, diversified software and hardware companies, from specialized, smaller companies and from new companies that may seek to enter this market.

        A greater source of competition is represented by the custom efforts undertaken by potential customers to analyze and manage the information produced from their existing customers' devices and applications to identify and remediate threats. Many companies, in particular large corporate enterprises, have developed internally software that is an alternative to our enterprise security and compliance management, log archiving and response products. Wide adoption of our security information and event management (SIEM) software and hardware solutions, which we are promoting as a standard for intelligently filtering and remediating event logs generated by security and other products, may facilitate this internal development. It may also allow our competitors to offer products with a degree of compatibility similar to ours or may facilitate new entrants into our business. New competitors may emerge and rapidly acquire significant market share due to factors such as greater brand name recognition, larger installed customer bases and significantly greater financial, technical, marketing and other resources and experience. If these new competitors are successful, we would lose market share and our revenues would likely decline.

        Mergers or consolidations among these competitors, or acquisitions of our competitors by large companies, present heightened competitive challenges to our business. For example, in recent years IBM has acquired Internet Security Systems, Inc., Micromuse and Consul, Novell acquired e-Security, EMC acquired Network Intelligence, Hewlett-Packard acquired Opsware and ArcSight, Tipco acquired LogLogic and TrustWave acquired Intellitactics. We believe that the trend toward consolidation in our industry will continue. These acquisitions will make these combined entities potentially more formidable competitors to us if their products and offerings are effectively integrated. Continued industry consolidation may impact customers' perceptions of the viability of smaller or even medium-sized software firms and consequently customers' willingness to purchase from those firms.

        Many of our existing and potential competitors enjoy substantial competitive advantages, such as:

  •
  greater name recognition and longer operating histories;

  •
  larger sales and marketing budgets and resources;

  •
  the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

  •
  broader distribution and established relationships with distribution partners;

  •
  access to larger customer bases;

  •
  greater customer support;

  •
  greater resources to make acquisitions;

  •
  lower labor and development costs; and

  •
  substantially greater financial, technical and other resources.

As a result, they may be able to adapt more quickly and effectively to new or emerging technologies and changing opportunities, standards or customer requirements. In addition, these companies have reduced, and could continue to reduce, the price of their enterprise security and compliance management, log archiving and response products and managed security services, which intensifies pricing pressures within our market.

        Increased competition could result in fewer customer orders, price reductions, reduced operating margins and loss of market share. Our larger competitors also may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, geographic presence, the ability to provide a broader range of services and products, and price. In addition, large competitors may have more extensive relationships within large enterprises, the federal government or foreign governments, which may provide them with an advantage in competing for business with those potential customers. Our ability to compete will depend upon our ability to provide better performance than our competitors at a competitive price. We may be required to make substantial additional investments in research, development, marketing and sales in order to respond to competition, and we cannot assure you that we will be able to compete successfully in the future.

We may not be able to compete effectively with companies that integrate or bundle products similar to ours with their other product offerings.

        Many large, integrated software companies offer suites of products that include software applications for security and compliance management. In addition, hardware vendors, including diversified, global entities, offer products that address the security and compliance needs of the enterprises and government agencies that comprise our target market. Further, several companies currently sell software products that our customers and potential customers have broadly adopted, which may provide them a substantial advantage when they sell products that perform functions substantially similar to some of our products. Competitors that offer a large array of security or software products may be able to offer products or functionality similar to ours at a more attractive price than we can by integrating or bundling them with their other product offerings. The trend toward consolidation in our industry increases the likelihood of competition based on integration or bundling. Customers may also increasingly seek to consolidate their enterprise-level software purchases with a small number of larger companies that can purport to satisfy a broad range of their requirements. If we are unable to sufficiently differentiate our products from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see a decrease in demand for those products, which would adversely affect our business, operating results and financial condition. Similarly, if customers seek to concentrate their software purchases in the product portfolios of a few large providers, we may be at a competitive disadvantage.

If we are unable to develop and introduce new products or enhancements to existing products and respond to technological changes, if our new products or enhancements do not achieve market acceptance or if we fail to manage product transitions, our results of operations and competitive position will suffer.

        Our ability to compete in this highly competitive market depends in large part upon our ability to continuously anticipate and identify changing customer needs and to introduce and market new products, technologies, features and functionalities that meet those needs in a timely manner. As a result, we spend substantial amounts of time and money to research, develop and market new products and enhanced versions of our products to incorporate additional features, improve functionality or provide other enhancements. We have had to curtail certain projects due to our liquidity concerns and cost reduction pressures.

        When we develop a new product or an advanced version of an existing product, we typically expend significant money and effort upfront to market, promote and sell the new offering. Therefore, if our new products or enhancements do not achieve adequate acceptance in the market, our competitive position will be impaired, our revenue will be diminished and the effect on our operating results may be particularly acute because of the significant research, development, marketing, sales and other expenses we incurred in connection with the new product or enhancement.

        In addition, the introduction of new products or enhancements by us in future periods may also reduce demand for our existing products. As new or enhanced products are introduced, we must successfully manage the transition from older products in order to minimize disruption in customers' ordering patterns and avoid having to support excessive levels of older installed product.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

        Developing software is expensive, and the investment in product development may involve a long payback cycle. Our research and development expenses were $2.1 million, or 23% of total revenues, in fiscal 2011, and $2.9 million, or 25% of total revenues, in fiscal 2010. Our future plans include significant investments in software research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years, if at all.

We face risks related to existing relationships with MSSPs.

        We currently sell to large system integrators or MSSPs. To date we have developed a number of successful relationships with MSSPs, however they may develop or acquire their own technologies rather than purchasing our products for use in provision of managed security services.

We face risks related to our reliance on key customers.

        Many of our customers are large telephone companies and Tier 1 MSSPs that typically involve multi-year programs that represent significant license fees and professional services when implemented, but which may not provide significant revenues subsequent to the implementation. This reliance on major customers and their continued development of large projects could result in uneven or declining revenues if they do not continue to expand their services and customer base or we do not participate in subsequent projects.

We face risks related to our dependence on software technology licensed from a key vendor.

        The performance of our products is dependant on software products licensed from a third party. Because of our reliance on this software, we are subject to a number of risks. In addition to pricing risks, we may face development and capability risks as we enhance our products' capabilities, since we may be dependent on the development schedule and priorities of our supplier which could negatively impact our ability to introduce functionality desired by our partners and end-user customers. As part of our research and development activities we attempt to identify alternate technology vendors to provide customers and partners the best possible solutions and reduce reliance on any one vendor. However, there can be no assurance that we will be able to diversify our suppliers and reduce our dependence on any one supplier.

Our business depends, in part, on sales to the public sector, and significant changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

        We derive a portion of our revenues from contracts with federal, state, local and foreign governments and government agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. For example, we have historically derived, and expect to continue to derive, a significant portion of our revenues from sales to agencies of the U.S. federal government, either directly by us or through MSSPs and other channel partners. In fiscal 2011 and 2010, we derived 16% and 15% of our revenues, respectively, from contracts with agencies of the U.S. federal government. Accordingly:

  •
  changes in fiscal or contracting policies or decreases in available government funding;

  •
  changes in government programs or applicable requirements;

  •
  the adoption of new laws or regulations or changes to existing laws or regulations;

  •
  changes in political or social attitudes with respect to security issues;

  •
  potential delays or changes in the government appropriations process; and

  •
  delays in the payment of our invoices by government payment offices could cause governments and governmental agencies to delay or refrain from purchasing the products and services that we offer in the future or could otherwise have an adverse effect on our business, financial condition and results of operations.

Failure to comply with laws or regulations applicable to our business could cause us to lose U.S. government customers or our ability to contract with the U.S. government.

        We must comply with laws and regulations relating to the formation, administration and performance of U.S. government contracts, which affect how we and our partners do business in connection with U.S. federal agencies. These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, termination of contracts and suspension or debarment from government contracting for a period of time. Any such damages, penalties, disruption or limitation in our ability to do business with the U.S.

federal government could have a material adverse effect on our business, operating results and financial condition.

Our government contracts may limit our ability to move development activities overseas, which may impair our ability to optimize our software development costs and compete for non-government contracts.

        Increasingly, software development is being shifted to lower-cost countries, such as India. However, some contracts with U.S. government agencies require that at least 50% of the components of each of our products be of U.S. origin. Consequently, our ability to optimize our software development by conducting it overseas may be hampered. Some of our competitors do not rely on contracts with the U.S. government to the same degree as we do and may develop software off-shore. If we are unable to develop software as cost-effectively as our competitors, our ability to compete for our non-government customers may be reduced and our customer sales may decline, resulting in decreased revenues.

Real or perceived errors, failures or bugs in our products could adversely affect our operating results and growth prospects.

        Because we offer very complex products, undetected errors, failures or bugs may occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures or bugs in our products. Despite testing by us, errors, failures or bugs may not be found in new products or releases until after commencement of commercial shipments. In the past, we have discovered software errors, failures, and bugs in some of our product offerings after their introduction.

        In addition, our products could be perceived to be ineffective for a variety of reasons outside of our control. Hackers could circumvent our customers' and their end customers' security measures, and customers may misuse our products resulting in a security breach or perceived product failure. We provide a top-level enterprise security and compliance management solution that integrates a wide variety of other elements in a customer's IT and security infrastructure offerings, and we may receive blame for a security breach that was the result of the failure of one of the other elements.

        Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers for losses sustained by them or their end customers. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Our product liability insurance may not be adequate. Further, provisions in our license agreements with end users that limit our exposure to liabilities arising from such claims may not be enforceable in some circumstances or may not fully protect us against such claims and related liabilities and costs. Defending a lawsuit, regardless of its merit, could be costly and could limit the amount of time that management has available for day-to-day execution and strategic planning or other matters.

        Many of our enterprise customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our enterprise customer's systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

        In addition, because we are a leading provider of enterprise security products and services, "hackers" and others may try to access our data or compromise our systems. If we are the subject of a successful attack, then our reputation in the industry and with current and potential customers may be compromised and our sales and operating results could be adversely affected.

Incorrect or improper use of our complex products, our failure to properly train customers on how to utilize our products or our failure to properly provide consulting and implementation services could result in customer dissatisfaction and negatively affect our results of operations and growth prospects.

        Our SIM One and Cinxi One products are complex and are deployed in a wide variety of network environments. The proper use of our products, particularly our SIM One platform, requires training of the end user. If our software products are not used correctly or as intended, inadequate performance may result. Our customers or our professional services personnel may incorrectly implement or use our products. Our products may also be intentionally misused or abused by customers, their employees, their end customers or third parties who obtain access and use of our products. Because our customers rely on our product, services and maintenance offerings to manage a wide range of sensitive security, network and compliance functions for their end customers, the incorrect or improper use of our products, our failure to properly train customers on how to efficiently and effectively use our products or our failure to properly provide consulting and implementation services and maintenance to our customers may result in negative publicity or legal claims against us.

Our international sales and operations subject us to additional risks that can adversely affect our operating results.

        In fiscal 2011 and 2010, we derived 48% and 58% of our revenues, respectively, from customers outside the United States, and we are continuing to expand our international operations as part of our growth strategy. We do not currently have sufficient resources supporting our international operations. Our international operations subject us to a variety of risks, including:

  •
  increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

  •
  procurement of resources to represent us in selected international markets;

  •
  longer payment cycles and difficulties in collecting accounts receivable, especially in emerging markets, and the likelihood that revenues from international resellers and customers may need to be recognized when cash is received, at least until satisfactory payment history has been established;

  •
  the need to localize our products and licensing programs for international customers;

  •
  differing regulatory and legal requirements and possible enactment of additional regulations or restrictions on the use, import or export of encryption technologies and our appliance-based products, which could delay or prevent the sale or use of our products in some jurisdictions;

  •
  reduced protection for intellectual property rights in some countries;

  •
  changes and fluctuations in currency exchange rates; and

  •
  overlapping of different tax regimes.

        Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, operating results and financial condition and growth prospects.

Our business in countries with a history of corruption and transactions with foreign governments increase the risks associated with our international activities.

        As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations, deal with and make sales to governmental customers in countries known to experience corruption, particularly India and certain emerging countries in Eastern Europe. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or channel partners that could be in violation of various laws including the FCPA, even though these third parties are not always subject to our control. We have implemented safeguards to discourage these practices by our employees and channel partners. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees or channel partners may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Failure to protect our intellectual property rights could adversely affect our business.

        Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States, so that we can prevent others from using our inventions and propriety information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expenses. Any of our patents, copyrights, trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. We have two issued patents and one patent application pending in the United States. Our issued patents may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be issued at all. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain.

        Any patents that are issued may subsequently be invalidated or otherwise limited, enabling other companies to better develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the U.S. are typically not published until 18 months after filing, or in some cases not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that we were the first to make the inventions claimed in our issued patents or pending patent applications or otherwise used in our products, that we were the first to file for protection in our patent applications, or that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented products or technology. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

        We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology, processes and methods, we rely in part on confidentiality agreements with our corporate partners, employees, consultants, advisors and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may in the future be subject to intellectual property rights claims, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

        Companies in the software, networking and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenues and against whom our potential patents may provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated or misused other parties' intellectual property rights, and, to the extent we gain greater visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to software technologies in general and network security technology in particular. There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management's attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party's rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of one or more of our products or product features and may be unable to compete effectively. Any of these results would harm our business, operating results and financial condition.

Some of our products contain "open source" software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

        Certain of our products are distributed with software licensed by its authors or other third parties under "open source" licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license these modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We have established processes to help alleviate these risks, including a review process for screening requests from our development organization for the use of open source, and we plan to implement the use of software tools to review our source code for potential inclusion of open source, but we cannot be sure that all open source is submitted for approval prior to use in our products or that such software tools will be effective. In addition, open source license terms may be ambiguous and many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to re-engineer our products, to release proprietary source code, to discontinue the sale of our products in the event re-engineering could not be accomplished on a timely basis or to take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.

Changes or reforms in the law or regulatory landscape could diminish the demand for our solutions, and could have a negative impact on our business.

        One factor that drives demand for our products and services is the legal and regulatory framework in which our customers and their end customers operate. Laws and regulations are subject to drastic changes, and these could either help or hurt the demand for our products. Thus, some changes in the law and regulatory landscape, such as legislative reforms that limit corporate compliance obligations, could significantly harm our business.

If we are unable to attract and retain personnel, our business would be harmed.

        We depend on the continued contributions of our senior management and other key personnel, the loss of whom could harm our business. All of our executive officers and key employees are at-will employees, which means they may terminate their employment relationship with us at any time. We do not maintain a key-person life insurance policy on any of our officers or other employees. We have experienced significant turnover of our personnel, partially as a result of our liquidity issues and related need to reduce costs.

        Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance and other personnel, particularly in our sales and marketing, research and development and professional service departments. We face intense competition for qualified individuals from numerous security, software and other technology companies. Often, significant amounts of time and resources are required to train technical, sales and other personnel. Qualified individuals are in high demand. We may incur significant costs to attract and retain them, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, and we may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business would suffer.

        Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our employees, our business, operating results and financial condition would be harmed.

If we fail to manage future growth effectively, our business would be harmed.

        We operate in an emerging market and may experience significant expansion of our operations. Growth may place a strain on our employees, management and information systems and other resources. Managing our growth and the requirements of being a public company will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

Future acquisitions could disrupt our business and harm our financial condition and results of operations.

        We completed the acquisition of certain of the assets of High Tower Software, Inc. in February 2009, and may pursue additional acquisitions in the future, any of which could be material to our business, operating results and financial condition. Our ability as an organization to successfully acquire and integrate technologies or businesses on a larger scale is unproven. Acquisitions involve many risks, including the following:

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  an acquisition may negatively impact our results of operations because it may require us to incur charges and substantial debt or liabilities, may cause adverse tax consequences, substantial depreciation or deferred compensation charges, may result in acquired in-process research and development expenses or in the future may require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or may not generate sufficient financial return to offset acquisition costs;

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  we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

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  an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

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  an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company; and

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  an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience.

Establishing, maintaining and improving our financial controls and the requirements of being a public company may strain our resources and divert management's attention, and if we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of The NASDAQ Stock Market. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are in the early stages of developing our disclosure controls and procedures—the controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or SEC, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Even if we develop effective controls, these new controls and our currently effective controls may become inadequate because of changes in conditions, and the degree of compliance with the policies or procedures may deteriorate. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports filed with the SEC no earlier than our fiscal year ending December 31, 2013 under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.

        In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We will have to make substantial efforts to implement the appropriate processes, document our system of internal control over relevant processes, assess their design, and test their operation. As a result, management's attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting and information systems related costs. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on The NASDAQ Capital Market.

        Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.

        We also have not yet implemented a complete disaster recovery plan or business continuity plan for our accounting and related information technology systems. Any disaster could therefore materially impair our ability to maintain timely accounting and reporting.

        The Sarbanes-Oxley Act and the rules and regulations of The NASDAQ Stock Market will make it more difficult and more expensive for us to maintain directors' and officers' liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain or increase coverage. If we are unable to maintain adequate directors' and officers' insurance, our ability to recruit and retain qualified directors, especially those directors who may be considered independent for purposes of The NASDAQ Stock Market rules, and officers may be curtailed.

We may not be able to utilize a significant portion of our net operating loss carry-forwards, which could adversely affect our operating results.

        Due to prior period losses, we have generated significant federal and state net operating loss carry-forwards, which expire beginning in fiscal 2020. U.S. federal and state income tax laws limit the amount of these carry-forwards we can utilize upon a greater than 50% cumulative change of stock ownership over a three-year period, including shifts due to the issuance of additional shares of our common stock, or securities convertible into our common stock. We have likely previously experienced a greater than 50% shift in our stock ownership, which has limited our ability to use a portion of our net operating loss carry-forwards, and we may experience subsequent shifts in our stock ownership. Accordingly, there is a risk that our ability to use our existing carry-forwards in the future could be further limited and that existing carry-forwards would be unavailable to offset future income tax liabilities, which would adversely affect our operating results.

Governmental export or import controls could subject us to liability or limit our ability to compete in foreign markets.

        Our products incorporate encryption technology and may be exported outside the U.S. only if we obtain an export license or qualify for an export license exception. Compliance with applicable regulatory requirements regarding the export of our products, including with respect to new releases of our products, may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export of our products to some countries altogether. In addition, various countries regulate the import of our appliance-based products and have enacted laws that could limit our ability to distribute products or could limit our customers' ability to implement our products in those countries. Any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by existing customers with international operations, declining adoption of our products by new customers with international operations and decreased revenues. If we fail to comply with export and import regulations, we may be denied export privileges, be subjected to fines or other penalties and our products may be denied entry into other countries.

Adverse economic conditions or reduced information technology spending may adversely impact our business.

        Our business depends on the overall demand for information technology, and in particular for the enterprise security and compliance management software and appliances, and on the economic health of our current and prospective partners and their end customers. The market we serve is emerging and the purchase of our products involves material changes to established purchasing relationships. In addition, the purchase of our solutions is often viewed as discretionary and involves a significant commitment of capital and other resources. Weak economic conditions, or a reduction in information technology spending even if economic conditions improve, would likely have an adverse impact our business, operating results and financial condition in a number of ways, including longer sales cycles, lower prices for our solutions and services and reduced sales.

Future interpretations of existing accounting standards could adversely affect our operating results.

        Generally accepted accounting principles in the United States are promulgated by the Financial Accounting Standards Board, or FASB, and the Securities and Exchange Commission, or SEC. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

        For example, we follow FASB Accounting Standards Codification (ASC) 985-605-25 Software Revenue Recognition and Securities and Exchange Staff Accounting Bulletin No. 104. Future interpretations of existing accounting standards, including ASC 985-605-25, or changes in our business practices could result in future changes in our revenue recognition accounting policies that may have a material adverse effect on our results of operations. We may be required to delay revenue recognition into future periods, which could adversely affect our operating results. In the future we may have to defer recognition for license fees due to several factors, including whether a transaction involves:

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  software arrangements that include undelivered elements for which we do not have vendor specific objective evidence of fair value;

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  requirements that we deliver services for significant enhancements and modifications to customize our software for a particular customer; or

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  material acceptance criteria.

        Because of these factors and other specific requirements under generally accepted accounting principles in the United States for software revenue recognition, we must have very precise terms in our software arrangements in order to recognize revenue when we initially deliver software or perform services. Negotiation of mutually acceptable terms and conditions can extend our sales cycle, and we may accept terms and conditions that do not permit revenue recognition at the time of delivery.

Natural disasters or other unanticipated catastrophes that result in a disruption of our operations could negatively impact our results of operations.

        Our worldwide operations are dependent on our network infrastructure, internal technology systems and website. Most of our computer equipment, intellectual property resources and personnel, including critical resources dedicated to research and development and administrative support functions are presently located at our corporate headquarters. The occurrence of natural disasters, such as hurricanes or earthquakes, or other unanticipated catastrophes, such as telecommunications failures, computer viruses or other cyber-attacks, fires or terrorist attacks, at any of the locations in which we do business, could cause interruptions in our operations. In addition, even in the absence of direct damage to our operations, large disasters, terrorist attacks or other casualty events could have a significant impact on our partners' and customers' businesses, which in turn could result in a negative impact on our results of operations. Extensive or multiple disruptions in our operations, or our partners' or customers' businesses, due to natural disasters or other unanticipated catastrophes could have a material adverse effect on our results of operations.

Risks Related to This Offering

Our common stock has not been publicly traded and we expect that the price of our common stock will fluctuate substantially.

        Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The price of the shares of our common stock sold in this offering will be determined by negotiation between the underwriters and us. This price will not necessarily reflect the market price of our common stock following this offering. The market price of our common stock following this offering will be affected by a number of factors, including:

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  our ability to obtain new customers and retain and generate expanded business from our existing customers;

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  variations in our quarterly or annual operating results;

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  changes in financial estimates, treatment of our tax assets or liabilities or investment recommendations by securities analysts following our business;

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  the public's response to our press releases, our other public announcements and our filings with the SEC;

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  changes in accounting standards, policies, guidance or interpretations or principles;

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  sales of common stock by our directors, officers and significant stockholders;

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  announcements of technological innovations or enhanced or new products by us or our competitors;

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  our failure to achieve operating results consistent with securities analysts' projections;

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  the operating and stock price performance of other companies that investors may deem comparable to us;

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  broad market and industry factors; and

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  other events or factors beyond our control, including those resulting from war, incidents of terrorism or responses to such events.

        The market prices of software companies have been extremely volatile. Stock prices of many software companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of such companies. In the past, following periods of market volatility, stockholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock, the price of our stock and trading volume could decline.

        The trading market for our common stock will be influenced by the research reports and opinions that securities or industry analysts publish about our business. We do not currently have and may never obtain research coverage by these analysts. Investors have numerous investment opportunities and may limit their investments to publicly traded companies that receive thorough research coverage. If no analysts commence coverage of us or if one or more analysts cease to cover us or fail to publish reports in a regular manner, we could lose visibility in the financial markets, which could cause a significant and prolonged decline in our stock price due to lack of investor awareness.

        In the event that we do not obtain analyst coverage, or if one or more of the analysts downgrade our stock or comment negatively about our prospects or the prospects of other companies operating in our industry, our stock price could decline significantly. There is no guarantee that the equity research organizations affiliated with the underwriter of this offering will elect to initiate or sustain research coverage of us, nor whether such research, if initiated, will be positive towards our stock price or our business prospects.

Future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

        If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, or if there is a perception that these sales may occur, the market price of our common stock could decline. Upon closing of this offering, we will have          shares of our common stock outstanding. We have obtained lock-up agreements from our current stockholders representing approximately          % of our common stock outstanding prior to this offering preventing, with limited exceptions, those stockholders from selling their stock for a period of 180 days from the date of this prospectus, subject to certain extensions described under the section entitled "Underwriting," unless waived prior to the expiration of the applicable period. Of the        shares not subject to lock-up agreements,        shares will be freely tradeable, without restriction, in the public market at the completion of this offering, and the remaining        shares will be saleable under Rules 144 and 701 on the date which is 90 days after this offering.

        After the lock-up agreements pertaining to this offering expire, approximately        additional shares will be eligible for sale in the public market at various times, subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended. Holders of substantially all of such shares of our common stock have the right to require us to register such shares for sale under the Securities Act in certain circumstances and also have the right to include those shares in a registration initiated by us. If we are required to include the shares of our common stock of these stockholders pursuant to these registration rights in a registration initiated by us, sales made by such stockholders may adversely affect the price of our common stock and our ability to raise needed capital. In addition, if these stockholders exercise their demand registration rights and cause a large number of shares to be registered and sold in the public market or demand that we register their shares on a shelf registration statement, such sales or shelf registration may have an adverse effect on the market price of our common stock.

        Following this offering, we also intend to file one or more registration statements on Form S-8 with the SEC covering        shares of our common stock available for future issuance under our 2009 Stock Option and Stock Incentive Plan and, as of February 29, 2012, 10,065,527 shares of our common stock issuable upon the exercise of our outstanding stock options. Upon effectiveness of such registration statements, any shares subsequently issued under such plans will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of shares of our common stock issued under these plans in the public market may have an adverse effect on the market price of our common stock. For more information regarding the sale of shares subsequently issued under such plans and the permissible sale of our common stock by existing stockholders after the closing of this offering, see the section entitled "Shares Eligible for Future Sale."

Our directors and certain significant stockholders will exercise significant control over us.

        After this offering, our directors and significant stockholders, including Storm Ventures Funds, Dawntreader Funds and Nomura Private Equity Investment LP, will collectively control approximately        % of our outstanding common stock, or        % if the underwriters exercise their option to purchase additional shares in full. As a result, these stockholders will be able to influence our management and affairs and all matters requiring stockholder approval in ways that may not align with your interest as a stockholder, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us even if beneficial to you as a stockholder and might affect the market price of our common stock.

You will incur immediate and substantial dilution as a result of this offering.

        The initial public offering price is substantially higher than the book value per share of our common stock. As a result, purchasers in this offering will experience immediate and substantial dilution of $        per share in the tangible book value of our common stock from the initial public offering price assuming an initial public offering price of $        per share (the midpoint of the range listed on the cover page of this prospectus). In addition, to the extent that currently outstanding options to purchase common stock are exercised, there will be further dilution. For more information, see the section entitled "Dilution."

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

        We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering, other than the required repayments of indebtedness. We will have broad discretion in the application of these net proceeds, including for any of the purposes described in the section entitled "Use of Proceeds." Accordingly, you will have to rely upon our judgment with respect to the use of these net proceeds, with only limited information concerning our specific intentions. We may spend a portion or all of the net proceeds we will receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. Our failure to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds we will receive from this offering in a manner that does not produce income or that loses value.

As a result of being a public company, our management will be required to devote substantial time to various compliance issues.

        As a public company, we will be subject to rules and regulations that regulate corporate governance practices of public companies, including the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and rules promulgated by the NASDAQ Capital Market. We expect that compliance with these public company requirements will make some activities more time consuming and may result in a diversion of management's time and attention from revenue-generating activities. For example, we will create new board committees, adopt new internal controls and disclosure controls and procedures, and devote significant management resources to our SEC reporting requirements. A number of those requirements will require us to carry out activities we have not done previously. For example, under Section 404 of the Sarbanes-Oxley Act, for our Annual Report on Form 10-K for fiscal year ending December 31, 2013, we will need to document and test our internal control procedures and our management will need to assess and report on our internal control over financial reporting. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our registered public accounting firm identify a material weakness or significant deficiency in our internal control over financial reporting), we may be required to devote additional management attention to rectify those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

We do not intend to pay cash dividends.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our existing debt facilities prohibit us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

        Our amended and restated certificate of incorporation and amended and restated by-laws to be in effect upon completion of this offering contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

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  authorize the issuance of preferred stock which can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of our common stock;

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  provide for a classified board of directors, with each director serving a staggered three-year term;

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  prohibit our stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

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  provide for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors; and

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  require advance written notice of stockholder proposals and director nominations.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our restated certificate of incorporation, restated by-laws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act)). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements may be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates" and other words or phrases of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements are subject to a number of risks and uncertainties discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified by these and other factors. We cannot assure you that actual results will be consistent with these forward-looking statements.

        Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. Forecasts and other forward-looking information obtained from this available information is subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $          , based on an assumed initial public offering price of $          , which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses that we must pay. The underwriters have an option to purchase an additional          shares from us. Assuming the over-allotment option is exercised in full by the underwriters and satisfied in full by us, we will receive an additional estimated $          in net proceeds, after deducting underwriting discounts and commissions.

        We intend to use our net proceeds from this offering as follows:

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  up to $          for the repayment of the Sigma Convertible Notes and Line of Credit (including accrued interest), to the extent that the lenders do not convert the principal of such loan into shares of our common stock at the closing of this offering (See "The Offering—Recent Developments"); and

  •
  the remaining proceeds for general corporate purposes, including the potential funding of strategic acquisitions or investments, the continued expansion of our sales and marketing activities and the expanded funding of our research and development efforts.

        Management will have significant discretion in applying our net proceeds from this offering. We currently have no agreements or commitments with respect to any acquisitions or investments and we do not currently have any acquisitions or investments planned. Pending specific application of our net proceeds, we plan to invest our net proceeds in government securities and other short-term, investment-grade, marketable securities.

 DIVIDEND POLICY

        Our board of directors will have discretion in determining whether to declare or pay dividends, which will depend upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. Our existing loan agreements do not permit the payment of dividends. We currently intend to retain future earnings for the development, operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2011:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to (a) the conversion of all outstanding shares of our Series A-1 convertible preferred stock into shares of our common stock immediately upon the closing of this offering, (b) the exercise of all outstanding Investor Warrants into shares of our Series B-1 convertible preferred stock and the conversion of such stock into shares of our common stock immediately upon the closing of this offering, (c) the conversion of all outstanding Investor Convertible Promissory Notes into shares of our common stock immediately upon the closing of this offering, and (d) the exercise of all outstanding SVB Warrants into shares of our common stock immediately upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to reflect (a) our receipt of estimated net proceeds of $           million from our sale of          shares of our common stock that we are offering at an assumed public offering price of $          per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us, and (b) the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

        You should read the following table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes thereto included in this prospectus.

	December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$483

Indebtedness:
SVB Line of Credit	$777
Sigma Convertible Notes and Line of Credit, net of discount	—
Investor Convertible Promissory Notes	3,656
Founder Contingent Notes	2,750
Cline Short Term Note	250
Accrued Interest	1,306
Stockholders' equity (deficit):
SVB Warrant to purchase common stock	—
Investor Warrants to purchase Series B-1 convertible preferred stock	—
Series A-1 convertible preferred stock, par value $0.0001 per share, 30,299,119 shares authorized, 30,299,119 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	12,946
Series B-1 convertible preferred stock, par value $0.0001 per share, 50,000,000 shares authorized, no shares issued or outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	—
Preferred stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—
Common stock, par value $0.0001 per share, 110,000,000 shares authorized, 5,452,077 shares issued and 4,734,351 outstanding, actual; shares authorized, shares issued and outstanding, pro forma and pro forma as adjusted	31,679
Additional paid-in-capital	5,183
Accumulated deficit	(58,860)

Total stockholders' equity (deficit)	(12,003)

Total capitalization	$(3,264)

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

        Our pro forma net tangible book value as of December 31, 2011 was $           million, or $          per share of common stock. Pro forma net tangible book value per share represents (i) the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2011, (ii) the conversion of all outstanding shares of our Series A-1 convertible preferred stock into          shares of our common stock, (iii) the exercise of all outstanding Investor Warrants into shares of our Series B-1 convertible preferred stock and the conversion of such stock into          shares of our common stock, (iii) the conversion of all outstanding Investor Convertible Promissory Notes into          shares of our common stock, and (iv) the exercise of all outstanding SVB Warrants into           shares of our common stock, all of which will occur immediately upon the closing of this offering.

        After giving effect to the sale by us of          shares of common stock in this offering at the initial public offering price of $          per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of December 31, 2011 would have been approximately $           million, or approximately $          per share. This amount represents an immediate increase in pro forma net tangible book value of $          per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $          per share to new investors purchasing shares of common stock in this offering at the initial public offering price. We determine dilution by subtracting the adjusted pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution on a per share basis:

Initial public offering price per share		$
Pro forma net tangible book value as of December 31, 2011	$
Increase per share attributable to new investors

Adjusted pro forma net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new investors		$

        If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, our adjusted pro forma net tangible book value per share after this offering would be $          per share, the increase in pro forma net tangible book value per share to existing stockholders would be $          per share and the dilution to new investors purchasing shares of common stock in this offering would be $          per share.

        The following table summarizes, as of December 31, 2011, the differences between the number of shares purchased from us, the total consideration paid to us and the average price per share that existing stockholders and new investors paid. The calculation below is based on the initial public

offering price of $          per share, and before deducting underwriting discounts and commissions and estimated offering expenses that we must pay:

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders		%	$	%	$
New investors					$
Total		100.0%		$100.0%

        The above discussion and table assume no exercise of stock options after December 31, 2011. As of December 31, 2011, we had outstanding options to purchase a total of 8,846,675 shares of common stock at a weighted average exercise price of $0.02 per share. If all such options had been exercised as of December 31, 2011, adjusted pro forma net tangible book value per share would be $          million and dilution to new investors would be $          per share.

 SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The selected consolidated financial information for the years ended December 31, 2011 and December 31, 2010, and as of December 31, 2011 and December 31, 2010, is derived from our historical consolidated financial statements, which were audited by EisnerAmper LLP, an independent registered public accounting firm. Historical results are not necessarily indicative of the results expected in the future. The selected consolidated financial information should be read in conjunction with, and is qualified by reference to, "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated audited financial statements and the related notes appearing elsewhere in this prospectus.

	Years Ended December 31,
	2011	2010
	(in thousands)
Consolidated Statements of Operation Data:
Revenues
Software licenses	$1,638	$3,301
Post contract support and services	6,361	7,427
Recurring security services	1,222	1,083

Total revenues	9,221	11,811
Cost of revenues	2,086	2,078

Gross profit	7,135	9,733

Operating expenses
Research and development	2,090	2,919
Sales and marketing	3,257	5,824
General and administrative	2,634	2,866

Total operating expenses	7,981	11,609

Loss from operations	(846)	(1,876)
Other income (expense)
Other income	—	1
Realized currency translation	(328)	—
Interest expense	(479)	(378)

Total other income (expense), net	(807)	(377)

Loss before income tax benefit	(1,653)	(2,253)
Income tax benefit	248	—

Net loss	(1,405)	(2,253)

Undeclared dividends on Series A-1 convertible preferred stock	(1,288)	(1,288)

Net loss available for common stockholders	$(2,693)	$(3,541)

	As of December 31,
	2011	2010
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$483	$589
Total assets	2,423	2,656
SVB Line of Credit	777	569
Sigma Convertible Notes and Line of Credit	—	—
Investor Convertible Promissory Notes, net of discount	3,656	2,926
Founder Contingent Notes	2,750	2,750
Cline Short Term Note	250	—
Accrued Interest	1,306	953
Total liabilities	14,426	13,768
Total Series A-1 convertible preferred stock	12,946	12,946
Total stockholders' deficit	$(12,003)	$(11,112)

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

        We are a software developer whose products manage and correlate cloud-based security information for companies and governments worldwide. These products include data center centric logging and correlation software delivered through an appliance for the collection, storage and retrieval of IT security logs, as well as a comprehensive cloud-based security information and event management (SIEM) platform for the real time identification of cyber security attacks against one or multiple customers and or locations. The logging and correlation appliance collects and stores IT security event data from a broad range of disparate IT devices such as firewalls, intrusion prevention systems (IPS), routers and servers, and is primarily deployed by organizations who are required by internal and external governance and regulatory organizations to maintain a record of all of their IT security events over a given period of time. The SIEM platform also collects IT security log information from disparate network and security devices from one or more customers, but then correlates the data looking for both known and unknown security threats, which it then reports in formats useful to both executive management and security experts.

        In late 2008, we made a strategic decision to de-emphasize the sales of products to customers running security operations centers at the enterprise level. It was our belief that fewer and fewer of these customers would be able to afford the capital and operating expenditure required to build out viable security operations centers (SOCs) dedicated to their individual organization. More importantly, we believed that it would become increasingly difficult for these customers to be able to hire and retain the people with the necessary skills and expertise to manage these highly complex security environments.

        We concluded that the future for SIEM, log management and many other security products would increasingly involve outsourcing to managed security service providers (MSSPs) based on two factors. The first would be the need to have continuous security monitoring on a worldwide basis by qualified security personnel. The second would be the need to shift liability from the enterprise companies to the service providers by way of engaging in service level agreements (SLAs), which would increase the likelihood of identification and resolution of security breaches in a given time frame.

        Our view of the market led us to hire personnel in 2009 and 2010 whose expertise and background was in working for the MSSPs, as opposed to those persons whose primary skill was selling individual security products at the enterprise level. This decision allowed us to focus our resources on sales to the MSSPs, but consequently impacted our sales of new products to the corporate enterprise customers who had constituted the bulk of our revenues in earlier periods.

        We made progress generating the sales of product to the MSSPs in 2010 and 2011. We learned the unique requirements of this customer segment and the technical requirements they had for managing multiple enterprise customers simultaneously on a continuous and worldwide basis. We concluded that MSSPs needed products that would help them maintain data integrity (no leakage of data from one customer to another) and allow them to add greater numbers of paying enterprise customers under management while purchasing fewer pieces of hardware and software. The requirements of the MSSPs were greater than we had originally expected, thus causing us to allocate greater research and development resources to meet their unique needs, all of which took place in advance of significant revenue contribution from this sales channel.

        After 2008, we viewed all enterprise level sales, maintenance and support as legacy revenue and determined that continued emphasis of that market was not consistent with our strategic direction. To that end, we redeployed or replaced several product developers and sales professionals as we de-emphasized the traditional perpetual license sales and moved to "Security as a Service," or SECaaS, sales delivered to enterprise level customers by our MSSP partners. During this phase of our strategic shift, we decreased expenses to help offset the decreases in revenues and focused our resources to bringing the MSSPs "online". This focus allowed us to begin to generate SECaaS revenues which are both quarterly recurring revenue (QRR, which is captioned Recurring Security Services in the Statement of Operations) from each individual instance of enterprise customer the MSSP brings online and QRR from every incremental device the MSSP brings under management for the same enterprise customer.

        In 2011, we focused on three initiatives which we expect will lead to higher revenues beginning in 2012. The first was adding to the number of MSSPs as customers who could begin to generate QRR for us in 2011 and beyond. The second was to have key MSSPs begin both on-boarding new enterprise customers to their managed security offerings and to have those customers add new incremental devices, thus validating the QRR model. The third was to continue to develop the functionality of our products, which included continuing to enhance the products to operate optimally in "Cloud" environments to provide MSSP clients with a solution to leverage across multiple enterprise customers. We also integrated our SIM One and Cinxi One offerings.

Important Factors Affecting Our Results of Operations

        Currently, we operate in one business segment, enterprise security software. We sell our products directly to companies, as well as through resellers many of whom sell to the U.S. government. A function of the enterprise license model, the cyclicality of our business cycle and the small base of our current revenues can result in a "lumpy" revenue pattern quarter-to-quarter and even year-over-year. If we are successful in implementing the QRR model, our revenue patterns should become more consistent.

        Our business is dependent on our ability to attract, develop and retain highly skilled employees who are motivated and committed to providing the highest quality software products and services, and guidance to our clients. We continue to focus on increasing the functionality of our security software and related reporting capabilities for the information created.

        Unfavorable or uncertain economic and market conditions impact our results and can be caused by a number of factors, including declines in economic growth or business activity, limitations on the availability or increases in the cost of credit and capital, increases in inflation, interest rates, outbreaks of hostilities or other geopolitical instability, or a combination of these or other factors. Such factors influence the confidence of companies on the growth of their businesses and consequently the decisions of companies to make investments in our security products that will help them attract and retain customers.

Business Environment Generally

        Corporate information technology spending remains at depressed levels as a result of the world-wide financial crisis over the last four years. The resulting economic uncertainty, particularly in Europe, has increased our sales cycle and some customers have reduced their initial commitments or delayed follow on phases of the overall project. We are confident, however, based upon recent conversations, successful proof of concepts and general economic trends that companies have begun to increase their information infrastructure investments.

Impact on our Business

        As a result of the ongoing uncertainties about the global economic outlook, including the European debt crisis, discussed above, we continue to face a challenging business environment. The continued, lingering effects of these macroeconomic headwinds has led to a risk adverse market environment that has led to significant declines in all sectors of our business over the last several years, particularly internationally, resulting from projects that have been delayed or for which the scope has been reduced.

Application of Critical Accounting Policies and Use of Estimates

        The discussion of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to revenue, stock-based compensation, income taxes and valuation of warrants and other debt issuance related costs. We based our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that we believe to be reasonable. In many cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Our actual results may differ from these estimates under different assumptions or conditions.

        The Securities and Exchange Commission (SEC) defines "critical accounting policies" as those policies that require the application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in Note 2 to our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition and Deferred Revenue

        Our typical deliverables include:

  •
  Software license—The software either performs log management (Cinxi One) or normalization and correlation services (Sim One) on the customer's network security devices. The log management software is contained on our appliance that seamlessly integrates into a customer's network architecture. The normalization and correlation software is typically downloaded by the client onto one of their servers. Other than the Cinxi One appliance, of which the software is the essential product, we do not sell hardware.

  •
  Post contract support (PCS)—This includes providing customers technical support and access to software fixes and upgrades including any unspecified upgrades that may be developed.

  •
  Professional services—This includes implementation support, as well as training and specific projects contracted for by the customer.

        We derive our revenues from the sale of perpetual software licenses and provision of software-related services. We recognize these revenues in accordance with, the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25, Software Revenue Recognition. We begin to recognize revenue when all of the following criteria are met: (1) we have evidence of an arrangement with a customer; (2) we deliver the specified products; (3) license agreement terms are fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final, and (4) collection is probable. Revenue is recorded net of applicable sales taxes.

        When multiple-element arrangements include elements to be delivered at a future date and vendor-specific objective evidence (VSOE) of fair value exists for undelivered elements, we allocate the consideration to undelivered elements based upon the VSOE of the fair value of those elements, with the residual of the arrangement fee allocated to and recognized as license revenue. Because we were able to establish VSOE of all undelivered elements, revenue on multiple-element arrangements was recognized using this residual method.

        We determine VSOE of fair value for our maintenance products, depending on the product, from renewal transactions. We establish VSOE of professional services based on daily billing rates when sold on a stand-alone basis.

        In the event that we execute an agreement with the customer in close proximity to another agreement with the same customer, we evaluate whether the separate arrangements are linked, and, if so, the agreements are considered together as a single multiple-element arrangement for which revenue is recognized as described above.

        We recognize revenue as follows:

        Software License:    We recognize revenue from the sale of software licenses on a stand-alone basis when the license is downloaded by the customer in the case of Sim One, and when the appliance containing the Cinxi One software is delivered to the customer. Our software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period before committing to license the software. If a customer agreement includes an acceptance provision, we do not recognize revenue until the receipt of a written customer acceptance.

        Post Contract Support (PCS):    PCS revenue is recognized ratably over the period specified by the agreement. We defer PCS fees received at the commencement of the PCS period and then recognize them ratably over the PCS period.

        Professional Service:    Revenue from professional service arrangements is recognized as the services are performed, typically on a time and materials basis.

        Recurring Security Services Revenue:    Recurring security services revenue is the amount of revenue recognized during the reporting period from agreements whereby we provide software to a customer on a subscription basis. We recognize revenue under these arrangements ratably over the agreement's term.

        We recognize revenue from sales to resellers on the same basis as sales made directly to end-user customers, as the resellers do not maintain an inventory of our products and there is generally a short time period between the sale from us to the reseller and the sale from the reseller to the end user.

Stock-Based Compensation

        We account for stock-based compensation in accordance with ASC 710, Share Based Payment, which requires that compensation cost relating to share-based payment transactions be recognized as an expense in the financial statements, and that measurement of that cost be based on the estimated fair value of the equity or liability instrument issued using the Black-Scholes option pricing model. We estimate forfeitures at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. We base the estimate on its historical rate of forfeitures. We revise the estimated forfeitures, if necessary, in subsequent periods if actual forfeitures differ materially from the estimate.

        We account for equity instruments issued to non-employees in accordance with the provisions of ASC 710 and ASC 505-50, Equity-Based Payments to Non-Employees, which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

        As there has been no public market for our common stock prior to this offering, we have determined the volatility for options granted in all periods based upon the volatility of a peer group company. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group company for a period equal to the expected life of the option. The expected forfeiture rate used is 25% reflecting the impact on our personnel due to fluctuations in our operating history.

        Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock based upon their consideration of relevant factors, including yearly appraisals by an independent valuation expert, including on each of June 30, 2008, September 30, 2009, September 30, 2010, and January 31, 2012. Factors considered by our board of directors included objective and subjective factors, such as:

  •
  Independent valuation reports prepared for us annually, except for 2011, for which the valuation was performed as of January 31, 2012 in conjunction with a capital raise.

  •
  Historical and anticipated fluctuations in our revenues and results of operations, which reflect our uneven operating results, capital structure and liquidity.

  •
  The risk and non-liquid nature of our common stock.

  •
  Recent and anticipated capital raises.

        Our board of directors determined that the increases and decreases in the estimated fair value of our common stock were necessary and supported by the factors utilized by the independent valuation expert. Each time our board of directors granted options in the twelve months following the applicable annual valuation report, our board of directors determined, based on the factors described above, that the fair market value of our common stock had not materially changed since the date of the applicable valuation report.

        In determining the valuation, the independent valuation expert utilized valuation techniques that included different approaches as appropriate. The market approach was employed each year, using mergers and acquisitions and publicly traded multiples of revenue as appropriate. In addition to market approaches, for the January 2012 valuation, scenarios assuming a successful public offering and a liquidation were used to reflect different possible outcomes facing our company. In all cases the inputs were based upon what we believe were reasonable projections for our business, market discount rates derived from a customary capital asset pricing model, market multiples for comparable companies (evaluated and adjusted based upon the strengths and weaknesses of our company relative to the comparable companies) and a customary discount for lack of marketability. There was no discount for a lack of control in the valuations. Since we have multiple classes of stock, the valuation also included the allocation of the enterprise value to each class based upon their contractual preferences using the Option Pricing Method.

        Using the methodology described above, the fair value of our common stock has ranged from $0.02 as of June 30, 2008 to $0.04 as of September 30, 2009, to $0.035 as of September 30, 2010 and $0.05 as of January 31, 2012. We expect to continue using an exercise price of $0.05 for 2012 option awards through April 30, 2012 since, on an overall basis, we do not believe there is a significant change in the assumptions used or other factors considered for that valuation. In particular, there are capitalization matters that we expect to resolve before our public offering that we believe will indicate a substantive change in our company's value, and resulting fair value per common share, even in the absence of a public offering.

        Since January 1, 2009, we have granted stock options with exercise prices and related compensation charges as follows:

Quarter ending date of Grant	Number of Options Granted	Exercise Price Per Share	Estimated Fair Value Per Share	Compensation Cost(1) (000')
March 31, 2009	10,173,512	$.02	$.02	$115.7
June 30, 2009	0	0.02		0
September 30, 2009	0	0.04		0
December 31, 2009	0	0.04		0
March 31, 2010	112,500.04		.04	2.1
June 30, 2010	84,708.04		.04	1.6
September 30, 2010	156,250.04		.035	2.9
December 31, 2010	2,308,389.04		.035	43.2
March 31, 2011	60,000.04		.035	1.0
June 30, 2011	15,000.04		.035	0.2
September 30, 2011	52,500.04		.035	1.0
December 31, 2011	15,000.04		.035	0.2
March 31, 2012	0	0	0
Through April 12, 2012	1,911,610.05		.05	39,981	(2)

(1)
Compensation costs are amortized over the four year vesting period for financial reporting purposes and do not reflect the estimated 25% forfeiture rate.

(2)
Estimated based upon Black-Scholes input variables consistent with 2011.

Income Taxes

        Income taxes are provided for in accordance with ASC 740, Income Taxes. ASC 740 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. We record a valuation allowance against deferred tax assets if there is uncertainty as to their future realization.

        We record uncertain tax positions under the provision of ASC 740. We recognize in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the position. Unrecognized tax positions, if ever recognized in the financial statements, are recorded in the statement of operations as part of income tax provision. Our policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax provision.

Deferred Financing and Other Debt Issuance Related Costs

        Deferred financing costs are amortized over the term of the associated debt instruments. We evaluate the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. We allocate the aggregate proceeds of the notes payable between the Investor Warrants and the Investor Convertible Promissory Notes based on their relative fair values in accordance with ASC 470-20 Debt with Conversion and Other Options. The fair value of the Investor Warrants issued to the holders of the Investor Convertible Promissory Notes is calculated utilizing the Black-Scholes option-pricing model. We are amortizing the resultant discount over the term of the Investor Convertible Promissory Notes through their earliest maturity date using the effective interest rate method. Under this method, the interest expense recognized each period will increase as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated. Our debt instruments did not contain any embedded derivatives at December 31, 2011 and 2010.

Results of Operations

        The following table sets forth our summary results of consolidated statements of operations for the periods indicated:

	Years Ended December 31,
	2011	2010
	(in thousands)
Consolidated Statements of Operation Data:
Revenues
Software licenses	$1,638	$3,301
Post contract support and services	6,361	7,427
Recurring security services	1,222	1,083

Total revenues	9,221	11,811
Cost of revenues	2,086	2,078

Gross profit	7,135	9,733

Operating expenses
Research and development	2,090	2,919
Sales and marketing	3,257	5,824
General and administrative	2,634	2,866

Total operating expenses	7,981	11,609

Loss from operations	(846)	(1,876)
Other income (expense)
Other income	—	1
Realized currency translation	(328)	—
Interest expense	(479)	(378)

Total other income (expense), net	(807)	(377)
Loss before income tax benefit	(1,653)	(2,253)
Income tax benefit	248	—

Net loss	(1,405)	(2,253)

Undeclared dividends on Series A-1 convertible preferred stock	(1,288)	(1,288)
Net loss available for common stockholders	$(2,693)	$(3,541)

Comparison of Years Ended December 31, 2011 and December 31, 2010

Revenues

        For the year ended December 31, 2011, net revenues were $9.2 million, compared to $11.8 million for the year ended December 31, 2010. The $2.6 million decrease, or 21.9%, from the year ended 2010, is attributable to decreases in enterprise software license revenues of $1.7 million, and PCS and services revenues of $1.0 million, partially offset by an increase in recurring security services revenues of $0.1 million. The decrease in enterprise software license revenues was largely attributable to a significant customer who implemented our products in 2010. There was also a decrease in the number of licenses sold for both SIM One and the Cinxi One appliances coupled with lower average selling prices, partly attributable to higher sales in 2011 of lower priced appliances. The decrease in PCS and services revenues was due primarily to customers not renewing their PCS contracts that were partially offset by an increase in services. The recurring security services revenues increase was attributable to an increase in devices under management by MSSPs, which was partially offset by a decrease in the average selling price charged for each device. We have found resonance in the recurring security services model whereby customers pay on a device basis (and revenue is recognized over the service period) without the upfront investment in a license fee. This allows MSSPs to scale their security purchases in conjunction with the needs of their clients. We expect recurring security services revenues to increase as our new business strategy is deployed and, over time, revenues related to our enterprise software licenses to decrease.

Cost of Revenues

        Cost of revenues for the year ended December 31, 2011 of $2.1 million was essentially unchanged from the year ended December 31, 2010. The cost of licenses for the database software used by our products decreased $0.2 million based upon the lower number of collector and appliances licenses sold as noted above. However, this was offset by increases in the costs of PCS and services attributable to the hiring of dedicated personnel for specific client assignments.

Operating Expenses

        We reduced our operating expenses to $8.0 million for the year ended December 31, 2011 from $11.6 million for the year ended December 31, 2010, a decrease of $3.6 million, or 31.3%. This was primarily the result of lower headcount, as the number of employees declined from 63 in 2010 to 45 in 2011, and the impact of lower commissions from the decrease in revenues discussed above.

        Within operating expenses, research and development expenses were $2.1 million for the year ended December 31, 2011, a decrease of $0.8 million, or 27.8%, from the $2.9 million for the year ended December 31, 2010. This decrease was primarily attributable to lower head-count related expenses as the number of research and development employees decreased by six, and the cost of consultants also decreased.

        Sales and marketing expenses were $3.3 million for the year ended December 31, 2011, a decrease of $2.5 million, or 43.7%, from the $5.8 million for the year ended December 31, 2010. This decrease is primarily attributable to lower head-count related expenses as the number of sales employees decreased by 17 and commissions also decreased based upon the lower revenues noted above. We also reduced advertising, trade show, and travel expenditures by approximately $0.6 million, in response to the reduction in sales and changes in our sales strategy.

        General and administrative expenses were $2.6 million for the year ended December 31, 2011, a decrease of $0.3 million, or 8.0% from the $2.9 million for the year ended December 31, 2010. General and administrative expenses include the head-count related expenses of our executive and finance teams, as well as facility expenses, including all depreciation and amortization expenses. During 2011, we reduced or eliminated discretionary administrative expenses to achieve the decrease in overall spending.

        We expect costs to increase in each of these operating expense categories as we secure sufficient funds to execute our business strategy, including the hiring of research and development, sales and marketing, and administrative personnel.

Realized Currency Translation Loss

        Realized currency translation loss of $0.3 million is a one-time item reflecting the realization of the currency translation adjustment related to our UK operations previously reported in other comprehensive income. This amount was recognized as an expense as we received final approval from the British government in 2011 to dissolve our UK subsidiary.

Interest Expense

        Interest expense was $0.5 million for the year ended December 31, 2011, or an increase of $0.1 million or 25%, from the $0.4 million in interest expense for the year ended December 31, 2010. This increase is primarily attributable to the Investor Convertible Promissory Notes issued in August 2010, which were outstanding during the entire year ended December 31, 2011, as well as additional borrowings pursuant to outstanding Investor Convertible Promissory Notes. The majority of our debt has a fixed interest rate per annum, and our variable interest rate borrowings under the SVB Line of Credit are based upon the prime rate, which did not change in 2011. Interest expense also includes the recognition of the debt discount which arises from the fair value of Investor Warrants issued in connection with the Investor Convertible Promissory Notes, and such amortized debt discount increased in 2011 as compared to 2010 due to the additional Investor Warrant issuances which took place in 2011.

Income Tax Benefit

        Income tax benefit increased $0.2 million during the year ended December 31, 2011, as we were able to sell our New Jersey investment tax credit and net operating losses to another New Jersey taxpayer pursuant to the State of New Jersey's Business Tax Certificate Transfer program. We expect to continue selling these tax benefits, provided the New Jersey program remains intact.

Liquidity and Capital Resources

Resources

        Since our inception, we have financed our operations through the sale of preferred stock, common stock, convertible debt and equity securities and, to a lesser extent, cash flows generated by operations. Over the past two years, our financing has been derived from the sale of convertible debt and borrowings under our line of credit. Although certain of the debt instruments have conversion clauses, most of these borrowings are due within the next twelve months, and we do not have sufficient liquidity to repay them as they become due, if they are not converted into equity. We believe our existing cash and cash equivalents, available bank borrowings and the net proceeds of this offering will be sufficient to meet our anticipated cash needs through the end of 2012. Our future working capital requirements will depend on many factors, including costs to continue developing our technology, the acceptance of our products by our customers and the prices we receive for the license or subscription of our products. To the extent that our cash and cash equivalents, our cash flow from operating activities and the net proceeds of this offering are insufficient to fund our future activities, we may need to raise additional funds through bank credit arrangements or public or private equity or debt financings. We may also be required to cease development and marketing of our products. We also may need to raise additional funds in the event we determine in the future to effect one or more acquisitions of businesses. In the event additional funding is required, we may not be able to obtain bank credit arrangements or affect an equity or debt financing on terms acceptable to us or at all. These issues give rise to substantial doubt about our ability to continue as a going concern.

	As of and for the Years Ended
	December 31, 2011	December 31, 2010
	(in thousands)
Cash and cash equivalents	$483	$589
Accounts receivable, net	1,632	1,496
Cash used in operating activities	(1,105)	(1,708)
Cash used in investing activities	(22)	(64)
Cash provided by financing activities	1,021	207

        We have for several years been negatively impacted by a shortage of capital that, which when combined with the unpredictability of our revenues, has also severely affected our liquidity. At December 31, 2011, we had cash and cash equivalents of $0.5 million. To improve our liquidity, we have a bank facility that allows us to borrow against our accounts receivable, subject to certain limitations based upon the location of the customer and other factors, as discussed below.

        We carefully manage our vendors to maximize our cash flow and increase liquidity, which resulted in accounts payable of $1.3 million at December 31, 2011, an increase of $0.2 million from December 31, 2010.

Operating Activities

        Cash used in operating activities primarily consists of the net loss of $1.4 million. Non-cash expenses of depreciation and amortization of $0.2 million and increases in accrued interest of $0.4 million, offset decreases in deferred revenue of $0.5 million.

Financing Activities

        In June 2011, we entered into the second loan modification agreement (Loan Agreement), which amended the July 2009 second amended and restated loan and security agreement with Silicon Valley Bank, (SVB) which further amended the original loan and security agreement dated October 27, 2005. The Loan Agreement has a current maturity date of June 2012, the renewal of which is subject to a number of constraints and covenants.

        During the year ended December 31, 2011, we issued $0.9 million of Investor Convertible Promissory Notes to related parties at comparable terms to the outstanding Investor Convertible Promissory Notes.

        The terms of each of our outstanding borrowings is summarized below:

SVB Line of Credit

        In June 2011, we entered into the Loan Agreement, which amended the July 2009 second amended and restated loan and security agreement with SVB, which further amended the original loan and security agreement dated October 27, 2005. The Loan Agreement provides for asset-based lending, whereby we can borrow against the value of eligible accounts receivables from SVB, which is calculated as 80% of domestic-based invoices and a rate of 90% for foreign-based invoices of face value of the receivable up to the total facility amount of $2.0 million (SVB Line of Credit). As discussed below, the Sigma Convertible Notes and Line of Credit limits borrowings under the SVB Line of Credit to $1.25 million. All advances made by SVB on eligible accounts receivables accrue interest at the Prime rate (3.25% at December 31, 2011 and 2010) plus 2.5%. The effective rate was 5.75% per annum as of December 31, 2011 and 2010. As of December 31, 2011, given the source of the accounts receivable, the Company had effectively borrowed the maximum amount pursuant to the Loan Agreement. The Loan Agreement contains certain financial covenants primarily based upon earnings before income taxes, depreciation and amortization (EBITDA). We were in compliance with all covenants as of December 31, 2011 and 2010. The Loan Agreement has a current maturity date of June 2012, the renewal of which is subject to a number of constraints and covenants.

Founder Contingent Notes

        In 2006, we entered into a settlement and share purchase release agreement with each of our two founding stockholders (Founders' Agreement). Among other provisions, the terms provided for the purchase by us of all of the founders' shares of common stock in exchange for a note to each founder for $1.375 million (Founder Contingent Notes), and the payment to each founder of $0.1 million, resulting in an aggregate treasury stock transaction of $2.95 million. The Founder Contingent Notes bear interest at 3% per annum and payment is subordinated to up to $6.0 million of the obligations under the SVB Line of Credit, the Investor Convertible Promissory Notes, the Sigma Convertible Notes and Line of Credit and other future senior indebtedness. Payment of the Founder Contingent Notes occurs only in the event of a Liquidation Event, as defined in the Founder Contingent Notes, a Sale Transaction or a Qualifying Public Offering, each as defined in our certificate of incorporation. Accordingly, since the timing of such an event is unknown, we have classified the debt as a current liability on the accompanying consolidated balance sheets. We recorded interest expense of $0.1 million in each of the years ended December 31, 2011 and 2010. The aggregate accrued interest was $0.5 million and $0.4 million as of December 31, 2011 and 2010, respectively.

Liberty Note Payable

        On February 10, 2009, we entered into an agreement with Liberty Partners to purchase certain intellectual property assets from a former competitor, High Tower Software. In consideration for the assets, we issued an unsecured note for $0.25 million with an interest rate of 8.5% per annum (Liberty Note Payable). We were unconditionally obligated to make mandatory prepayments equal to 50% of the amount collected by us in regards to certain maintenance agreements beginning April 30, 2009 and continuing each quarter thereafter. The remaining amount was due on the earliest of the repayment, early termination, expiration or maturity of the Investor Convertible Promissory Notes, December 31, 2011, a liquidation event or an event of default. No payments had been made on the Liberty Note Payable as of December 31, 2011. Accordingly, the Liberty Note Payable was in default, and we classified the Liberty Note Payable as a current liability as of December 31, 2011. We recorded interest expense of $0.02 million for the years ended December 31, 2011 and 2010. In February 2012, with the proceeds from the Sigma Convertible Notes and Line of Credit, we paid off the Liberty Note Payable and all accrued interest, aggregating $0.3 million.

Investor Convertible Promissory Notes and Cline Short Term Note

        In November and December 2011, pursuant to the secured note purchase agreement we entered into with certain investors in May 2008 (Secured Note Purchase Agreement), investors purchased subordinated secured convertible promissory notes (Investor Convertible Promissory Notes) resulting in total proceeds of $0.6 million. The Investor Convertible Promissory Notes are convertible to an amount equal to 100% of the highest per share original selling price at the time of issuance of shares of "new qualifying preferred stock" (as such term is defined in the Investor Convertible Promissory Notes) issued in a "qualifying equity round," which is defined as an offering of shares of capital stock approved by a majority of our Board of Directors and the "majority interest" (as such term is defined in the Secured Note Purchase Agreement), and results in not less than $2.5 million in proceeds. The Investor Convertible Promissory Notes accrue interest at an annual rate of 20% and are due on demand after the earlier to occur of June 30, 2012, or an event of default. We also issued warrants to the investors with a 6.5 year life to purchase 6,000,000 shares of Series B-1 convertible preferred stock at an exercise price of $0.10 per share (Investor Warrants). The Investor Warrants are exercisable as of the date of issuance. The investors have the option to exercise the Investor Warrants and satisfy the exercise price by converting the appropriate amount of principal and accrued interest.

        In August 2011, we entered into a convertible promissory note with a brother of two of our officers and directors for total proceeds of $0.25 million (Cline Short Term Note). The Cline Short Term Note and any unpaid accrued interest are convertible in whole, or in part, into shares of Series B-1 convertible preferred stock at a conversion rate of $0.10 per share. The Cline Short Term Note accrues interest at 20% per annum and was payable in monthly installments of $0.005 million from August through December 2011, with the balance due January 31, 2012. No payments were made on the note during 2011 or on January 31, 2012.

        In August 2010 and December 2010, pursuant to the Secured Note Purchase Agreement, investors purchased subordinated secured convertible promissory notes (Investor Convertible Promissory Notes) resulting in total proceeds of $0.5 million and $0.2 million, respectively. The Investor Convertible Promissory Notes are convertible to an amount equal to 100% of the highest per share original selling price at the time of issuance of shares of "new qualifying preferred stock" (as such term is defined in the Investor Convertible Promissory Notes) issued in a "qualifying equity round," which is defined as an offering of shares of capital stock approved by a majority of our Board of Directors and the "majority interest" (as such term is defined in the Secured Note Purchase Agreement), and results in not less than $2.5 million in proceeds. The Investor Convertible Promissory Notes accrue interest at an annual rate of 7.5% and are due on demand. We also issued warrants to the investors to purchase 7,000,000 shares of Series B-1 convertible preferred stock at an exercise price of $0.10 per share, with a 7.5-year life (Investor Warrants). The investors have the option to exercise the Investor Warrants and satisfy the exercise price by converting the appropriate amount of principal and accrued interest

        At December 31, 2011 the aggregate principal outstanding under Investor Convertible Promissory Notes issued from 2008 to 2011 was $4 million, and is presented less unamortized debt discount of $0.1 million for a net amount of $3.9 million on the accompanying consolidated balance sheet. We calculate a debt discount attributable to the relative fair value of the Investor Warrants issued with each of the Investor Convertible Promissory Notes, which is amortized to interest expense over the term of the Investor Convertible Promissory Notes to its earliest maturity. Aggregate accrued interest was $0.8 million and $0.5 million as of December 31, 2011 and 2010, respectively. As a result of a portion of the proceeds allocated to the Investor Warrants, the Investor Convertible Promissory Notes have a beneficial conversion feature. Because the conversion feature of the Investor Convertible Promissory Notes is contingent on a subsequent financing which is out of our control, the beneficial conversion is considered contingent and will be recorded to interest expense and paid-in capital when, and if, the contingency is effective. The amount of the contingent beneficial conversion is approximately $0.1 million, based upon conditions as of December 31, 2011.

Sigma Convertible Notes and Line of Credit

        In January 2012, we entered into the purchase and credit agreement (Credit Agreement) with Sigma Opportunity Fund II, LLC (together with Sigma Capital Partners and Sigma Capital Advisors, LLC, Sigma) to provide $2.2 million of financing; comprised of $1.5 million in notes and a $0.7 million credit line (Sigma Convertible Notes and Line of Credit). Sigma also purchased 1,500,000 shares of our common stock for an aggregate of $150.00, and purchased a right to acquire 700,000 shares of our common stock for an aggregate of $70.00 which is being held in escrow subject to any borrowings under the Sigma Line of Credit. The first of the Sigma Convertible Notes was for $0.5 million, and was issued in January 2012, with the second of the Sigma Convertible Notes for $1.0 million issued in February 2012. The borrowings bear interest rate at 18% (25% during the occurrence of any "event of default" defined in the Credit Agreement) per annum and there is a 5% availability fee on the unutilized portion of the Sigma Line of Credit with the repayment of all borrowings due on September 30, 2012. The prepayment of the Sigma Convertible Notes is permitted, however, the interest that would have been accrued through the maturity of the Sigma Convertible Notes must be paid at the time of the prepayment. Substantially all of our assets are pledged as collateral under the Credit Agreement. Availability of the Sigma Line of Credit is subject meeting a monthly cash flow covenant and other conditions. Upon the use of any portion of the Sigma Line of Credit, we must issue a proportionate number of the shares of common stock held in escrow to Sigma. Repayment of these borrowings is subordinate to the SVB borrowings, and the Investor Convertible Promissory Notes are subordinate to the Sigma Convertible Notes and any borrowings under the Sigma Line of Credit. We also granted Sigma an irrevocable put option requiring us to repurchase for $0.10 per share up to 2,450,000 (assuming the issuance of the 700,000 escrow shares) of our shares of common stock owned by Sigma upon the earlier to occur of February 28, 2013 and a "deemed liquidation event," as such term is defined in the Credit Agreement, which includes this offering. Should we obtain financing, Sigma may convert all of the borrowings under the Sigma Convertible Notes and Line of Credit into shares of our common stock at a 20% discount to the price per share of the financing and on such terms as the securities are issued to other investors, which includes this offering.

        As provided for under the Credit Agreement, we and Sigma Capital Advisors, LLC (Advisors) entered into an advisory services agreement that provides for us to pay Advisors an advisory fee of $0.2 million, a fee of 3% of the value of a consummated "investment opportunity", and for Advisor to purchase 250,000 shares of our common stock for an aggregate of $25.00. The advisory services agreement is in effect as long as the Sigma Convertible Notes are outstanding or the Sigma Line of Credit is in place.

        These borrowings will provide us the current capital we need to complete the development of significant product revisions, as well as the related marketing and sales support needed to attract and retain customers. The Sigma borrowings allowed us to repay the Liberty Note Payable, which was in default, and will also fund the costs necessary for us to pursue the additional capital pursuant to this offering.

Contractual Obligations and Commitments

        The following table summarizes our future contractual obligations and commitments as of December 31, 2011:

	Payments due by period (in dollars)
	Total	2012	2013	2014	2015	2016	Thereafter
Capital lease obligations	$86,355	$58,960	$17,293	$10,102	$—	$—	$—
Office lease obligations(1)	1,893,232	14,549	72,747	174,592	177,320	182,776	1,271,248

Total	$1,979,587	$73,509	$90,040	$184,694	$177,320	$182,776	$1,271,248

(1)
This lease was entered into in March 2012 but is shown here due to the significance of the commitment. The $14,549 was paid in March 2012.

Deferred Tax Assets

        We were able to sell our New Jersey research & development tax credits and net operating losses to other New Jersey companies in 2011 pursuant to the New Jersey Technology Business Tax Certificate Transfer Program to monetize these assets. We have a full valuation allowance on the value of our deferred tax assets because it is more likely than not that we will not produce sufficient taxable income before their expiration. The valuation allowance is reversed to the extent we can realize the benefits pursuant to the New Jersey's Technology Business Tax Certificate Transfer Program.

Off-Balance Sheet Arrangements

        As of December 31, 2011, we had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure primarily relates to foreign exchange rates since we sell many of our products to foreign customers at prices denominated in their local currency. We are also subject to floating interest rates that may impact the interest expense on our SVB Line of Credit, as well as the fair values of our assets and liabilities. Derivative financial instruments are not used to manage these risks. Because we generally collect our receivables within 60 days of invoicing our customers, our foreign exchange risk is minimized. Based upon current borrowing levels, a 1% change in the prime rate on our SVB Line of Credit would result in a change in interest expense of less than $0.01 million on an annual basis.

Recent Accounting Pronouncements

        There were no new accounting pronouncements for the twelve months ended December 31, 2011 that have a material impact on our consolidated financial statements. We have not yet adopted the following recent pronouncements.

        In June 2011, FASB issued Accounting Standards Update, (ASU) No. 2011-05, Comprehensive Income (Topic 220). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity, (2) requires the consecutive presentation of the statement of net income and other comprehensive income, and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This update does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor does it affect how earnings per share is calculated or presented. This update is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning January 1, 2012. As this update only requires enhanced disclosure, the adoption of this update will not impact our financial position or results of operations.

        In October 2009, FASB issued ASU 2009-13, Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements. This guidance modifies the fair value requirements of FASB ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements, by allowing the use of the "best estimate of selling price" in addition to vendor-specific objective evidence and third-party evidence for determining the selling price of a deliverable for non-software arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on (a) vendor-specific objective evidence, (b) third-party evidence, or (c) estimates. In addition, the residual method of allocating arrangement consideration is no longer permitted. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010. We have evaluated whether or not ASU 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, is applicable to our revenue recognition policy and have determined it is not applicable since our products do not fall within the scope of ASU 2009-14.

        In October 2009, FASB issued ASU No. 2009-14, Software (ASC 985), Certain Revenue Arrangements That Include Software Elements (a consensus of the FASB Emerging Issues Task Force), effective for years beginning after June 15, 2010. ASU 2009-14 modifies the existing scope guidance in ASC 985-605, Software Revenue Recognition, for revenue arrangements with tangible products that include software elements. This modification was made primarily due to the changes in ASC 605-25 noted previously, which further differentiated the separation and allocation guidance applicable to non-software arrangements as compared to software arrangements. Prior to the modification of ASC 605-25, the separation and allocation guidance for software and non-software arrangements was more similar. Under ASC 985-605, an arrangement to sell a tangible product along with software was considered to be in its scope if the software was more than incidental to the product as a whole. We have considered whether our products fall within the scope of ASU 2009-14, Certain Revenue Arrangements That Include Software Elements and have determined it is not applicable because the software components of our tangible products function together with the non-software components to deliver the product's essential functionality.

BUSINESS

Business Overview

        We are a leading provider of cloud-based security information and event management (SIEM) software solutions deployed and operated by "Security as a Service" (SECaaS) providers of all sizes, government agencies and individual enterprises. Our SIM One technology delivers a correlated and centralized, real-time view of alerts, status messages and a variety of security events generated by disparate third-party security products (such as firewalls, anti-virus products, intrusion detection software, etc.). Our technology allows our SECaaS partners to provide multiple types of cloud-based security services to their customers, including security event analysis and notifications about real-time threats to the customer's IT infrastructure, in addition to providing continuous and secure logging of all of their customer's security event data for compliance and audit purposes. Further, our own direct enterprise and government customers deploy our technology within their own private cloud for multiple location and agency use, or deploy it within their individual data centers for use by their security operations team.

        The increasing use by employees of social networking sites, for example Facebook, the rise of mobile computing whereby many people carry an iPad or tablet or personal computer to work, and the requirement on the part of companies that they manage and secure the data generated by their employees across these sites and devices, has created an explosion of new security problems for companies to address in addition to their existing requirements. At the same time, many of these companies are compelled to move their data to the "Cloud" to take advantage of cost and scale efficiencies. BlackStratus provides security engines and tools to the large-scale service companies who are managing data in the Cloud for those companies with sensitive data requirements as well as for enterprises.

        Cloud computing is an overarching term that refers to the delivery of computing hardware and software capability "as a Service" instead of their traditional purchase "as products." Companies like Google, Amazon and LinkedIn now provide both individuals and organizations the ability to consume their computing offerings on an as-needed basis in the same way we purchase electricity or cable television, that is, as a utility. The explosive growth of cloud computing has transformed the consumption of a wide range of computing products to "as a Service," including accounting, sales and manufacturing offerings. Security is one of the fastest growing areas in which organizations are increasingly turning to the cloud computing "as a Service" model. Through the use of SECaaS offerings, organizations are looking to increase their security and lower their compliance costs through the consumption of multiple "turnkey" solutions for everything from email and web page filtering to more customized SECaaS offerings that manage and monitor an organization's firewalls and intrusion prevention systems (IPS). There are a large and growing pool of providers of SECaaS offerings, from large telecommunication firms addressing tens of thousands of customers, to smaller managed service provider's (MSP's) working with hundreds of customers in a geographic region or industry segment.

        BlackStratus technology plays an important role in managing the growing security data challenges and scale issues created by the rise of three interrelated market forces. The first of these market forces is the growth of cloud computing, which has completely changed organizations' buying behavior regarding computing. Cloud computing and the "as a Service" model allow organizations to quickly add computing resources as needed and organizations are no longer required to purchase individual products and have them integrated within their own data centers. The cloud computing model means a large increase of incremental "as a Service" purchases over a much larger group of organizations, driving increasing demands for bandwidth and computing power through the Cloud. Providing security both "to" and "through" the Cloud will be a primary challenge for all organizations moving forward. The second of these market forces is the growth of mobile computing, which has changed how individuals and organizations access data. Organizations today are under pressure to accommodate their employees' mobile devices into their IT infrastructure. Employee productivity is increasingly tied to an employee's ability to work with his or her mobile device of choice, both in and out of the workplace. The growing demand for "bring your own device" (BYOD) from both employees and management is adding increasingly complex security and scale challenges to every IT environment. The third of these market forces is the rapid rise of social networking, both personal and professional. Never before have organizations had to contend with such an overwhelming amount of data being released through so many different channels. From Facebook to Twitter, an organization's most sensitive data can be disseminated through the Cloud to the world in seconds without the proper security policies and technology in place. Taken together these three market forces point to a future of exponential data increases being pushed through the Cloud and of ever increasing security challenges required to be monitored and managed. We have designed our technology to meet these challenges with the capability to correlate, filter and manage millions of events per second across thousands of customers in real-time.

        Enterprises, agencies and businesses are facing ever-increasing requirements to monitor, store and report publicly on security event data and security breaches. Given the expense and technical expertise associated with deploying security operations centers and the challenges that come with hiring and retaining employees with security expertise, enterprises, agencies and companies are choosing to outsource security to the rapidly growing number of managed security service providers (MSSPs). We have worked closely with MSSP providers who wish to offer cloud-based SECaaS to their customers and to deliver market specific solutions that address the MSSPs' specialized requirements for cloud-based SIEM.

        Our SIM One technology contains sophisticated correlation capabilities which analyze and assess thousands to millions of security related events as they occur and distinguish immediate high severity threats from the myriad of false positive and false negative alarms that can overwhelm and mislead a typical IT environment. Our platform further provides security intelligence that is actionable, allowing our customers to mitigate, remediate and prevent both known and unknown threats to the customers' data and infrastructure through threat prioritization, malicious insider activity identification, "botnet" identification, and audit and compliance reporting.

        In addition to enabling SECaaS through our partners, our offerings enable SIEM throughout the IT environment; from the endpoint, which we characterize as any given computer in a customer's IT environment, to the security operations center where the customer manages its various security solutions, to the Cloud where customers may store and manage data offsite through an MSSP partner. We provide our MSSP partners both turnkey and customizable SECaaS solutions that allow them to provide cloud-based security logging, monitoring and management services to their customers.

        We built and designed our platform to support and scale for analyses of large amounts of data in true multi-tenant environments (environments where a single MSSP partner may store and/or monitor multiple customer sites in a single security operations center, with complete and verifiable segregation of each customer's unique data). For example, a single instance of our SIM One platform can interpret in excess of 20,000 filtered events per second, or 2,000,000 unfiltered events at a device level, for example a firewall. This typical platform deployment at these event flow rates will support dozens of large enterprise customers or up to several hundred mid-size enterprises. Given the increasing number of events requiring monitoring and the increasing number and severity of attacks on customer data, customers demand capabilities that can scale with the increasing volume of security event information in a cost effective way. Unauthorized users can enter an IT environment and cause extensive data loss or damage very quickly and these threats, coupled with expanding technical and regulatory requirements, call for real-time monitoring of large-scale events in order to effectively secure customer data.

Our Industry

        MSSP partners offer end-user customers their expertise to manage security on-site in the customer's environment and, increasingly, off-site and in the Cloud. Many companies are finding security more affordable when purchased under the fast growing SECaaS model, where software is delivered over the internet rather than pre-packaged and installed. The SECaaS model reduces or eliminates the up-front capital costs and implementation expenses associated with pre-packaged software and helps correlate operating expenses with the number of actual end-users of the product as opposed to traditional site licenses or enterprise licenses acquired without regard to usage.

        The rapid growth of and demand for MSSP providers and SECaaS solutions is primarily the result of companies and enterprises responding to increasing regulatory requirements, decreasing IT budgets, the capital expense involved in deploying security technology and the difficulty and expense of hiring and retaining qualified IT personnel with the requisite security expertise. We expect these factors will likely continue to lead to strong growth for MSSPs in the United States and that compliance requirements (formal and those created by large business partners or customers) will continue to drive MSSP adoption, especially for midsize and smaller businesses. Across companies of all sizes, an inability to increase IT head count, greater acceptance of outsourcing IT activities, and the timely implementation of additional security technologies or controls such as data loss prevention (DLP) or application monitoring are also expected to drive the need for MSSPs. According to Forrester's Forrsights: The Evolution of IT Security, 2010 to 2011 customer survey on the various drivers customers indicated for outsourcing their security management, 72% cited speed of implementation and deployment of new security solutions as the primary driver, 71% cited lower cost as the primary driver, and 59% cited greater competency or specialized skills of the MSSP as the primary driver. In addition, Nemertes Research, in their 2010-11 Security as a Service (SECaaS) report, indicated that 66.7% of respondents were now using or evaluating the use of SECaaS through outside partners.

        According to the November 2011 Gartner Magic Quadrant report, MSSPs realized North American revenue of $2.3 billion in 2010, up from $1.8 billion in 2009. The report estimated that MSSP revenue would increase to $2.8 billion in 2011. The report also states that the global economic environment continues to drive businesses to limit hiring and increase demand for managed services. Gartner expects growth to continue at a compound annual growth rate of 14% from 2011 to 2015, which suggests that it will be one of the higher growth sectors in the IT industry.

        In addition, according to the 2011 Gartner MarketScope Reports for MSS in Europe and Asia/Pacific, the markets for MSSPs have grown in both regions despite continuing global economic instability. During recent months, the European MSSP market grew as anticipated and was estimated to reach $2.5 billion by year-end 2011. In Asia/Pacific, adoption of MSSPs in the region has continued to grow, producing an average of 18% revenue growth in 2010 to an approximate total revenue of $558 million as reported by MSSPs active in the region.

Our Solutions and Products

        Our SIM One platform identifies in real-time high severity security events and breaches and presents the data in a rich, consolidated graphical view for security professionals to prioritize responses to threats and risks in their, or their customer's, IT infrastructure. Our platform collects streaming security event data from disparate IT sources and normalizes that data into a common format. Once normalized, the data is processed in real-time through multiple layers of correlation engines which utilize advanced algorithms and coded logic to identify real threats by comparing the data to the customer's current security policy rules and the various patch levels of the customer's internal IT systems. Once a real threat has been identified, the security professional can use our Incident Response Manager (IRM) to open an investigation, forensically identify the attack and provide the remediation response required to prevent the attack from occurring again. IRM provides a "court-ready" chain of custody that can be presented to legal authorities for use in prosecution of the attacker once identified. In addition, our Cinxi One appliance provides an efficient and scalable storage solution for the preservation of security event logs which are often required by federal, state and local government agencies for audit and compliance purposes. Through the use and integration of our SIM One platform and Cinxi One appliance, we provide our customers and partners a centralized command and control center for monitoring, managing and remediating their disparate and heterogeneous IT security environments.

        We have designed our products to provide a comprehensive solution to meet the challenge of identifying and resolving security threats. The principal ways in which our solutions address these challenges include:

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  Carrier Class Technology and Architecture.  We designed our solutions to perform in the largest and most demanding IT environments in the world where "up time" and quality of service are of paramount importance. Our scalable architecture allows even the largest telecommunication carriers and government communication networks to consume and analyze ever increasing security data flow at an incremental cost to their infrastructure.

  •
  Interoperability.  Our ability to identify, collect and normalize data from a broad range of disparate and heterogeneous third-party devices allows us to rapidly deploy our platform inside our MSSP and enterprise customers' IT infrastructures. We provide "out of the box" support for over 300 distinct products, including firewalls, intrusion prevention systems (IPS) and intrusion detection systems (IDS), routers, switches and databases, from approximately 63 vendors. Our Cinxi One appliance also provides a tool that allows enterprise customers and MSSPs to build their own connectors to proprietary applications and legacy systems.

  •
  Scalability.  We designed our SIM One platform and Cinxi One appliance to consume thousands of security events per second and millions of security events per day. The modular nature of our architecture allows customers and partners to add additional event flow capacity on demand, as needed, to address the addition of new devices, business units or, in the case of an MSSP, an entirely new customer network.

  •
  Real-Time Correlation and Actionable Security Intelligence.  Our multi-level correlation processes network security events through multiple levels of memory filtering to identify security breaches and policy violations as the events occur, allowing organizations to take preventive action prior to a violation as opposed to corrective action after the violation has occurred. This multi-level correlation allows our MSSP partners to engage in, and adhere to, increasingly more stringent service level agreements with their customers regarding the identification of, and response times to, security breaches and violations.

  •
  Multi-Tenant Architecture.  In order to provide SECaaS offerings to their customers, our MSSP partners must be able to manage hundreds of multiple customers through a single instance of our platform. Our multi-tenant architecture provides unique identifiers of each of the MSSP's end customers with no overlapping or "bleeding" of one customer's data into another customer's data, even when a single IP address is shared among multiple customers.

  •
  Incident Response Management (IRM).  Our platform provides an internal IRM module for tracking security events using the SANS Critical Control 6 application software security methodology. It also provides export capability to many of the most popular network ticketing and remediation platforms such as Remedy.

  •
  Visualization and Reporting.  We present our information through a rich and intuitive graphical user interface that automatically alerts users to the most pressing threats and violations. We also provide a Hyper Text Markup Language (HTML) portal for our MSSP partners to allow them to export selected views and reports to their customers. Our products are equipped with a complete set of compliance and audit reports for both commercial and federal requirements, including those required by the Federal Information Security Management Act (FISMA), the Health Insurance Portability and Accountability Act (HIPAA) and Payment Card Industry (PCI) compliance.

        In 2008, we began to increase our focus on the emerging MSSP and SECaaS markets. We redesigned our platform to provide additional and expanded capabilities to address the unique requirements associated with providing real-time security event correlation in and through the Cloud. We developed a new multi-tenant capability that allows hundreds of enterprise customers to be managed from a single instance of our platform. Our 2009 acquisition of the High Tower Software gave us an appliance-based logging and SIEM application and added both customer premise and Cloud-based logging to our platform. Our most recent release of the SIM One platform fully integrates the High Tower technology to allow our MSSP partners to provide flexible and cost effective "Logging as a Service" to their customers through a SECaaS delivery model.

        In 2011, we began offering a modular approach to our MSSP partners for deployment of our technologies to best address the unique needs of their customers and the industry segments they served. As an example, some industry segments, such as government, are more heavily security focused in their requirements and as such tend to be more interested in adopting SECaaS models that provide real-time monitoring of security breaches along with service level agreements (SLAs) focused on response and remediation times. These customers pay a premium to receive these more focused and responsive SECaaS offerings. In this instance, our partners may wish to initially deploy a modular suite of our technologies to provide "Monitoring as a Service." However, some industry segments, such as retail, are primarily concerned with governance and compliance issues such as PCI, which are satisfied through a comprehensive logging solution. This is a requirement retail organizations must meet in order to participate in online transactions with the credit card industry. In this case, the customer is looking for a SECaaS solution to meet a specific compliance and reporting objective that is addressed through managed logging and reporting of their IT security environment and our partner could wish to deploy our "Logging as a Service" suite of technologies as the first stage of their overall SECaaS offering.

Our Strategy

        Our objective is to be the premier provider of Cloud-based SECaaS through our MSSP and MSP partners worldwide. We characterize SECaaS offerings to include Logging, Monitoring, Management, Auditing and Proactive Prescription, and we intend to make SECaaS readily available to individual enterprises by providing our solution to power our partners' multi-tenant SECaaS platforms. We have segmented our partner market into three tiers to better address their distinct needs:

  1.
  Tier 1 partners include telecommunication companies, MSSPs and other hosting companies. They are characterized primarily by the scale of the security data they manage and the extensive customer reach they have across all market segments.

  2.
  Tier 2 partners include geographic and industry specific MSSPs. They are characterized by the depth of security expertise around the needs of a given target customer base. Generally smaller then the Tier 1's in overall size, their expertise on all matters relating to security is usually quite extensive as it is their sole business.

  3.
  Tier 3 partners include managed service partners (MSPs) who primarily offer network management services to their customers as opposed to security management services. This is a large market segment of potential partners that wish to deliver SECaaS to their customers but have little expertise or effective technology to provide such a service and would instead look to "White Label" or resell the service directly from BlackStratus to their customers.

Key elements of our strategy include:

  •
  Growing Our MSSP Partner Base.  We plan to increase our presence globally by expanding our sales and marketing team with the objective of adding additional MSSP and MSP partners to our existing base, and helping our partners penetrate their respective markets efficiently and effectively by working with them to increase the number of customer devices they have under management.

  •
  Deepening Our Penetration With Our Existing Tier 1 and Tier 2 Partners.  We intend to facilitate expanded deployments within our existing partners through the introduction of new products and services. We expect the virtualization of our Cinxi One logging appliance and the addition of a new customer-facing portal for the presentation of reports and status updates to our partners' end customers to generate opportunities for additional sales through our partners. We also intend to release additional partner enablement marketing materials, FAQs, web-based demonstrations and other materials to help our partners rapidly convert existing and new customers onto the BlackStratus SECaaS offerings.

  •
  Expanding Our Tier 1 and Tier 2 Partner Base.  We intend to aggressively add new MSSP specific partners to our distribution reach through the expanded use of our modular deployment methodology including the release of a "turnkey" customer-facing portal and reporting package which will further reduce the deployment time for our partners and increase their customer margins for each instance of BlackStratus SECaaS they choose to deploy. We believe our newly simplified pricing model will allow partners to deliver SECaaS to their customers for a competitive recurring quarterly charge and also reduce the deployment time and lower our partners' cost of hosting.

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  Extending Our Partner Network to the Tier 3 Partners Through A "White Label" SECaaS.  We currently sell our platform directly to MSSPs who then deploy and operate the platform inside their own data centers. For many potential MSSP and MSP partners however, the expense of deploying and operating our platform inside their own data centers is a barrier to using our platform. We intend to deploy our platform in the Cloud, utilizing our own labor and expertise, and provide it as a SECaaS offering to MSSP and MSP partners who can then resell the platform under their own name and brand. We refer to this sort of resale structure as a "White Label" SECaaS offering and we believe many potential MSSP and MSP partners are seeking this type of arrangement to address the needs of their customers while limiting additional overhead costs.

  •
  Deepening Our Penetration With Our Existing Enterprise Customers.  We intend to facilitate expanded deployments within our existing enterprise customers by introducing new product offerings including a SECaaS based offering of our SIM One product whereby we will provide the platform's capabilities to such customers through the Cloud.

  •
  Expanding Our Portfolio Of Offerings And Capabilities.  We will continue to add products and services that enhance our platform's capability to deliver the full range of SECaaS offerings required by our partners, their customers and our enterprise customers, similar to what we have done with the virtualization of our Cinxi One appliance for easier deployment, or with the delivery of our PCI framework for rapid identification of required governance reports by a specific industry.

Post Contract Support and Professional Services

        We offer a range of services in connection with or after a sale occurs, principally installation and implementation, project planning, advice on business use cases and training services that complement our product offerings. Initial implementation of the SIM One platform is typically accomplished within two weeks, and we expect an implementation of the Cinxi One appliance to take approximately two days. On an ongoing basis, we offer consulting services and training related to application of our enterprise threat and risk management platform to address additional or customer-specific security and compliance issues and business risks.

        Following deployment, our technical support organization provides ongoing maintenance for our products. We provide standard and, for customers that require 24-hour coverage seven days a week, premium tiers of maintenance and support, which include telephone- and web-based technical support and updates, if and when available, to our products during the period of coverage. Our major support center is located in our corporate headquarters. In addition, we sell an enhanced maintenance service that provides security content updates for our SIEM products and extended hardware maintenance for our appliance products. These content updates reflect emerging threats and risks in the form of signature categorization, vulnerability mapping and knowledge base articles on an ongoing basis.

Customers

        We had one customer that accounted for approximately 11% of total revenues for the year ended December 31, 2011 and another customer that accounted for approximately 10% of total revenues for the year ended December 31, 2010. For the years ended December 31, 2011 and 2010, revenues generated from customers domiciled outside of the United States accounted for approximately 48% and 58% of total revenues, respectively and revenues generated from the United States government and its agencies accounted for 16% and 15% of total revenues, respectively.

Research and Development

        Building on our history of innovation, we believe that continued and timely development of new products and enhancements to our existing products are necessary to maintain our competitive position. Accordingly, we have invested, and intend to continue to invest, significant time and resources in our research and development activities to extend our technology leadership. At present, our research and development efforts are focused on improving and broadening the capabilities of each of our major product lines and developing additional products. We work closely with our customers, as well as technology partners, to understand their emerging requirements and use cases for our products. As of December 31, 2011, our research and development team had 15 employees. Our research and development expenses were $2.1 million and $2.9 million during fiscal 2011 and 2010, respectively.

Sales and Marketing

        We market and sell our products through our direct sales organization and indirectly through resellers and systems integrators. Historically, the majority of our domestic sales are made through our direct sales organization, while international sales have primarily been made through our resellers and other channel partners, while sales to U.S. federal government customers are often through our direct sales organization, resellers and systems integrators. We structure our sales organization by function, including direct and channel sales, strategic accounts, technical pre-sales, customer and sales operations, and by region, including the Americas, U.S. Federal, Europe, Middle East and Africa, or EMEA and Asia Pacific, or APAC. As of December 31, 2011, we had thirteen employees in our sales and marketing organizations.

        The selling process for our products follows a typical enterprise software sales cycle. It generally involves one or more of our direct sales representatives, even when a channel partner is involved. The sales cycle for an initial sale normally takes from three to six months, but can extend to more than a year for some sales of SIM One and Cinxi One, from the time of initial prospect qualification to consummation, and typically includes product demonstrations and proof of concepts. We deploy a combination of field account management supported by technical pre-sales specialists to manage the activities from qualification through close. After initial deployment, our sales personnel focus on ongoing account management and follow-on sales. To assist our customers with reaching their business and technical goals for their implementations of our products, our product services organization meets with customers to determine their success criteria and to help formulate both short- and long-term plans for their deployments of our products. We also have assigned specific sales personnel to our larger, more diverse and often global customers in order to understand their individual needs and increase customer satisfaction.

        We derive a portion of our revenues from sales of our products and related services through channel partners, such as resellers and systems integrators. In particular, systems integrators are an important source of sales leads for us in the U.S. public sector, as government agencies often rely on them to meet IT needs, and we use resellers to augment our internal resources in international markets and, to a lesser but increasing extent, domestically. Our agreements with our channel partners are generally non-exclusive. Historically, we used our channel partners to support direct sales of our enterprise threat and risk management platform products. Sometimes we are required by our U.S. government customers to utilize particular resellers. We anticipate that we will derive a significant portion of our SIM One and Cinxi One sales through channel partners. We are currently engaged in a program to increase the effectiveness of our channel partners, while continuing to broaden our channel program, but with a decreased emphasis on adding new channel partners. In part to address the mid-market, we created a dedicated channel team in each of our geographic regions responsible for recruiting, managing and supporting our channel partners and for developing channel partners that will operate more independently.

        We focus our marketing efforts on building brand awareness and on customer lead generation, including advertising, cooperative marketing, public relations activities, web-based seminars and targeted direct mail and e-mail campaigns. We also are building our brand through articles contributed to various trade magazines, public speaking opportunities and international, national and regional trade show participation.

Competition

        We offer a range of enterprise threat and risk management products ranging from our SIEM and log management products to our related connector and response products and complementary solution software and packages. Our products address traditional security and compliance concerns, as well as a range of other risks that businesses face. We believe that there are three primary sources of competition or potential competition for our products and related professional services: custom internal efforts; specialized startup companies; and large software companies.

        A significant source of competition is represented by the custom efforts undertaken by potential customers to analyze and manage the information produced from their existing devices and applications to identify and remediate threats and satisfy compliance requirements. We believe that, over the last several years, a declining portion of potential customers are undertaking such custom efforts, and expect that trend to continue. In addition, some organizations have outsourced these functions to MSSPs.

        For customers that choose to purchase a commercial product rather than developing their own solution, a significant number of specialized, privately-held companies, such as Splunk, NitroSecurity, Q1 Labs and SenSage, have developed, or are developing, products that currently, or in the future are likely to, compete with some or all of our products. This includes companies with log management products that are adding SIEM functionality to their offerings and SIEM companies adding some form of log management product to their offerings, as the two fields converge. These specialized, privately-held companies primarily target their offerings at mid-market and smaller companies. In addition, specialized, privately-held companies competing with us may price their products more competitively than ours, or have an entirely different pricing or distribution model, such as making introductory versions with limited functionality available as freeware products. Further, specialized, privately-held companies have sometimes chosen, and in the future may choose, to partner with larger security-focused software vendors or large diversified enterprise software and hardware vendors to market and sell their competitive products. Partnerships such as these enable specialized, privately-held companies the ability to scale, and allows larger companies the ability to offer product suites that directly compete with ours, enabling both a competitive advantage over us that would otherwise be unavailable to them.

        We also continue to experience competition with several larger security-focused software vendors that offer functionality such as ours, primarily SIEM, as a component of suites of products that include software applications for security and compliance and enterprise management, and in some cases as a point solution. Further, as the market for our enterprise threat and risk management platform continues to grow, we expect that large diversified enterprise software and hardware vendors may seek to enter this market, either by way of the organic development of a competing product line or through the acquisition of a competitor. Larger software vendors that are current or potential competitors include EMC, IBM, Novell, HP and Symantec. Competitors that offer a large array of security or software products may be able to offer products or functionality similar to ours at a more attractive price than we can by integrating or bundling them with their other product offerings.

        We have emerged as a leader in our market by competing successfully against both small and large companies. If our target market continues to grow small, highly specialized competitors may continue to emerge, and large software vendors may continue to add to integrate or bundle their array of security or software products with their other product offerings.

        Mergers, acquisitions or consolidations by and among actual and potential competitors present heightened competitive challenges to our business. The consolidation in our industry increases the likelihood of competition based on integration or bundling, particularly where competitors' products and offerings are effectively integrated, and we believe that consolidation in our industry may increase the competitive pressures we face on all our products. If we are unable to sufficiently differentiate our products from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see a decrease in demand for those products, which would adversely affect our business, operating results and financial condition. Further, it is possible that continued industry consolidation may impact customers' perceptions of the viability of smaller or even medium-sized software firms and consequently customers' willingness to purchase from such firms. Similarly, if customers seek to concentrate their software purchases in the product portfolios of a few large providers, we may be at a competitive disadvantage notwithstanding the superior performance that we believe our products can deliver. We believe that in order to remain competitive at the large enterprise level, we will need to develop and expand relationships with the large system integrators that provide broad ranging products for these governmental and civilian customers.

        The primary competitive factors for our SIM One platform and Cinxi One appliance products are functionality, price, scalability, interoperability with other components of the network and customers' ability to successfully and rapidly deploy the product. We believe that we currently compete favorably with respect to these factors.

        Increased competition could result in fewer customer orders, price reductions, reduced gross margins and loss of market share. Many of our existing and potential competitors, particularly larger companies, enjoy substantial competitive advantages, such as wider geographic presence, access to larger customer bases and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products, and substantially greater financial, technical and other resources. As a result, they may be able to adapt more quickly and effectively to new or emerging technologies and changing opportunities, standards or customer requirements. In addition, large competitors, such as integrated software companies and diversified, global hardware vendors, may regularly sell enterprise-wide and other large software applications, or large amounts of infrastructure hardware, to, and may have more extensive relationships within, large enterprises and government agencies worldwide, which may provide them with an important advantage in competing for business with those potential customers.

Intellectual Property

        Our intellectual property is an essential element of our business. We use a combination of copyright, patent, trademark, trade secret and other intellectual property laws, confidentiality agreements and license agreements to protect our intellectual property. It is our policy that our employees and independent contractors involved in development are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

        Patents and Patent Applications.    We have two issued patents and one patent application pending in the United States. We expect to file additional patent applications as our innovations warrant. Our issued patents expire on January 27, 2022. We do not know whether any of our outstanding patent applications will result in the issuance of a patent, and even if additional patents are ultimately issued, the examination process may require us to narrow our claims. Our issued patents may be contested, circumvented, found unenforceable or invalidated, and we may not be able to prevent third parties from infringing them. Therefore, the exact effect of having a patent cannot be predicted with certainty.

        License Agreements.    We license database software that we integrate with our SIEM products. Our current agreements run through October 2012 and permit us to distribute database software embedded in our SIEM products for customers who may not have already acquired their own licenses. As part of our research and development activities we attempt to identify alternate technology vendors to provide customers and partners the best possible solutions and reduce reliance on any one vendor.

        From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Although we believe that our product offerings do not infringe the intellectual property rights of any third party, we cannot be certain that we will prevail in any intellectual property dispute. If we do not prevail in these disputes, we may lose some or all of our intellectual property protection, be enjoined from further sales of our products that are determined to infringe the rights of others, and/or be forced to pay substantial royalties to a third party, any of which would adversely affect our business, financial condition and results of operations.

Employees

        As of February 29, 2012, we had a total of forty-one employees, consisting of thirteen employees in sales and marketing, fifteen employees in research and development, six employees in professional services and support and seven employees in general and administrative functions. A total of two employees are located outside the United States. None of our employees is represented by a union or covered by a collective bargaining agreement. We consider our employee relations to be good and have never experienced a work stoppage.

Legal Proceedings

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material legal proceedings.

Facilities

        Our corporate headquarters and research and development facilities occupy approximately 11,000 square feet in Piscataway, New Jersey under a lease that expires in March 2023. We believe our facilities are adequate for our needs for at least the next 12 months. We also anticipate that suitable additional or alternative space will be available to accommodate foreseeable expansion of our operations.

Our Corporate History and Information

        BlackStratus, Inc. was originally incorporated as netForensics.com, Inc. on August 4, 1999 in the State of New Jersey. On January 7, 2002, netForensics, Inc., a wholly-owned subsidiary of netForensics.com, Inc., was incorporated in the State of Delaware. On April 30, 2002, netForensics.com, Inc. was merged into netForensics, Inc., in a tax-free reorganization and netForensics, Inc. became the surviving entity. In April 2003, netForensics, Inc. formed a wholly-owned subsidiary in the United Kingdom named netForensics Limited, which was dissolved in January 2011. On March 5, 2012, netForensics, Inc. changed its name to BlackStratus, Inc. Our corporate headquarters are located at 1551 South Washington Avenue, Piscataway, New Jersey 08854, and our telephone number is (732) 393-6000. Our website address is www.blackstratus.com. The information on, or that can be accessed through, our website is not part of this prospectus.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers, directors and director nominees, including their ages as of February 29, 2012.

Name	Age	Position
Dale W. Cline	47	President, Chief Executive Officer, Secretary and Director
Robert S. Yingling	50	Chief Financial Officer (interim)
Chad Skipper	40	Chief Security Officer
Francis Pinello	56	Executive Vice President, Worldwide Field Operations
Dennis Cline	51	Executive Vice President, Corporate Development and Director
Dave Steidle	46	Vice President, Technology
Ed Sim	41	Director

        Dale W. Cline.    Dale Cline has served as our President, Chief Executive Officer and Secretary since January 2007 and as a director since June 2009. From September 2004 to January 2007, Mr. Cline served as our President and Chief Operating Officer. From August 2001 to May 2004, Mr. Cline served as President of Knowledge Products, a division of Global Knowledge Training LLC, an information technology and business skills training company. From January 2000 to June 2001, Mr. Cline served as President and Chief Operating Officer of InfoRay Inc., a provider of cross-enterprise supply chain event management solutions. Mr. Cline also held various senior positions with Network Associates, a provider of computer security solutions, including Vice President of Worldwide Channels and President of the Americas Organization. Prior to that, Mr. Cline served as President of MediaPath Technologies, a software company based in Israel. Mr. Cline began his career in software and sales management at Microsoft Corporation. Mr. Cline holds a Bachelor of Arts from Rutgers University and a Master in Science, Information Technology from the New Jersey Institute of Technology. Mr. Cline brings to our board of directors his perspective and experience as our Chief Executive Officer.

        Robert S. Yingling.    Robert Yingling has served as our interim Chief Financial Officer since February 2012. Since February 2011, Mr. Yingling has worked as an independent consultant primarily in the financial management and systems implementation sectors. From May 2009 through January 2011, Mr. Yingling served as Chief Executive Officer of Lifetopia Corporation, a provider of college and university roommate and housing software solutions. From April 2008 to May 2009, Mr. Yingling was a consultant to Lifetopia and other technology companies. From September 2004 to March 2008, Mr. Yingling served as Vice President and Chief Financial Officer of WRC Media Inc., a supplemental education publisher. Mr. Yingling's other experience includes service as Director of Finance of Smiths Group plc, a global technology company, and Chief Financial Officer of BigStar Entertainment, Inc., an online provider of filmed entertainment products where he led their initial public offering. Mr. Yingling has also served as Director of Finance at Standard Microsystems Corporation, a leading developer of smart mixed-signal connectivity solutions, and as Chief Financial Officer of GDC International, Inc., a manufacturer and distributor of filtering products. Mr. Yingling began his career at Arthur Andersen, where he was a manager in the Audit and Business Advisory Division. Since 2007, Mr. Yingling has served on the board of directors and Chair of the Audit Committee at Gleacher & Company, an independent investment bank. From April 2004 through December 2008, Mr. Yingling served as a director at SA International, a provider of software solutions for the sign making and digital printing industries. Mr. Yingling holds a Bachelor of Science in Accounting from Lehigh University and a Master in Business Administration from the Columbia University Graduate School of Business. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs.

        Chad Skipper.    Chad Skipper has served as our Chief Security Officer since August 2011. From November 2002 to August 2011, Mr. Skipper was a member of the security engineering and product management organization of Cisco Systems, Inc., a provider of Internet network solutions. Mr. Skipper's past experience includes service in security engineering positions at Symantec Corporation, a provider of Internet security solutions, and Trident Data Systems, Inc., a provider of computer equipment and security services. Mr. Skipper is a veteran of the United States Air Force and holds a Bachelor of Science in Computer Information Systems from Park University.

        Francis Pinello.    Francis Pinello has served as our Executive Vice President, Worldwide Field Operations since January 2005. From October 2003 to December 2004, Mr. Pinello served as Vice President, Worldwide Sales for Expand Networks, a provider of WAN optimization solutions. From June 2001 to June 2003, Mr. Pinello served as Vice President of the Mid-Atlantic region for Mercury Interactive Corporation, now a division of Hewlett-Packard. From June 2000 to May 2001, Mr. Pinello served as Vice President, Sales for InfoRay Inc., a provider of cross-enterprise supply chain event management solutions. From 1996 to 2000, Mr. Pinello served in a number of positions and most recently as Vice President of European Operations for Network Associates, a provider of computer security solutions. Mr. Pinello holds a Bachelor of Arts from Lehigh University.

        Dennis Cline.    Dennis Cline has served as our Senior Vice President, Corporate Development since February 2012 and as a director since 2004. Mr. Cline is currently the managing partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 2005 to 2007, Mr. Cline served as our Chief Executive Officer. From 1998 to 2000, Mr. Cline served as the Chief Executive Officer of DirectWeb, a provider of a bundled solution of computer hardware and Internet access for consumers. Prior to DirectWeb, Mr. Cline served as a senior executive at Network Associates, a provider of computer security solutions. Since May 2003, Mr. Cline has served as a member of the board of directors of Marchex, Inc., a digital call advertising company, and is currently a member their Audit, Compensation and Nominating and Governance Committees. Since February 2004, Mr. Cline has served as a member of the board of directors of TraceSecurity, Inc., a provider of security compliance and risk management solutions. Mr. Cline holds a Bachelor of Arts from Rutgers University and a Juris Doctor from Rutgers School of Law. Mr. Cline was selected to serve as a member of our board of directors due to his extensive industry experience.

        Dave Steidle.    Dave Steidle has served as our Vice President, Technology since August 2009. From December 2004 to July 2009, Mr. Steidle served as our Director of Product Management, responsible for driving the strategy for our suite of products and product roadmaps. Mr. Steidle began his career in product management roles with OnDemand Software, a leading provider of self-service training automation software (acquired by Oracle), InfoRay Inc., a provider of cross-enterprise supply chain event management solutions, and DirectWeb, a provider of a bundled solution of computer hardware and Internet access for consumers. Mr. Steidle currently serves on the advisory councils for The Cloud Security Alliance and the New Jersey Technology Council and has previously served as the New Jersey State Assistant Inspector General, Technology. Mr. Steidle holds a Bachelor of Computer Science from East Stroudsburg University.

        Ed Sim.    Ed Sim has served on our board of directors since October 2001. Mr. Sim is a founding member and Managing Director of Dawntreader Ventures, a venture capital firm that invests in software, Internet and digital media companies. Mr. Sim is also a founding member and Managing Partner of BOLDStart Ventures, a seed venture capital firm that invests in early stage technology companies. From 1996 to 1998, Mr. Sim worked at New York-based Prospect Street Ventures, and with the Structured Derivatives Group at JPMorgan. Mr. Sim is a former director of Answers Corporation (Nasdaq: ANSW); Greenplum (acquired by EMC, NYSE: EMC), GoToMyPC/GoToMeeting (acquired by Citrix, Nasdaq: CTXS), Moreover Technologies (acquired by Verisign, Nasdaq: VRSN), LivePerson (Nasdaq: LPSN), Gizmo5 (acquired by Google, Nasdaq: GOOG), and Flashbase (acquired by DoubleClick, Nasdaq: DCLK). Mr. Sim holds a Bachelor of Arts from Harvard College and is a certified financial analyst. Mr. Sim was selected to serve as a member of our board of directors due to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies.

Family Relationships

        Dale Cline, our President, Chief Executive Officer and member of our board of directors, and Dennis Cline, our Senior Vice President, Corporate Development and member of our board of directors, are brothers.

Board Composition

        We currently have three directors, one of whom was elected as a director under board composition provisions of a stockholders rights agreement or our certificate of incorporation. The holders of a majority of our issued and outstanding common stock may designate two persons as members of our board of directors, one of whom shall at all times be our chief executive officer. Storm Ventures, or certain of its affiliates, has the right to designate one member of our board of directors pursuant to the provisions of our stockholders rights agreement and certificate of incorporation. Dawntreader Ventures, or certain of its affiliates, has the right to designate one member of our board of directors pursuant to the provisions of our stockholders rights agreement and certificate of incorporation. Nomura Private Equity Investment LP has the right to designate one member of our board of directors pursuant to the provisions of our stockholders rights agreement and certificate of incorporation. A majority of the board of directors has the right to nominate an "outside" member of our board of directors. The board composition provisions of the stockholders rights agreement and our certificate of incorporation will be terminated upon the closing of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

        Following this offering, our board of directors will be divided into three classes with members of each class of directors serving for staggered three-year terms. Our board of directors will consist of            Class I directors (currently                        ),                         Class II directors (currently                        ) and                        Class III directors (currently                        ), whose initial terms will expire at the annual meetings of stockholders held in 2013, 2014 and 2015, respectively. Our classified board could have the effect of making it more difficult for a third party to acquire control of us.

                                will become members of our board of directors upon the consummation of this offering.

        We have determined that each of                        is an independent director within the meaning of the applicable rules of the SEC and NASDAQ, and that each of                        is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership. In addition, our board of directors has determined that                        is a financial expert within the meaning of the applicable rules of the SEC and NASDAQ.

        In order to comply with SEC and NASDAQ rules, we intend to appoint                        additional directors such that within one year from the listing of our shares on NASDAQ all members of each board committee described below will be independent.

Committees of the Board of Directors

        Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and functioning of our board of directors and all of our committees complies with the rules of the SEC and the NASDAQ Capital Market that are currently applicable to us, and we intend to comply with additional requirements to the extent that they become applicable to us.

Audit Committee

        The audit committee of our board of directors consists of                        .                         serves as the Chairman of the audit committee. Our board of directors has determined that each member of the audit committee is "independent" as that term is defined in the rules of the SEC and the applicable NASDAQ rules. Our board of directors has determined that                        qualifies as an "audit committee financial expert" as such term is defined in the rules of the SEC. In making its determination, our board of directors considered the nature and scope of the experiences and responsibilities                        has previously had with reporting companies.

        The audit committee operates pursuant to a charter that was approved by our board of directors. The purposes of the audit committee are to, among other functions, oversee our accounting and financial reporting processes and the audits of our financial statements, take, or recommend that our board of directors take, appropriate action to oversee the qualifications, independence and performance of our independent auditors, and prepare the audit committee report required to be included in our annual proxy statements.

Compensation Committee

        The compensation committee of our board of directors consists of                        .                         serves as the Chairman of the compensation committee. Our board of directors has determined that each member of the compensation committee is "independent" as that term is defined in the applicable NASDAQ rules.

        The compensation committee operates pursuant to a charter that was approved by our board of directors. The purposes of the compensation committee are to, among other functions, discharge our board of directors' responsibilities relating to compensation of our directors and executives, oversee our overall compensation programs and prepare the compensation committee report required to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee of our board of directors consists of                        .                         serves as the Chairman of the nominating and corporate governance committee. Our board of directors has determined that each member of the nominating and corporate governance committee is "independent" as that term is defined in the applicable NASDAQ rules.

        The nominating and corporate governance committee operates pursuant to a charter that was approved by our board of directors. The purposes of the nominating and corporate governance committee are to, among other functions, identify individuals qualified to become board members, recommend that our board of directors select the director nominees for election at each annual meeting of stockholders and periodically review and recommend any changes to our corporate governance guidelines to our board of directors.

EXECUTIVE COMPENSATION

        The following summary compensation table indicates the cash and non-cash compensation earned for the years ended December 31, 2010 and 2011 by our chief executive officer and each of our other two highest paid executives whose total compensation exceeded $100,000 (if any) for the years ended December 31, 2010 and 2011.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(3)(4)	Total ($)
Dale W. Cline,	2011	285,000	$115,000	—	—	—	—	13,200	413,200
President, Chief Executive	2010	295,000	18,072	—	—	—	—	17,476	330,548
Officer and Director
Francis Pinello,	2011	190,000	12,600	—	—	—	4,125	139,030	345,755
Senior Vice President,	2010	190,400	6,939	—	1,871	—	4,125	104,477	307,812
Worldwide Field
Operations
Brenda Jaeck(2),	2011	195,000	21,207	—	—	—	4,125	—	220,332
Chief Financial Officer	2010	190,000	9,420	—	1,871	—	4,125	—	205,416

(1)
Reflects amounts paid in the following fiscal year in respect of services performed in the identified fiscal year.

(2)
Ms. Jaeck began her employment with us in September 2008. In February 2012, Ms. Jaeck resigned as our Chief Financial Officer. See "—Employment Agreements, Termination of Employment and Change-in-Control Arrangements with our Executive Officers."

(3)
Includes commissions based upon customer orders.

(4)
Includes commuting expenses.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements with our Executive Officers

Dale W. Cline

        On January 1, 2007, we entered into an employment agreement with our President and Chief Executive Officer, Dale Cline. Mr. Cline's agreement originally called for the payment of $250,000 in annual base salary, subject to increases in amounts approved by our board of directors. Mr. Cline is eligible for an annual performance bonus of up to $120,000 and an annual sales incentive (bookings) bonus of up to $30,000. The agreement also entitles Mr. Cline to participate in our management incentive plan, as described below, entitling him to 4% of the net proceeds to be distributed to the holders of our equity securities in connection with a change in control and any other unallocated portion of the pool established under the management incentive plan in connection with such change in control. Mr. Cline's agreement provides standard company insurance and retirement benefits and we reimburse him for commuting expenses in the amount of $1,100 per month. For 2012, Mr. Cline was awarded a base salary of $415,000.

        In connection with his employment, Mr. Cline has been granted options to purchase 4,029,038 shares of our common stock on an as adjusted basis, 3,736,756 of which are fully vested as of December 31, 2011. The shares to be received by Mr. Cline upon exercise of the options are subject to certain transfer restrictions and repurchase rights. These transfer restrictions and repurchase rights terminate upon the closing of this offering.

        Mr. Cline is an employee at-will, and his employment may be terminated by either party with or without prior written notice. Notwithstanding the at-will nature of his employment, in the case of termination by Mr. Cline for good reason, or by us without cause, he will receive his full base salary and benefits for a period of 9 months from the date of termination and a pro rata portion of his annual performance bonus and annual bookings bonus, in each case based on the actual amounts of each bonus paid in the year prior to such termination. "Cause" is defined in Mr. Cline's agreement as his (i) material breach of his employment agreement or confidentiality agreement, (ii) failure or refusal to comply with lawful instructions from our board of directors, (iii) conviction of a felony or crime of moral turpitude or participation in an activity which, if prosecuted, would result qualify as such, or (iv) commission of any material, deliberate and willful act of misconduct, dishonesty or disloyalty against the interests of the company or which is likely to cause substantial harm to the company or its stockholders. "Good reason" is defined in Mr. Cline's agreement as (i) a reduction in compensation without an equivalent reduction for management generally, (ii) a material reduction in his duties or responsibilities or if he is no longer our chief executive officer, or (iii) he is relocated more than 40 miles form our current facilities.

        Pursuant to Mr. Cline's employment agreement and the confidentiality agreement he entered into with us concurrently with the execution of his employment agreement, Mr. Cline agreed not to compete with us for a period ending one year following the termination of his employment with us for any reason. Additionally, Mr. Cline agreed to refrain from soliciting or hiring any of our employees for a period of one year following the termination of his employment with us for any reason.

Francis Pinello

        On January 25, 2005, we entered into an offer letter regarding the employment of our Senior Vice President, Worldwide Field Operations, Francis Pinello. In accordance with the offer letter, Mr. Pinello is to be paid an annual base salary of $180,000. Mr. Pinello is eligible to receive additional targeted annual performance compensation of up to $220,000 if certain performance objectives are met. We also reimburse Mr. Pinello for commuting expenses in the amount of $800 per month. Mr. Pinello is an employee at-will, and his employment may be terminated by either party with or without prior written notice. Notwithstanding the at-will nature of his employment, if Mr. Pinello is terminated without cause, he will receive his full base salary and benefits for a period of three months.

        In connection with his employment, Mr. Pinello has been granted options to purchase 891,519 shares of our common stock on an as adjusted basis, 766,092 of which are fully vested. The shares to be received by Mr. Pinello upon exercise of the options are subject to certain transfer restrictions and repurchase rights. These transfer restrictions and repurchase rights terminate upon the closing of this offering. If Mr. Pinello is terminated without cause within twelve months of a change in control, he will fully vest in 50% of his unvested options.

        Mr. Pinello also entered into an employment, confidential information and assignment of invention, and arbitration agreement as a condition of his employment, whereby Mr. Pinello agreed not to compete with us for a period ending one year following the termination of his employment for any reason. Additionally, Mr. Pinello agreed to refrain from soliciting or hiring any of our employees for a period of one year following the termination of his employment for any reason. Mr. Pinello also agreed not to reveal, at any time, any confidential information or trade secrets of ours and that any intellectual property developments generated by Mr. Pinello during the term of his employment are "works for hire" and are our property.

Brenda Jaeck

        On February 10, 2012, we entered into a separation agreement with Brenda Jaeck, in connection with her resignation as our Chief Financial Officer. This agreement provides for salary continuation in the aggregate amount of $100,000 through September 2012. This agreement contains standard confidentiality provisions, and incorporates the terms of her employment, confidential information and assignment of invention, and arbitration agreement, which contains standard assignment of invention provisions and requires Ms. Jaeck to refrain from competing with us for a period of six months following her termination date and from soliciting or hiring any of our employees for a period of twelve months following her termination date. Subject to limited exceptions in the agreement, we and Ms. Jaeck mutually released each other from all claims arising from her employment. In connection with her execution of this agreement, Ms. Jaeck received her 2011 bonus payment in the amount of $21,207. In the event of a change in control of our company that occurs within three months or six months, respectively, of Ms. Jaeck's employment by a third party, Ms. Jaeck is entitled to an amount equal to 1% or 0.5%, respectively, of the proceeds to be distributed in connection with a change in control pursuant to our management incentive plan (as described below). As of the date of her separation, Ms. Jaeck was vested in 623,892 options to purchase shares of our common stock, which vested options are exercisable until September 2013 in accordance with the provisions of our 2009 stock option and incentive plan and the separation agreement. On February 17, 2012, Ms Jaeck exercised options to purchase 1,000 shares of our common stock for an aggregate exercise price of $20, or $0.02 per share.

Outstanding Change in Control Arrangements

        In February 2009, our amended and restated management incentive plan, or Management Incentive Plan, was adopted by our board of directors. The Management Incentive Plan provides a means by which selected key employees may participate in the proceeds of a change in control transaction. We adopted the Management Incentive Plan in an effort to retain the services of key personnel and provide incentives for such key personnel to exert their maximum efforts for the success of our company.

        Key employees under the Management Incentive Plan are our employees or independent contractors designated by our board of directors and our chief executive officer. Such key employees have an opportunity to participate in the allocation of a cash pool to be established upon the closing of a change in control transaction in accordance with the terms of the Management Incentive Plan. Such cash pool shall be equal to 10% of the net proceeds to be distributed to the holders of our equity securities in connection with a change in control, as determined by our board of directors. Subject to determination by our board of directors and other customary exceptions, a change in control transaction under the Management Incentive Plan means a sale of all or substantially all of our assets, a merger, consolidation or other business combination or any other transaction or series of transactions that results in any person becoming the beneficial owner of 50% or more of our outstanding voting securities. This offering does not constitute a change in control under the Management Incentive Plan.

        Under the Management Incentive Plan, key employees will be allocated their percentage of the cash pool in accordance with the written determination of our board of directors and our chief executive officer, but in any event on a parity with any distribution to holders of our preferred stock and prior to any distribution to holders of our common stock. Key employees that continue their service with our company or our successor are entitled to payment of 50% of such amount upon the closing of such change in control transaction and the remainder 6 months following the closing of such transaction. Key employees that are not offered an opportunity of continued service following a change in control transaction are entitled to payment of the full amount upon the closing of the change in control transaction. In all cases, any amount payable under the Management Incentive Plan shall be reduced on a dollar-for-dollar basis for any amounts a key employee actually receives in such change in control transaction as a result of such key employee's ownership of our equity securities.

Outstanding Equity Awards at Fiscal Year-End

        The following table reflects the outstanding equity awards of the above-named executive officers outstanding as of December 31, 2011.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2011

Name	Grant date	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Option exercise price	Option expiration date
Dale W. Cline,	2/4/09	3,736,756	292,282	$0.02	6/1/18
President, Chief Executive Officer
and Director
Francis Pinello,	2/4/09	734,847	56,672	$0.02	2/4/19
Senior Vice President, Worldwide	12/31/10	31,245	68,755	$0.04	12/13/20
Field Operations
Brenda Jaeck,	9/1/08	550,222	127,083	$0.02	9/30/13
Chief Financial Officer	12/31/10	31,245	68,755	$0.04	9/30/13

Employee Benefit Plans

2009 Stock Option and Stock Incentive Plan

        Our 2009 Stock Option and Stock Incentive Plan, or 2009 Option Plan, was adopted by our board of directors and approved by our stockholders in February 2009, and amended in December 2010. The 2009 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, restricted stock awards and performance-based stock awards. We reserved 12,443,242 shares of our common stock for the issuance of awards under the 2009 Option Plan. As of February 29, 2012, 3,286,471 of these shares were available for issuance under the 2009 Option Plan.

        The 2009 Option Plan is administered by our full board of directors. The administrator of the 2009 Option Plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2009 Option Plan.

        The 2009 Option Plan permits us to make grants to officers, employees, non-employee directors, consultants, and other key persons (including prospective employees). Stock options granted under the 2009 Option Plan have a maximum term of ten years from the date of grant, and have an exercise price of no less than fair market value of the common stock on the date of grant. There are certain limits on the number of awards that may be granted under the 2009 Option Plan.

        In the event of a merger or consolidation in which we are not the surviving entity, sale of substantially all of our common stock to a single person or entity or a group of persons and/or entities acting in concert, sale of substantially all of our assets, or similar "acquisition event," then our board of directors may, in its sole discretion, terminate all outstanding stock options, as of the effective date of such acquisition event following an exercise period. Restricted stock and performance-based awards shall be treated as provided in the relevant award agreement.

        In connection with the adoption of our 2012 Stock Option and Stock Incentive Plan, which is discussed in detail below, our board of directors determined not to grant any further awards under the 2009 Option Plan.

2012 Stock Option and Incentive Plan

        Our 2012 Stock Option and Incentive Plan, or 2012 Option Plan, was adopted by our board of directors and approved by our stockholders on          , 2012. The 2012 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock awards, unrestricted stock awards, cash-based awards, performance share awards and dividend equivalent rights. We reserved          shares of our common stock for the issuance of awards under the 2012 Option Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2012 Option Plan also will be available for future awards. Prior to the effectiveness of this offering, we will not grant any options under the 2012 Option Plan.

        The 2012 Option Plan is administered by either a committee of at least two non-employee directors or by our full board of directors. The administrator of the 2012 Option Plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2012 Option Plan.

        All full-time and part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2012 Option Plan, subject to the discretion of the administrator. Approximately          individuals are currently eligible to participate in the 2012 Option Plan, which includes           officers,          employees who are not officers,          consultants, and          non-employee directors. There are certain limits on the number of awards that may be granted under the 2012 Option Plan. For example, no more than 1,000,000 shares of stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

        The exercise price of stock options awarded under the 2012 Option Plan may not be less than the fair market value of our common stock on the date of the option grant and the term of each option may not exceed 10 years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2012 Option Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

        To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

        Stock appreciation rights may also be granted under our 2012 Option Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. The exercise price of stock appreciation rights granted under our 2012 Option Plan may not be less than the fair market value of our common stock on the date of grant.

        Restricted stock may also be granted under our 2012 Option Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any recipient. The administrator may impose whatever vesting conditions it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

        Deferred stock awards may also be granted under our 2012 Option Plan. Deferred stock awards are stock units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions as the administrator shall determine. Certain grantees, including directors, will be permitted to defer their compensation and receive deferred stock awards in lieu of current cash compensation. All deferred compensation will be structured to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the "Code."

        Grants of deferred stock units are made to our non-employee directors under the 2012 Option Plan. Each non-employee director will be granted, upon his or her election to our board of directors, such number of shares of deferred stock units that are equal in value to $          . These grants will vest on the one year anniversary of the grant date. Annual grants of deferred stock units of the same value will also be made to our non-employee directors around the time of our annual meeting of stockholders. These directors' grants will vest on the one-year anniversary of the grant date or the date of our next annual meeting of stockholders, if earlier.

        Unrestricted stock, cash-based awards, dividend equivalent rights and performance share awards may also be granted under our 2012 Option Plan. Unrestricted stock awards are awards of shares of stock that are free of any restrictions. The administrator may grant unrestricted stock awards in respect of past services or in lieu of other compensation. Cash-based awards are awards that entitle the recipient to receive a cash-denominated payment. The administrator shall establish the terms and conditions of cash-based awards, including the conditions upon which any such award will become vested or payable. Cash-based awards may be made in cash or shares of stock in the administrator's discretion. Dividend equivalent rights are the right to receive credits based on cash dividends that would have been paid on the shares of stock underlying the award and are subject to the terms and conditions specified by the administrator at the time of grant. The 2012 Option Plan also permits the administrator to grant performance share awards that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. These awards are only payable upon the attainment of specified performance goals, as described in the 2012 Option Plan. The maximum performance-based award payable in any performance cycle to any one individual is                shares or $                   in the event of a performance-based award that is a cash-based award.

        In the event of a merger, sale or dissolution of our company, or a similar "sale event," all stock options and stock appreciation rights granted under the 2012 Option Plan will automatically become fully exercisable and all other awards granted under the 2012 Option Plan will become fully vested and non-forfeitable unless these awards are assumed by an entity whose shares are publicly traded.

        Our board of directors may amend or discontinue the 2012 Option Plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder's consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may not "reprice" or otherwise reduce the exercise price of outstanding stock options. Further, amendments to the 2012 Option Plan will be subject to approval by our stockholders if the amendment (1) increases the number of shares available for issuance under the 2012 Option Plan, (2) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan, (3) materially changes the method of determining fair market value for purposes of the 2012 Option Plan, (4) is required by the NASDAQ Capital Market rules or (5) is required by the Code to ensure that incentive options are tax-qualified.

Compensation of Directors

        Our directors did not receive compensation for their service as directors for the year ended December 31, 2011.

Discussion of Director Compensation

        Directors who are also our employees receive no additional compensation for their services as directors. Beginning                , 2012, each current non-employee director is entitled to receive an annual fee from us of $25,000. The chairpersons of our audit committee and compensation committee will each receive an additional annual fee of $10,000 and 7,500, respectively, while the other members of the audit committee and compensation committee will each receive an additional annual fee of $5,000. Our non-employee directors will not be entitled to any additional compensation for attendance at in-person or telephonic board of directors or committee meetings. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of directors and committee meetings. If any new non-employee director joins our board of directors prior to                , 2012, such new director will be eligible to receive the annual fee and other compensation described above immediately upon their election.

        Upon election to our board of directors, non-employee directors are granted                stock options pursuant to the terms of our 2012 Stock Option and Incentive Plan. All such stock options shall be granted at the fair market value on the grant date. These stock options vest on the one year anniversary of the grant date. Additional grants of stock options to our non-employee directors will be made annually. The vesting of these stock options accelerates upon a change of control.

Limitation of Liability and Indemnification

        As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, our by-laws provide that:

  •
  we will indemnify our directors, executive officers and, in the discretion of our board of directors, employees to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to executive officers and employees, in connection with legal proceedings, subject to limited exceptions.

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify these directors and executive officers to the fullest extent permitted by law and our certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

        We also maintain a general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers of our company, or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangements with Dawntreader Ventures and Storm Ventures

Subordinated Secured Convertible Promissory Notes and Series B-1 Warrants

        Since May 2008, we have sold subordinated secured convertible promissory notes and warrants to purchase shares of our Series B-1 convertible preferred stock to funds affiliated with Dawntreader Ventures and Storm Ventures pursuant to a secured note purchase agreement, dated May 15, 2008, by and among us, Dawntreader Ventures, Storm Ventures and Carey Property Management Limited Liability Company. Storm Ventures beneficially owns at least 5% of our voting securities. Dawntreader Ventures beneficially owns at least 5% of our voting securities and is affiliated with Ed Sim, a member of our board of directors. Mr. Sim is a co-founder and managing director of Dawntreader Ventures.

        In connection with the sale of our subordinated secured convertible promissory notes and warrants in each of these transactions, we entered into agreements with Dawntreader Ventures and Storm Ventures that provided for, among other things, registration rights, participation rights, rights of first refusal, co-sale rights, agreements regarding the number and election of our directors and various reporting obligations. Upon the completion of this offering, our ongoing obligations under these agreements, except for our obligations regarding registration rights, which are described in the section entitled "Description of Capital Stock—Registration Rights," will either terminate in accordance with their terms or be terminated.

        In 2010, Dawntreader Ventures and Storm Ventures purchased notes in an aggregate principal amount of $225,000 and $225,000, respectively, each note bearing interest at a rate equal to the lesser of 7.5% per annum and the maximum amount permitted by law. The notes are convertible into shares of our preferred stock issued in connection with a round of equity financing meeting certain qualifications. Pursuant to the note purchase agreement and in connection with its note purchases, we issued Dawntreader Ventures and Storm Ventures warrants to purchase 2,250,000 and 2,250,000, respectively, shares of our Series B-1 convertible preferred stock.

        In 2011, Dawntreader Ventures and Storm Ventures purchased notes in an aggregate principal amount of $240,000 and $360,000, respectively, each note bearing interest at a rate equal to the lesser of 20% per annum and the maximum amount permitted by law. The notes are convertible into shares of our preferred stock issued in connection with a round of equity financing meeting certain qualifications. Pursuant to the note purchase agreement and in connection with its note purchases, we issued Dawntreader Ventures and Storm Ventures warrants to purchase 2,399,843 and 3,600,000, respectively, shares of our Series B-1 convertible preferred stock.

        As of December 31, 2011, the aggregate principal amount outstanding under all notes issued to Dawntreader Ventures and Storm Ventures and all accrued but unpaid interest thereon was $1,284,760 and $2,994,815, respectively, and they hold warrants to purchase 10,899,843 and 24,600,000, respectively, shares of our Series B-1 convertible preferred stock. Dawntreader Ventures and Storm Ventures have agreed to amend the notes and convert the entire outstanding principal amount and accrued but unpaid interest thereon into shares of our common stock and to terminate the secured note purchase agreement, and all related agreements, upon the consummation of this offering. Further, Dawntreader Ventures and Storm Ventures have elected to exercise all warrants for shares of Series B-1 convertible preferred stock and agreed to convert such shares into shares of our common stock. See "Description of Capital Stock—Preferred Stock."

Arrangements with Carey Property Management Limited Liability Company

Subordinated Secured Convertible Promissory Notes and Series B-1 Warrants

        In August 2010, we sold a subordinated secured convertible promissory note in the aggregate principal amount of $250,000 to Carey Property Management Limited Liability Company bearing interest at a rate equal to the lesser of 7.5% per annum and the maximum amount permitted by law. The notes are convertible into shares of our preferred stock issued in connection with a round of equity financing meeting certain qualifications. Carey Property Management Limited Liability Company joined the note purchase agreement and, in connection with its note purchase, we issued Carey Property Management Limited Liability Company a warrant to purchase 2,500,000 shares of our Series B-1 convertible preferred stock. Carey Property Management Limited Liability Company is owned by Doug Cline.

        As of December 31, 2011, the aggregate principal amount outstanding under the note issued to Carey Property Management Limited Liability Company and all accrued but unpaid interest thereon was $275,120. Carey Property Management Limited Liability Company has agreed to amend its note and convert the entire outstanding principal amount and accrued but unpaid interest thereon into shares of our common stock and to terminate the secured note purchase agreement, and all related agreements, upon the consummation of this offering. Further, Carey Property Management Limited Liability Company has elected to exercise its warrant for shares Series B-1 convertible preferred stock and agreed to convert such shares into shares of our common stock. See "Description of Capital Stock—Preferred Stock."

Arrangements with Doug Cline

        In August 2011, we sold Doug Cline a convertible promissory note in the principal amount of $250,000, bearing interest at a rate equal to the lesser of 20% per annum and the maximum permitted by law (Cline Short Term Note). Mr. Cline is the brother of Dale Cline, our chief executive officer, and Dennis Cline, a member of our board of directors and our executive vice president of corporate development. Pursuant to the terms of the note, Mr. Cline may convert all or any of the outstanding principal amount and accrued but unpaid interest thereon into that number of shares of our Series B-1 convertible preferred stock as is equal to the quotient obtained by dividing (i) the then outstanding principal and accrued but unpaid interest on the note by (ii) $0.10. As of December 31, 2011, the aggregate principal amount outstanding under the note issued to Mr. Cline and all accrued but unpaid interest thereon was $250,959.

Loans to Dale Cline

        Dale Cline, our chief executive officer, borrowed an aggregate principal amount of $41,199 pursuant to three loans from us in 2011. These loans were non-interest bearing. On March 15, 2012, Mr. Cline satisfied these loans. Mr. Cline currently has no loans outstanding from us.

Indemnification and Employment Agreements

        We have agreed to indemnify our directors and officers in certain circumstances. See "Management—Limitation of Liability and Indemnification." We have also entered into employment agreements or offer letters, and non-competition agreements with certain of our executive officers. See "Management—Employment Agreements, Termination of Employment and Change-in-Control Arrangements with our Executive Officers."

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of February 29, 2012 unless otherwise indicated, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

  •
  each beneficial owner of more than 5% of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 29, 2012 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations below are based on 120,840,196 shares outstanding as of February 29, 2012, which assumes (a) the conversion of all outstanding shares of our Series A-1 convertible preferred stock into shares of our common stock, (b) the exercise of all outstanding Investor Warrants into shares of our Series B-1 convertible preferred stock and the conversion of such stock into shares of our common stock, (c) the conversion of all outstanding Investor Convertible Promissory Notes into shares of our common stock, and (d) the exercise of all outstanding SVB Warrants into shares of our common stock.

        We have granted to the underwriters the option to purchase up to an additional          shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any. Information in the following table assumes that the underwriters do not exercise their over-allotment option.

	Common Stock Beneficially Owned Prior to Offering		Common Stock Beneficially Owned After the Offering
Name and Address of Beneficial Owners(1)	Number	Percent	Number	Percent
More Than 5% Holders
Storm Ventures Funds(2)	64,248,171	53.2
Dawntreader Funds(3)	36,494,508	30.2
Nomura Private Equity Investment LP(4)	9,420,612	7.8
Executive Officers and Directors
Dale W. Cline(5)	3,931,092	3.2
Francis Pinello(6)	812,157	*
Brenda Jaeck(7)	623,892	*
Dennis Cline(8)	666,403	*
Ed Sim(9)	36,494,508	30.2
All executive officers and directors as a group (7 persons)(10)	42,452,706	33.5

*
less than 1%

(1)
Unless otherwise noted, the address for each of the named beneficial owners is: 1551 South Washington Avenue, Piscataway, New Jersey 08854.

(2)
Amounts shown reflect the aggregate number of shares of our common stock held by, and issuable to, upon conversion of outstanding shares of our Series A-1 convertible preferred stock and Series B-1 convertible preferred stock, Storm Ventures Fund II, LLC and Storm Ventures Fund II(A), LLC (collectively, the "Storm Ventures Funds"). The address of the Storm Ventures Funds is c/o Storm Ventures Fund II LLC, 2440 Sand Hill Road, #301, Menlo Park, CA 94025. The Storm Ventures Funds are under common control.

(3)
Amounts shown reflect the aggregate number of shares of our common stock held by, and issuable to, upon conversion of outstanding shares of our Series A-1 convertible preferred stock and Series B-1 convertible preferred stock, Dawntreader Fund II LP, Dawntreader Fund II A LP, Dawntreader Fund II Offshore LP, and Dawntreader Fund II Affiliates LP (collectively, the "Dawntreader Funds"). The address of the Dawntreader Funds is c/o Dawntreader Ventures, 1270 Avenue of the Americas, 5th Floor, New York, NY 10020. Dawntreader Ventures is the investment advisor to the Dawntreader Funds, which are beneficial owners of more than 5% of our voting securities. The general partner of Dawntreader Fund II LP, Dawntreader Fund II A LP, and Dawntreader Fund II Affiliates LP is Wit/DT II Advisors, LLC. The general partner of Dawntreader Fund II Offshore LP is Wit/DT II Offshore Advisors, LP, the general partner of which is Wit/DT II Offshore Advisors, Ltd., a wholly owned subsidiary of Wit/DT II Advisors, LLC. Robert H. Lessin Venture Capital LLC and Daniel DeWolf are the managing members of Wit/DT II Advisors, LLC and share voting and dispositive power over the shares held by the Dawntreader Funds. Ed Sim, a member of our board of directors since October 2001, is a managing director of Dawntreader Ventures and a member of Wit/DT II Advisors, LLC and may be considered to have beneficial ownership of the Dawntreader Funds' interest in us. Ed Sim disclaims ownership of the shares held by the Dawntreader Funds except to the extent of his pecuniary interest in such shares. See Note 11 below.

(4)
Amounts shown reflect the aggregate number of shares of our common stock held by, and issuable to, upon conversion of outstanding shares of our Series A-1 convertible preferred stock, Nomura Private Equity Investment LP ("Nomura"). The address of Nomura is Nomura Private Equity Investment LP acting through its General Partner, NPEI GP Limited of 1 Angel Lane, London EC4R 3AB, United Kingdom

(5)
Includes 3,931,092 shares subject to options that are immediately exercisable or exercisable within 60 days of February 29, 2012.

(6)
Includes 812,157 shares subject to options that are immediately exercisable or exercisable within 60 days of February 29, 2012.

(7)
Includes 622,892 shares subject to options that are immediately exercisable or exercisable within 60 days of February 29, 2012.

(8)
Includes 666,403 shares subject to options that are immediately exercisable or exercisable within 60 days of February 29, 2012.

(9)
Mr. Sim is managing director of Dawntreader Ventures and a member of Wit/DT II Advisors, LLC and may be considered to have beneficial ownership of the Dawntreader Funds' interest in us. Mr. Sim disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares. Mr. Sim has been a member of our board of directors since October 2001.

(10)
Includes 5,958,198 shares subject to options that are immediately exercisable or exercisable within 60 days of February 29, 2012.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus. The following discussion is qualified in its entirety by reference to such exhibits.

General

        Upon completion of this offering, our authorized capital stock will consist of          shares of common stock, par value $0.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws to be in effect at the closing of this offering, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated by-laws as our by-laws.

        As of February 29, 2012, there were 6,484,351 shares of our common stock outstanding held by forty-two stockholders of record, 30,299,199 shares of our Series A-1 convertible preferred stock outstanding held by seven stockholders of record, no shares of our Series B-1 convertible preferred stock outstanding and outstanding options to purchase 8,846,675 shares of our common stock under our stock option plans. Upon the completion of this offering, (a) all outstanding shares of our Series A-1 convertible preferred stock will convert into shares of our common stock, (b) all outstanding Investor Warrants will be exercised for shares of our Series B-1 convertible preferred stock and such stock will convert into shares of our common stock, (c) all outstanding Investor Convertible Promissory Notes will convert into shares of our common stock, and (d) the outstanding SVB Warrant will be exercised for shares of our common stock.

Common Stock

        The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Other than as described in the section entitled "—Put Rights," holders of our common stock have no preemptive, subscription, redemption or conversion rights. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable

Preferred Stock

        Upon the closing of this offering, (a) all outstanding shares of our Series A-1 convertible preferred stock will be converted into shares of our common stock and (b) all outstanding Investor Warrants will be exercised for shares of our Series B-1 convertible preferred stock and such stock will be converted into shares of our common stock.

        Upon completion of this offering, our certificate of incorporation will provide for the designation and issuance of, and our board of directors will be authorized, without action by the stockholders, to designate and issue, up to          shares of preferred stock in one or more series. Our board of directors can fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock. Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Warrants

        In connection with our sales of subordinated secured convertible promissory notes since May 2008, we issued warrants to the purchasers of notes in these transactions. Each warrant expires on May 15, 2018 and each provides the right to purchase shares of our Series B-1 convertible preferred stock at an exercise price of $0.10 per share. The warrants may be exercised at the option of the holder either by delivery of the exercise price in cash or by a cashless exercise. All holders of warrants to purchase an aggregate of 37,999,843 shares of our Series B-1 convertible preferred stock have elected to exercise such warrants upon the consummation of this offering and to convert such shares of Series B-1 convertible preferred stock into shares of our common stock. See "—Preferred Stock."

        We have also agreed to issue Aegis Capital Corp. (and/or its designees), an aggregate of                common stock purchase warrants to purchase a number of shares of our common stock, which is equal to an aggregate of five percent (5%) of the shares sold in the offering. See "Underwriting—Other Terms."

Registration Rights

Stockholder Rights Agreement and Agreement Regarding Investor Rights and Obligations

        We entered into a stockholder rights agreement, dated November 7, 2003, with certain of our preferred and common stockholders. In May 2008, the stockholders rights agreement was amended to provide that shares of our Series A-1 convertible preferred stock and Series B-1 convertible preferred stock shall be deemed to be registrable securities thereunder and that the holders of shares of our Series A-1 convertible preferred stock and Series B-1 convertible preferred stock would have identical rights as those applicable to each series of registrable securities under the stockholder rights agreement. Subject to the terms of the stockholder rights agreement, as amended, holders of shares having registration rights can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

        Demand Registration Rights.    The holders of at least 40% of any series of registrable securities, have the right to demand that we file a registration statement on Form S-1 covering the offering and sale of their respective shares of registrable securities, provided in each case that the anticipated aggregate public offering price would be at least $10 million; provided further, we are not obligated to cause the registration statement to become effective (x) during the period beginning 30 days prior to our good faith estimate of the date of filing of, and ending 90 days after the effective date of, a registration initiated by us, or (y) if the registrable securities may be immediately registered on Form S-3 pursuant to a request made pursuant to the stockholders rights agreement. We are not obligated to file a registration statement on Form S-1 on more than 2 occasions for any series of registrable securities; however, this offering will not count toward that limitation.

        If we are eligible to file a registration statement on Form S-3, any holder of registrable securities pursuant to the stockholder rights agreement, as amended, has the right to demand, on one or more occasions, that we file a registration statement on Form S-3 to cover the offer and sale of their shares of registrable securities, provided that the aggregate amount of securities to be sold pursuant to such request exceeds $1,000,000. We are not obligated to file a registration statement on Form S-3 if we have filed an registration on Form S-3 within the 6 month period preceding the date of such request.

        We have the ability to delay the filing of a registration statement under specified conditions, such as if our board of directors deems it in the best interest of us and our stockholders to delay such filing. Such postponements cannot exceed 90 days and we may not utilize this right more than once in any 12 month period.

        Piggyback Registration Rights.    The holders of registrable securities under the stockholder rights agreement have piggyback registration rights. Under these provisions, if we register any securities for public sale, including pursuant to any stockholder initiated demand registration, the holders of registrable securities will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of Registration.    Subject to limited exceptions, we will pay all registration expenses, other than underwriting discounts and commissions, related to any demand or piggyback registration.

        Indemnification.    The stockholders rights agreement, as amended, contains customary cross indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements, omissions or violation of securities law in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Advisory Services Agreement

        We entered into an advisory services agreement with Sigma Capital Advisors, LLC, dated January 31, 2012. Subject to the terms of this agreement, Sigma Capital Advisors, LLC and Sigma Opportunity Fund II, LLC can request that their shares be covered by a registration statement that we are otherwise filing. Under these provisions, if we register any securities for public sale, the holder of registrable securities will have the right to include their shares in the registration statement, subject to customary exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement. This right is not applicable to any shares of our common stock issued or issuable to Sigma upon conversion of their secured promissory notes.

Put Rights

        We entered into a purchase and credit agreement with Sigma Opportunity Fund II, LLC, dated January 31, 2012. Subject to the terms of this agreement, Sigma may elect to cause us to purchase all or any part of our shares of common stock held by Sigma or Sigma Capital Advisors, LLC at a purchase price of $0.10 per share up to 2,450,000 (assuming the issuance of the 700,000 shares subject to escrow). This right is not applicable to any shares of our common stock issued or issuable to Sigma upon conversion of their secured promissory note.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

        Our certificate of incorporation and by-laws will, upon completion of this offering, include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

        Board Composition and Filling Vacancies.    In accordance with our certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

        No Written Consent of Stockholders.    Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our by-laws or removal of directors by our stockholder without holding a meeting of stockholders.

        Meetings of Stockholders.    Our by-laws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

        Advance Notice Requirements.    Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the by-laws.

        Amendment to Certificate of Incorporation and By-Laws.    As required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our by-laws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

        Undesignated Preferred Stock.    Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporate Law

        Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

NASDAQ Capital Market Listing

        We have applied for the listing of our common stock on the NASDAQ Capital Market under the symbol "BLKS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is          .

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock approved for quotation on the NASDAQ Capital Market, we cannot assure you that there will be an active public market for our common stock. Because some shares of common stock will not be available for sale shortly after this offering as a result of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the future prevailing market price and our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon completion of this offering, we will have outstanding an aggregate of          shares of common stock, assuming the issuance of          shares of common stock offered hereby and no exercise of options after                    , 2012. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, whose sales would be subject to certain limitations and restrictions described below.

        The remaining shares of common stock held by existing stockholders (          shares, as of          , 2012, assuming the exercise of all of our outstanding common stock warrants and preferred stock warrants, the conversion of all of our outstanding convertible debt and the conversion of all of our outstanding preferred stock into          shares of our common stock) are "restricted securities" as that term is defined in Rule 144, and were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. Of these shares,          will be subject to "lock-up" agreements described below on the effective date of this offering. On the effecttive date of this offering, there will be           shares which are not subject to lock-up agreements and eligible for sale pursuant to Rule 144; and on the date that is 90 days after the date of this offering, there will be          shares which are not subject to lock-up agreements and eligible for sale pursuant to Rules 144 and 701. Upon expiration of the lock-up agreements 180 days after the effective date of this offering (unless extended in certain specified circumstances described below), the          shares of our common stock subject to lock-up agreements will immediately become eligible for sale, subject in some cases to the limitations of Rule 144. Following the date that is 180 days after the effective date of this offering,          shares that are subject to lock-up agreements will be eligible for sale at various times in the future, subject to the limitations of Rule 144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

Days after date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness		Shares sold in this offering.
Upon Effectiveness		Freely tradable shares saleable under Rule 144 that are not subject to the lock up.
90 Days		Shares saleable under Rules 144 and 701 that are not subject to a lock up.
180 Days		Lock up released; shares saleable under Rules 144 and 701.
Thereafter		Restricted securities held for one year or less.

Employee Benefit Plans

        As of February 29, 2012, there were a total of 8,846,675 shares of common stock subject to outstanding options under our 2009 Stock Option and Stock Incentive Plan, 7,540,380 of which were vested and exercisable. However, for 180 days after this offering, any shares issued upon exercise of these options will be subject to a lock-up agreement for such 180 day period. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act of 1933 to register all of the shares of common stock issued or reserved for future issuance under the 2009 Stock Option and Stock Incentive Plan and the 2012 Stock Option and Incentive Plan. Assuming we complete our initial public offering on or prior to          , 2012, on the date which is 180 days after the effective date of this offering, a total of approximately          shares of common stock subject to outstanding options will be vested and exercisable. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 2009 Stock Option and Stock Incentive Plan and the 2012 Option Plan generally would be available for resale in the public market.

Lock-up Agreements

        We, all of our directors and executive officers and certain of our other stockholders, have agreed, subject to certain limited exceptions, that, without the prior written consent of Aegis Capital Corp., we and they will not, during the period ending 180 days after the date of this prospectus: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        Notwithstanding the foregoing, if: (1) during the last 17 days of the 180-day restricted period we issue a release regarding earnings or regarding material news or events relating to us; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Rule 144

        In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreements referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our "affiliates," as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

  •
  1% of the number of common shares then outstanding, which will equal approximately            shares of common stock immediately after this offering (calculated on the basis of the assumptions described above and assuming the underwriter's exercise their over-allotment option in full); or

  •
  the average weekly trading volume in the common stock on the NASDAQ Capital Market during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, subject to the lock-up agreements discussed above, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the holding period or public information requirements of Rule 144.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and subject to the contractual restrictions described above. Beginning 90 days after the date of this prospectus, such securities may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates without compliance with the one year minimum holding period requirements under Rule 144.

Registration Rights

        Upon completion of this offering, the holders of at least              shares of our common stock will be eligible for certain rights with respect to the registration of such shares under the Securities Act of 1933. See "Description of Capital Stock—Registration Rights." Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable.

 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of the material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our common stock purchased by the investor pursuant to this offering. As used in this discussion, references to "we", "our" and "us" refer only to BlackStratus, Inc.

        The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a "Non-U.S. Holder." The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading "Non-U.S. Holders."

        This summary is based on the Code its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own our common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

  •
  financial institutions or financial services entities;

  •
  broker-dealers;

  •
  taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

  •
  tax-exempt entities;

  •
  governments or agencies or instrumentalities thereof;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  certain expatriates or former long-term residents of the United States;

  •
  persons that actually or constructively own 5 percent or more of our voting stock;

  •
  persons that acquired our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

  •
  persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

  •
  persons whose functional currency is not the U.S. dollar.

        This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our common stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

        We have not sought, and will not seek, a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

        THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

        A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the shares of our common stock. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such cash distribution in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder's adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under "—Taxation on the Disposition of Common Stock" below.

        Any dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute "qualified dividends" that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the regular

U.S. federal income tax rate applicable to dividends is scheduled to return to the regular tax rate generally applicable to ordinary income.

Taxation on the Disposition of Common Stock

        Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common stock.

        The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes After 2012

        For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Non-U.S. Holders

Taxation of Distributions

        Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an "80/20 company" for U.S. federal income tax purposes, as described below, any such dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a cash distribution, we may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder's adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder's adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under "—Taxation on the Disposition of Common Stock" below.

        There is a possibility that we may qualify as an "80/20 company" for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80% of its gross income earned directly or from subsidiaries during an applicable testing period is "active foreign business income." The 80% test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. However, the current 80/20 company rules generally have been repealed for tax years beginning on or after January 1, 2011. A Non-U.S. Holder should consult with its own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

        Cash dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder's holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder's holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

        Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

        In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our "United States real property interests" equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S.

federal income tax purposes. Based on the current composition of the assets of us and our subsidiaries, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5% of our common stock, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our common stock.

Payments After 2012

        Effective generally for payments made after December 31, 2012, a Non-U.S. Holder may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, our common stock if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, the Non-U.S. Holder are not satisfied. If payment of such withholding taxes is required, a Non-U.S. Holder that is otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect to such dividends and proceeds generally will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

        In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. Holder who:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that backup withholding is required; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

        Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING

        Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated        , 2012 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Aegis Capital Corp.
Total

        The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters' obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

Commissions and Discounts

        The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Total
	Per Share	Without Over- allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount (7.0%)	$	$	$
Non-accountable expense allowance (1.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discount, will be approximately $            .

Overallotment Option

        We have granted a 45-day option to the underwriters to purchase up to an additional        shares of common stock (15% of the common stock sold in this offering) sold on the date hereof, at the same price as the initial shares offered. If the underwriters fully exercise this option, the total public offering price (before expenses) and net proceeds to us will be approximately $         million and $         million, respectively, based on a public offering price of $        per share.

Lock-ups

        We, our directors and executive officers and certain of our stockholders have entered into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of three months from the effective date of this offering without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the common stock. Notwithstanding these limitations, these common shares may be transferred by gift, will or intestate succession, or by judicial decree under certain limited circumstances.

        The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

        Any of the securities subject to the lock-up agreement may be released in whole or part from the terms thereof only upon the approval of the representative; provided, however, that we must announce any such release through a major news service and such release will only be effective two business days after the publication date of such press release.

Electronic Offer, Sale and Distribution of Shares

        A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The representative may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to selling group members that may make Internet distributions on the same basis as other allocations.

Right of First Refusal

        We have granted the representative, for a period of twelve months after the closing of this offering, a right of first refusal to act, in our discretion, as lead underwriter or minimally as co-manager with at least 50% of the economics, or, in the case of a three-underwriter or placement agent transaction, 33% of the economics.

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts or may be

"naked" shorts. The underwriters may close out any covered short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if a representative of an underwriter purchases common stock in the open market in stabilizing transactions or to cover short sales, the underwriter can require the representative that sold those shares as part of this offering to repay the underwriting discount received by such representative.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

        In determining the public offering price, we and the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we, nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

        Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to        shares offered in this prospectus for our directors, officers, employees, business associates and other persons with whom we have a relationship. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Other Terms

        In connection with this offering, the underwriters and certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

        In addition, the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.

        From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

        We have also agreed to issue to Aegis Capital Corp. (and/or its designees), an aggregate of            common stock purchase warrants to purchase a number of shares of our common stock, which is equal to an aggregate of five percent (5%) of the shares sold in the offering. The warrants will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing one year (1) year after the effective date of this offering, and will be exercisable, in whole or in part, for four (4) years thereafter. The warrants are not redeemable by us, and allows for "cashless" exercise. The warrants also provide for one demand registration right and unlimited "piggyback" registration rights at our expense with respect to the underlying shares of common stock during the four (4) year period commencing one (1) year after the effective date of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrants (and underlying shares) issued to Aegis Capital Corp. (and/or its designees) may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the effective date of this offering; provided, however, that the warrants (and underlying shares) may be transferred to officers or partners of the underwriters and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

        We have also agreed to pay the underwriter expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual; (b) up to $20,000 for the fees of the underwriters' "blue sky" counsel relating to the registration or qualification of the shares under the "blue sky" securities laws of applicable states and other jurisdictions, (c) up to $20,000 of actual accountable "road show" expenses, and (d) up to $20,000 for the underwriters use of Ipreo's book-building, prospectus tracking and compliance software for this offering.

Offer restrictions outside the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by DLA Piper LLP (US), Boston, Massachusetts. Reed Smith LLP, New York, New York is acting as counsel to the underwriters in this offering.

EXPERTS

        The consolidated financial statements of BlackStratus, Inc. as of December 31, 2010 and 2011, and for each of the two years in the period ended December 31, 2011, appearing in this prospectus and in the registration statement have been audited by EisnerAmper LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

        The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

        You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

BlackStratus, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
BlackStratus, Inc.

        We have audited the accompanying consolidated balance sheets of BlackStratus, Inc. (formerly known as netForensics, Inc.) (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2011. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations, negative cash flows from operations and current maturities of notes payable raise substantial doubt about its ability to continue as a going concern. Management's plans considering these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EISNERAMPER LLP

Edison, New Jersey

April 13, 2012

BlackStratus, Inc.

Consolidated Balance Sheets

(dollars in thousands)

December 31,

	2011	2010
Assets
Current assets
Cash and cash equivalents	$483	$589
Accounts receivable, net of allowance of $0 and $59, respectively	1,632	1,496
Receivable from officer	41	—
Prepaid expenses and other assets	86	234

Total current assets	2,242	2,319
Fixed assets, net	136	178
Intangible assets, net	9	122
Restricted cash	36	37

Total assets	$2,423	$2,656

Liabilities and Stockholders' Deficit
Current liabilities
Convertible promissory notes including due to related parties, net of debt discounts of $144 and $24, respectively	$3,906	$3,176
Borrowings under line of credit	777	569
Contingent note payable—founders	2,750	2,750
Capital lease obligation—current portion	51	40
Note payable—short term	250	250
Accounts payable	1,314	1,090
Accrued expenses and other liabilities	912	1,284
Accrued interest	1,306	953
Deferred revenue	3,136	3,607

Total current liabilities	14,402	13,719
Capital lease obligation, net of current portion	24	49

Total liabilities	14,426	13,768

Commitment and contigencies (Note 11)	—	—
Stockholders' deficit
Series A-1 convertible preferred stock, $0.0001 par value; 30,299,199 shares authorized, issued, and outstanding liquidation value of $19,764 and $18,476 as of December 31, 2011 and 2010, respectively	12,946	12,946
Series B-1 convertible preferred stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding, no liquidation value	—	—
Common Stock, $0.0001 par value, 110,000,000 shares authorized; 5,452,077 and 5,409,569 shares issued, 4,734,351 and 4,691,843 shares outstanding, respectively	31,679	31,679
Additional paid in capital	5,183	4,997
Treasury Stock; 717,726 shares of common stock, at cost	(2,951)	(2,951)
Accumulated deficit	(58,860)	(57,455)
Accumulated other comprehensive loss	—	(328)

Total stockholders' deficit	(12,003)	(11,112)

	$2,423	$2,656

See accompanying notes to consolidated financial statements

BlackStratus, Inc.

Consolidated Statements of Operations

(dollars, except per share data, in thousands)

For the Years Ended December 31,

	2011	2010
Revenues
Software licenses	$1,638	$3,301
Post contract support and services	6,361	7,427
Recurring security services	1,222	1,083

	9,221	11,811
Cost of revenues	2,086	2,078

Gross profit	7,135	9,733

Operating expenses
Research and development	2,090	2,919
Sales and marketing	3,257	5,824
General and administrative	2,634	2,866

Total operating expenses	7,981	11,609

Loss from operations	(846)	(1,876)
Other income (expense)
Other income	—	1
Realized currency translation	(328)	—
Interest expense	(479)	(378)

Total other income (expense), net	(807)	(377)

Loss before income tax benefit	(1,653)	(2,253)
Income tax benefit	248	—

Net loss	(1,405)	(2,253)

Undeclared dividends on Series A-1 convertible preferred stock	(1,288)	(1,288)

Net loss available for common stockholders	$(2,693)	$(3,541)

Basic and diluted weighted average number of common shares outstanding	5,426,180	5,370,317

Basic and diluted net loss per common share	$(0.50)	$(0.66)

See accompanying notes to consolidated financial statements

BlackStratus, Inc.

Consolidated Statements of Comprehensive Loss

(dollars in thousands)

For the Years Ended December 31,

	2011	2010
Net loss	$(1,405)	$(2,253)
Other comprehensive loss
Foreign currency translation adjustment	—	28

Comprehensive loss	$(1,405)	$(2,225)

See accompanying notes to consolidated financial statements

BlackStratus, Inc.

Consolidated Statements of Changes in Stockholder's Deficit

(Dollars in thousands)

For the Years Ended December 31, 2011 and 2010

	Series A-1 Convertible Preferred Stock
			Common Stock			Treasury			Accumulated Other Comprehensive Income (Loss)
					Add'l Paid in Capital			Accumulated Deficit		Stockholders' Deficit
	# of Shares	Amount	# of Shares	Amount		# of Shares	Amount
Balance—December 31, 2009	30,299,119	$12,946.00	5,353,854	$31,679	$4,876	469,136	$(2,950)	$(55,202)	$(356)	$(9,007)
Repurchase of common stock						248,590	(1)			(1)
Exercise of stock options			55,715		5					5
Fair market value of warrants attached to convertible promissory notes					88					88
Stock-based compensation					28					28
Foreign currency translation adjustment									28	28
Net loss								(2,253)		(2,253)

Balance—December 31, 2010	30,299,119	$12,946	5,409,569	$31,679	$4,997	717,726	$(2,951)	$(57,455)	$(328)	$(11,112)

Exercise of stock options			42,508		1					1
Fair market value of warrants attached to convertible promissory notes					163					163
Stock-based compensation					22					22
Realized currency translation									328	328
Net loss								(1,405)		(1,405)

Balance—December 31, 2011	30,299,119	$12,946	5,452,077	$31,679	$5,183	717,726	$(2,951)	$(58,860)	$—	$(12,003)

See accompanying notes to consolidated financial statements

BlackStratus, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31,

	2011	2010
Cash flows from operating activities:
Net loss	$(1,405)	$(2,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	201	297
Stock based compensation expense	22	28
Amortization of debt discount on convertible notes	49	63
Sale of New Jersey tax losses	—	520
Reduction in allowance for doubtful accounts	(59)	—
Realized currency translation	328	—
Changes in current assets and liabilities
(Increase)/decrease in accounts receivable	(77)	695
Decrease in prepaid expenses and other assets	107	2
Decrease in accounts payable and accrued expenses	(153)	(354)
Increase in accrued interest	353	304
Decrease in deferred revenue	(471)	(1,010)

Net cash used in operating activities	(1,105)	(1,708)

Cash flows from investing activities:
Purchase of fixed assets	(23)	(63)
Deposit (release) of restricted cash	1	(1)

Net cash used in investing activities	(22)	(64)

Cash flows from financing activities:
Proceeds from exercise of stock options	1	5
Principal payments under capital lease	(38)	(34)
Proceeds from issuance of promissory notes	850	700
Proceeds from borrowings under line of credit	5,215	4,917
Repayments of borrowings under line of credit	(5,007)	(5,380)
Repurchase of treasury stock	—	(1)

Net cash provided by financing activities	1,021	207

Effect of exchange rate changes on cash	—	28

Net decrease in cash and cash equivalents	(106)	(1,537)
Cash and cash equivalents at beginning of year	589	2,126

Cash and cash equivalents at end of year	$483	$589

Supplemental disclosure of cash flow information:
Interest paid	$79	$—

Non cash investing and financing activities:
Property and equipment acquired through capital leases	$24	$58
Note payable issued for purchase of equipment	$—	$88
Fair value of warrants issued with convertible promissory notes	$163	$88

See accompanying notes to consolidated financial statements

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 1—Formation and Description of Business

        The following briefly summarizes the corporate history of BlackStratus, Inc. (the "Company") which was originally incorporated as netForensics.com, Inc. on August 4, 1999 in the State of New Jersey. On January 7, 2002, netForensics, Inc., a wholly-owned subsidiary of netForensics.com, Inc., was incorporated in the State of Delaware. On April 30, 2002, netForensics.com, Inc. was merged into netForensics, Inc., in a tax-free reorganization and netForensics, Inc. became the surviving entity. In April 2003, netForensics, Inc. formed a wholly-owned subsidiary in the United Kingdom named netForensics Limited, which was dissolved in January 2011. In March 2012, netForensics, Inc. changed its name to BlackStratus, Inc.

        The financial statements include the accounts of BlackStratus, Inc. and, for the year ended December 31, 2010, its wholly-owned subsidiary netForensics Limited, a UK subsidiary. All intercompany transactions and accounts have been eliminated. netForensics Limited was inactive in 2010 and the dissolution became effective in January 2011 and the related comprehensive loss was recognized as realized currency translation expense in the year ended December 31, 2011.

        The Company is a software developer whose products manage and correlate internet security information for companies worldwide. These products include a comprehensive network security infrastructure management platform that logs information from multiple network devices, such as firewalls, intrusion detection services, web servers, routers, and authentication servers and reports it in formats useful to both executive management and security experts. The Company's products also augment an enterprise's information system network security infrastructure by providing an interactive and real-time interface that enables reporting, normalization, correlation and forensics.

Going concern

        The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the Company's continued operations, realization of assets, and liquidation of liabilities in the ordinary course of business. The Company has incurred net losses of approximately $1,400 and $2,300 for the years ended December 31, 2011 and 2010, and has an accumulated deficit of approximately $58,900 and $57,000 as of December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Company had negative working capital of approximately $12,200 and $11,400, respectively.

        The Company entered into a Second Amended and Restated Loan and Security Agreement with Silicon Valley Bank in July 2009, which allows the Company to borrow against certain eligible accounts receivables, and which was most recently amended in June 2011 pursuant to the Second Loan Modification Agreement (the "Loan Agreement"), as discussed in Note 7—Debt Obligations. At December 31, 2011, given the available accounts receivable, the Company borrowed the maximum amount available under the Loan Agreement. The Loan Agreement has a termination date of June 2012, the renewal of which is subject to a number of constraints and covenants.

        In January 2012, the Company engaged an advisor to facilitate the Company obtaining additional capital, as discussed in Note 15—Subsequent Events. As part of that process, in January 2012, the Company entered into the Purchase and Credit Agreement (the "Sigma Loan") with Sigma Opportunity Fund II, LLC ("Sigma") to provide up to $2,200 of financing for the Company, subject to

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 1—Formation and Description of Business (Continued)

certain conditions, comprised of a $1,500 Convertible Term Loan and a $700 Line of Credit as discussed in Note 15. The loans mature September 30, 2012, subject to acceleration in the event the Company receives additional capital, but may be extended for up to two ninety-day periods if requested by the Company, of which consent to such request shall not be unreasonably withheld by Sigma.

        The Company has not yet achieved cash flows from operations that are sufficient to fund its operating, working capital and investment financing requirements and, as such, expects to be dependent on external sources of financing such as from Sigma as noted above and in Note 15—Subsequent Events for the next twelve months in order to meet its current obligations. In addition, the Company has substantial notes payable due on demand or within the next 12 months, which, if not converted to common stock, would significantly impact liquidity. In order to improve its cash flow and reduce its dependence on external financing, the Company significantly reduced its operating expenses during 2010 and 2011. The Company expects to maintain this reduced expense level throughout 2012, subject to the availability of additional financing.

        The Company cannot give any assurances that it will be able to obtain sufficient capital to allow it to continue to its operations including its research and development activities that are necessary to provide the on-going product enhancements required to attract and retain customers. These issues give rise to substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from this uncertainty.

Note 2—Summary of Significant Accounting Policies

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

        The Company considers all highly liquid instruments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents.

        The Company maintains its cash and cash equivalents in bank accounts, certificates of deposit, and savings accounts, which, at times, exceed the insurance levels of the FDIC.

Accounts receivable

        The Company records its accounts receivable at net realizable value, which equals the carrying amounts less the allowance for uncollectible amounts. At December 31, 2011 and 2010, the allowance for doubtful accounts equaled $0 and $59, respectively. Credit is extended based upon an evaluation of each customer's financial condition and, generally, collateral is not required. The Company determines

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

its allowance by considering a number of factors, including the length of time the accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible. The Company did not write-off any accounts receivable in the years ended December 31, 2011 and 2010.

Revenue recognition and deferred revenue

        The Company's typical deliverables include:

        1.     Software license component—The software either performs log management ("Cinxi One") or normalization and correlation services ("Sim One") on the customer's network security devices. The log management software is contained on a Company supplied appliance that seamlessly integrates into a customer's network architecture. The normalization and correlation software is typically downloaded by the client onto one of their servers. Other than the Cinxi One appliance, of which the software is the essential component, the Company does not sell hardware.

        2.     Post Contract Support ("PCS")—This includes providing customers technical support and access to software fixes and upgrades including any unspecified upgrades that may be developed.

        3.     Professional Services—This includes implementation support, as well as training and specific projects contracted for by the customer.

        The Company derives its revenues from the sale of perpetual software licenses and provision of software-related services. The Company recognizes these revenues in accordance with FASB Accounting Standards Codification ("ASC") 985-605-25, Software Revenue Recognition. The Company begins to recognize revenue when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the specified products; (3) license agreement terms are fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable. Revenue is recorded net of applicable sales taxes.

        When multiple-element arrangements include elements to be delivered at a future date and vendor-specific objective evidence ("VSOE") of fair value exists for undelivered elements, the Company allocates the consideration to undelivered elements based upon the VSOE of the fair value of those elements, with the residual of the arrangement fee allocated to and recognized as license revenue. Because the Company was able to establish VSOE of all undelivered elements, revenue on multiple-element arrangements was recognized using this residual method.

        The Company determines VSOE of fair value for its maintenance products, depending on the product, from renewal transactions. The Company establishes VSOE of professional services based on daily billing rates when sold on a stand-alone basis.

        In the event that the Company executes an agreement with the customer in close proximity to another agreement with the same customer, the Company evaluates whether the separate arrangements

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

are linked, and, if so, the agreements are considered together as a single multiple-element arrangement for which revenue is recognized as described above.

        The Company recognizes revenue as follows:

        Software License:    The Company recognizes revenue from the sale of software licenses on a stand-alone basis when the license is downloaded by the customer in the case of Sim One, and when the appliance containing the Cinxi One software is delivered to the customer. The Company's software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period before committing to license the software. If a customer agreement includes an acceptance provision, the Company does not recognize revenue until the receipt of a written customer acceptance.

        Post Contract Support (PCS):    PCS revenue is recognized ratably over the period specified by the agreement. The Company defers PCS fees received at the commencement of the PCS period and then recognizes them ratably over the PCS period.

        Professional Service:    Revenue from professional service arrangements is recognized as the services are performed, typically on a time and materials basis.

        Recurring Security Services Revenue:    Recurring security services revenue is the amount of revenue recognized during the reporting period from agreements whereby the Company provides software to a customer on a subscription basis. The Company recognizes revenue under these arrangements ratably over the agreement's term.

        The Company recognizes revenue from sales to resellers on the same basis as sales made directly to end-user customers, as the resellers do not maintain an inventory of our products and there is generally a short time period between the sale from the Company to the reseller and the sale from the reseller to the end user.

Concentration of credit risk

        The Company had one customer that accounted for approximately 11% of total revenues for the year ended December 31, 2011 and another customer that accounted for approximately 10% of total revenues for the year ended December 31, 2010. The receivables from these customers did not exceed 10% of accounts receivable as of December 31, 2011 and 2010. For the years ended December 31, 2011 and 2010, revenues generated from customers domiciled outside of the United States accounted for approximately 48% and 58% of total revenues, respectively and revenues generated from the United States government and its agencies accounted for 16% and 15% of total revenues, respectively.

Fair value of financial instruments

        The Company reports its financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses, short-term borrowings, accrued expenses, accounts payable and deferred revenue, at cost, which approximates their fair value because of the short-term maturity of these instruments. The Company cannot estimate the fair value of its contingent notes and convertible notes

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

payable because their value is based upon the occurrence of future events, which the Company cannot value.

Fixed assets

        Fixed assets consist of equipment, furniture and leasehold improvements and are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

Impairment of long-lived assets

        The Company assesses potential impairment to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets' carrying values unlikely. Should an impairment exist, the impairment loss is measured based on the excess of the carrying value of the asset over the asset's fair value, as calculated using discounted estimated future cash flows. No such impairment existed at December 31, 2011 and 2010.

Advertising expense

        The Company expenses advertising costs as incurred. The Company incurred approximately $89 and $181 of advertising costs during the years ended December 31, 2011 and 2010, respectively.

Stock-based compensation

        The Company accounts for stock based compensation in accordance with ASC 710, Share Based Payment, which requires that compensation cost relating to share-based payment transactions be recognized as an expense in the financial statements, and that measurement of that cost be based on the estimated fair value of the equity or liability instrument issued. The Company records the amount of these expenses, which were $22 and $28 for the years ended December 31, 2011 and 2010, respectively, in the respective line item based upon the employees' function, in the accompanying consolidated Statements of Operations.

        The Company estimates forfeitures at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The Company bases the estimate on its historical rate of forfeitures. The Company revises the estimated forfeitures, if necessary, in subsequent periods if actual forfeitures differ materially from the estimate.

        The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 710 and ASC 505-50, Equity-Based Payments to Non-Employees, which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

Research and Development Expenditures

        Research and development expenses for the Company's software products include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

with product development. Research and development expenses also include third-party development and programming costs. Research and development costs related to software development are included in research and development expense until the technology validates the proof of concept, which for the Company's software products generally occurs shortly before the Company releases the products to customers. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the products' estimated lives. No such costs met the criteria for capitalization for the years ended December 31, 2011 and 2010, and any previously capitalized software development costs have been fully amortized.

Income taxes

        Income taxes are provided for in accordance with ASC 740, Income Taxes. ASC 740 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if there is uncertainty as to their future realization.

        The Company records uncertain tax positions under the provision of ASC 740. The Company recognizes in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the position. Unrecognized tax positions, if recognized in the financial statements, are recorded in the statement of operations as part of income tax provision. The Company's policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax provision. For the years ended December 31, 2011 and 2010, there were no such penalties or interest.

        The Company files Federal income tax returns, as well as separate income tax returns in several states. For Federal and certain states, the fiscal 2008 through fiscal 2011 tax years remain open for examination by the applicable tax authorities under the normal three-year statute of limitations.

Deferred financing and other debt issuance related costs

        Deferred financing costs are amortized over the term of the associated debt instruments. The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of the notes payable between the warrants and the notes based on their relative fair values in accordance with FASB ASC 470-20 "Debt with Conversion and Other Options." The fair value of the warrants issued to note holders is calculated utilizing the Black-Scholes option-pricing model. The Company is amortizing the resultant discount over the term of the notes through their earliest maturity date using the effective interest rate method. Under this method, the interest expense recognized each period will decrease as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated. The Company's debt instruments did not contain any embedded derivatives at December 31, 2011 and 2010.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

Recently issued accounting standards

        In June 2011, the Financial Accounting Standards Board, ("FASB"), issued Accounting Standards Update, ("ASU") No. 2011-05, Comprehensive Income (Topic 220). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This update does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor does it affect how earnings per share is calculated or presented. This update is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning January 1, 2012. As this update only requires enhanced disclosure, the adoption of this update will not impact the Company's financial position or results of operations.

        In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This guidance modifies the fair value requirements of FASB ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements, by allowing the use of the "best estimate of selling price" in addition to vendor-specific objective evidence and third-party evidence for determining the selling price of a deliverable for non-software arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence, (b) third-party evidence, or (c) estimates. In addition, the residual method of allocating arrangement consideration is no longer permitted. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010. The Company determined that ASU 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, is not applicable to its revenue recognition policy since its software products do not fall within the scope of ASU 2009-13.

        In October 2009, the FASB issued ASU No. 2009-14, Software (ASC 985): Certain Revenue Arrangements That Include Software Elements (a consensus of the FASB Emerging Issues Task Force); effective for years beginning after June 15, 2010. ASU 2009-14 modifies the existing scope guidance in ASC 985-605, Software Revenue Recognition, for revenue arrangements with tangible products that include software elements. This modification was made primarily due to the changes in ASC 605-25 noted previously, which further differentiated the separation and allocation guidance applicable to non-software arrangements as compared to software arrangements. Prior to the modification of ASC 605-25, the separation and allocation guidance for software and non-software arrangements was more similar. Under ASC 985-605, an arrangement to sell a tangible product along with software was considered to be in its scope if the software was more than incidental to the product as a whole. The Company considered whether its products fall within the scope of ASU 2009-14, Certain Revenue Arrangements That Include Software Elements and has determined it is not applicable because the software components of our tangible products function together with the non-software components to deliver the product's essential functionality.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 2—Summary of Significant Accounting Policies (Continued)

Reclassification

        Certain 2010 amounts have been reclassified to conform to the 2011 presentation.

Note 3—Loss Per Common Share:

        The Company calculates its basic and diluted loss per share in accordance with ASC 260, "Earnings Per Share." Basic loss per share is computed based upon weighted-average shares outstanding during the period. Dilutive loss per share is computed consistently with the basic computation while giving effect to all dilutive potential common shares and common share equivalents that were outstanding during the period. The Company uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards, warrants, and unexercised options. The weighted-average shares outstanding were calculated as follows at December 31:

(In thousands of shares)	2011	2010
Weighted average shares for basic loss per share	5,426	5,370
Effect of dilutive common share equivalents	—	—

Weighted average shares and dilutive common share equivalents for dilutive loss per share	5,426	5,370

        The weighted average shares for basic and weighted average shares and dilutive common share equivalents for dilutive loss per share are identical for both periods presented as potentially dilutive securities have been excluded from the calculation of the diluted net loss per common share because the inclusion of such securities would be antidilutive because the Company was in a net loss position for the years ended December 31, 2011 and 2010. Therefore, the Company excluded the following potentially dilutive securities:

	Number of excluded dilutive common share equivalents (000's)
Potentially Dilutive Security	Year ended December 31, 2011	Year ended December 31, 2010
Warrants to purchase Series B-1 Preferred Stock granted with Convertible Promissory Notes due to Related Parties	38,000	32,000
Employee Stock Options	8,846	10,403
Preferred Stock—A-1 Series	30,299	30,299
Warrants to purchase common stock	426	426

Total	77,571	73,128

        The above table does not include the potential dilutive securities issuable from the conversion of the $4,050 Convertible Promissory Notes due to Related Parties because, as discussed in Note 7—Debt Obligations, the conversion terms are based upon future events that are not determinable at this time.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 4—Fixed Assets

        Equipment, furniture and leasehold improvements at December 31, 2011 and 2010 consist of the following:

	2011	2010
Computer equipment	$2,199	$2,176
Office furniture	215	215
Leasehold improvements	181	181
Equipment under capital leases	145	122

	2,740	2,694
Less accumulated depreciation and amortization	(2,604)	(2,516)

	$136	$178

        The Company incurred depreciation and amortization expense of $88 and $123 for the years ended December 31, 2011 and 2010, respectively.

        Accumulated amortization of assets under capital leases was $79 and $41 as of December 31, 2011 and 2010, respectively.

Note 5—Intangible Assets

        Intangible assets at December 31, 2011 and 2010, which will be fully amortized in 2012, consist of the following:

	2011	2010
Intangible assets	$313	$313
Less accumulated amortization	(304)	(191)

	$9	$122

        The Company incurred amortization expense of $113 and $174 for the years ended December 31, 2011 and 2010, respectively.

Note 6—Restricted Cash

        The Company had restricted cash in certificates of deposits of $36 and $37 as of December 31, 2011 and 2010, respectively. All of these funds are held to the benefit of the Company's landlord as part of its real estate lease. This amount was returned to the Company in January 2012 in connection with the expiration of the lease discussed in Note 11—Commitments and Contingencies.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 7—Debt Obligations

Line-of-Credit

        In June 2011, the Company entered into the Second Loan Modification Agreement (the "Loan Agreement") which amended the July 2009 Second Amended and Restated Loan and Security Agreement with Silicon Valley Bank, (the "Bank"), which further amended the original Loan and Security agreement dated October 27, 2005. The Loan Agreement provides for asset-based lending, whereby the Company can borrow against the value of eligible accounts receivables from the Bank, which is calculated as 80% of domestic-based invoices and a rate of 90% for foreign-based invoices of face value of the receivable up to the total facility amount of $2,000. As discussed in Note 15, the Sigma Notes limit borrowings under this facility to $1,250. All advances made by the Bank on eligible accounts receivables accrue interest at the Prime rate (3.25% at December 31, 2011 and 2010) plus 2.5%. The effective rate was 5.75% per annum as of December 31, 2011 and 2010. As of December 31, 2011, given the sources of the Company's accounts receivable, the Company had effectively borrowed the maximum amount pursuant to the terms of the loan agreement. The agreement contains certain financial covenants primarily based upon earnings before income taxes, depreciation and amortization (EBITDA). The Company was in compliance with all covenants as of December 31, 2011 and 2010. The Loan Agreement has a current maturity date of June 2012, the renewal of which is subject to a number of constraints.

Note Payable to Founders—Contingent

        In 2006, the Company entered into a Settlement and Share Purchase Release Agreement with the two founders of the Company. Among other provisions, the terms provided for the purchase by the Company of all of the founders' shares in exchange for a note to each founder for $1,375 and the payment to each founder of $100 resulting in an aggregate treasury stock transaction of $2,950. The promissory notes bear interest at 3% per annum and payment is subordinated to up to $6,000 of the obligations under the Loan Agreement, Convertible Promissory Notes, Sigma Notes and other future senior indebtedness. Payment of the notes occurs only in the event of a Liquidation Event, as defined in the notes a Sale Transaction or a Qualifying Public Offering, each as defined in the Company's Certificate of Incorporation. Accordingly, since the timing of such an event is unknown, the Company has classified the debt as a current liability on the accompanying consolidated balance sheets. The Company recorded interest expense of $82.5 in each of the years ended December 31, 2011 and 2010. The aggregate accrued interest was $488 and $406 as of December 31, 2011 and 2010, respectively.

Note Payable

        On February 10, 2009, the Company entered into an agreement with Liberty Partners to purchase certain intellectual property assets from a former competitor, High Tower Software. In consideration for the assets, the Company issued an unsecured note for $250 with an interest rate of 8.5% per annum. The Company was unconditionally obligated to make mandatory prepayments equal to 50% of the amount collected by the Company in regards to certain maintenance agreements beginning April 30, 2009 and continuing each quarter thereafter. The remaining amount is due on the earliest of the repayment, early termination, expiration or maturity of the Investor Notes, December 31, 2011, a liquidation event or an event of default. No payments had been made on the note as of December 31,

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 7—Debt Obligations (Continued)

2011. Accordingly, the note is in default, and the Company has classified the note as a current liability as of December 31, 2011. This default did not create any cross default with the Company's other lenders. The Company recorded interest expense of $21 for the years ended December 31, 2011 and 2010. In February 2012, with the proceeds from the Sigma Loan, the Company paid off the note and all accrued interest, aggregating $314.

Convertible Promissory Notes Due To Related Parties:

        In November and December 2011, pursuant to the Secured Note Purchase Agreement entered into by the Company and certain investors in May 2008 (the "Secured Note Purchase Agreement"), investors purchased subordinated secured convertible promissory notes (the "Investor Notes") resulting in total proceeds of $600. The notes are convertible to an amount equal to 100% of the highest per share original selling price at the time of issuance of shares of New Qualifying Preferred Stock (as defined in the notes) issued in a Qualifying Equity Round, defined as an offering of shares of capital stock approved by a majority of the Company's Board of Directors and the Majority Interest, as defined in the Secured Note Purchase Agreement, and results in not less than $2,500 in proceeds. The notes accrue interest at an annual rate of 20% and are due on demand after the earlier to occur of June 30, 2012, or an event of default. The Company also issued warrants to the investors with a 6.5 year life to purchase 6,000,000 shares of Series B-1 Preferred Stock at an exercise price of $0.10 per share as discussed in Note 13—Warrants. The warrants are exercisable as of the date of issuance. The investors have the option to exercise the warrants and satisfy the exercise price by converting the appropriate amount of principal and accrued interest.

        The Company calculated a debt discount attributable to the relative fair value of the 2011 warrants of $163 which will be amortized to interest expense through June 30, 2012, the maturity date of the notes. See Note 13—Warrants for further terms and fair value consideration.

        In August 2011, the Company entered into a convertible promissory note with a brother of two of its officers and directors for total proceeds of $250. The note and any unpaid accrued interest are convertible in whole, or in part, into shares of Series B-1 Preferred Stock at a conversion rate of $0.10 per share. The note accrues interest at 20% per annum and was payable in monthly installments of $5 from August through December 2011, with the balance due January 31, 2012. No payments were made on the note during 2011. As discussed in Note 15—Subsequent Events, the note remains unpaid.

        In August 2010 and December 2010, pursuant to the Secured Note Purchase Agreement, investors purchased subordinated secured convertible promissory notes resulting in total proceeds of $500 and $200, respectively. The notes are convertible to an amount equal to 100% of the highest per share original selling price at the time of issuance of shares of New Qualifying Preferred Stock (as defined in the notes) issued in a Qualifying Equity Round, defined as an offering of shares of capital stock approved by a majority of the Company's Board of Directors and the Majority Interest, as defined in the Secured Note Purchase Agreement, and results in not less than $2,500 in proceeds. The notes accrue interest at an annual rate of 7.5% and are due on demand. The Company also issued warrants to the investors to purchase 7,000,000 shares of Series B-1 Preferred Stock at an exercise price of $.10 per share, with a 7.5-year life as discussed in Note 13. The investors have the option to exercise the

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 7—Debt Obligations (Continued)

warrants and satisfy the exercise price by converting the appropriate amount of principal and accrued interest.

        The Company calculated a debt discount attributable to the relative fair value of the August 2010 warrants of $61, which was fully amortized to interest expense during 2010, since the notes were due December 31, 2010. The Company calculated a debt discount attributable to the relative fair value of the December 2010 warrants of $26, which was amortized to interest expense through June 30, 2011, the original maturity date of the note. See Note 13—Warrants for further terms and fair value consideration.

        In May 2008, the Company entered into the Secured Note Purchase Agreement where investors purchased Subordinated Secured Convertible Promissory Notes resulting in total proceeds of $2,500. The notes accrue interest at an annual rate of 7.5% and are due on demand. The Company also issued warrants to purchase 25,000,000 shares of Series B-1 Preferred Stock. The warrants have a 10-year term and an exercise price of $0.10 per share. The Company calculated a debt discount attributable to the value of these warrants of $279, which was fully amortized to interest expense during 2008, since the notes are due on demand.

        At December 31, 2011 the aggregate principal outstanding under all convertible promissory notes was $4,050, and is presented less unamortized debt discounts of $144 for a net amount of $3,906 on the accompanying consolidated balance sheet. Aggregate accrued interest was $756 and $507 as of December 31, 2011 and 2010, respectively. As a result of allocation a portion of the proceeds to the warrants, the notes have a beneficial conversion feature. Because the conversion feature of the notes is contingent on a subsequent financing which is out of the control of the Company, the beneficial conversion is considered contingent and will be recorded to interest expense and paid-in capital when, and if, the contingency is effective. The amount of the contingent beneficial conversion is approximately $144 based upon conditions as of December 31, 2011.

Note 8—Stockholders' Deficit

        The Company has 90,000,000 authorized shares of preferred stock, 30,299,197 of which is designated Series A-1 convertible preferred stock and 50,000,000 of which is designated Series B-1 convertible preferred stock.

Series A-1 Convertible Preferred Stock

        Voting:    Holders of Series A-1 convertible preferred stock (the "Series A-1 Preferred") are entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A-1 Preferred is convertible. The holders of Series A-1 Preferred are entitled to elect 2 members to the Company's Board of Directors.

        Dividends:    Subject to the preference on dividends on Series B-1 preferred stock, holders of Series A-1 Preferred are entitled to receive cumulative dividends at a rate of 8.5% annually (or $1,288 for the years ended December 31, 2011 and 2010) prior and in preference to any declaration or dividend payment on common stock. Dividends shall be payable only when, as, and if, declared by the

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 8—Stockholders' Deficit (Continued)

Board of Directors. The holders of Series A-1 Preferred had cumulative dividends in arrears, if declared, of $4,614 and $3,327 as of December 31, 2011 and 2010, respectively.

        Conversion:    Series A-1 Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series A-1 Original Issuance Price ($0.50) by the Series A-1 Conversion Price (currently $0.50) in effect at the time of conversion. If the Company issues additional shares of common stock for a price less than the conversion price in effect on the date prior to such issuance, then the conversion price shall be reduced, pursuant to an anti-dilution formula specified in the Company's Certificate of Incorporation. Each share of Series A-1 Preferred shall be automatically converted to common stock at the then-effective Series A-1 Conversion Price upon the earlier of written consent or agreement of the holders of the majority of Series A-1 Preferred or the closing of an underwritten public offering of common stock which results in gross proceeds to the Company of at least $10,000 at a price per share of not less than 3 times the Series A-1 Original Issue Price.

        Liquidation Preference:    Subject to full payment of the Series B-1 Preference, the holders of Series A-1 Preferred shall be entitled to receive, prior and in preference to, any distribution of assets or surplus funds to the holders of common stock an amount per share equal to Series A-1 Original Issuance Price plus accrued and unpaid dividends. At December 31, 2011, such amount was approximately $19,764. If upon liquidation, assets and funds are insufficient to permit payment to holders of the full preference amount, after satisfying the liquidation preference of the Series B-1 Preferred, then the assets and funds shall be distributed ratably among the holders of Series A-1 Preferred.

Series B-1 Convertible Preferred Stock

        Voting:    Holders of Series B-1 convertible preferred stock (the "Series B-1 Preferred") are entitled to the number of votes equal to the number of shares of common stock into which each share of Series B-1 Preferred is convertible.

        Dividends:    Holders of Series B-1 Preferred are entitled to receive cumulative dividends at a rate of 8.5% annually prior to and in preference to any declaration or dividend payment on the Series A-1 Preferred shares or common stock. Dividends shall be payable only when, as, and if, declared by the Board of Directors.

        Conversion:    Series B-1 Preferred shall be convertible into the number of shares of Common Stock that results from dividing the Series B-1 Original Issuance Price ($0.10) by the Conversion Price (currently $0.10) in effect at the time of conversion. If the Company issues additional shares of common stock for a price less than the conversion price in effect on the date prior to such issuance, then the conversion price shall be reduced, pursuant to an anti-dilution formula specified in the Company's Certificate of Incorporation. Each share of Series B-1 Preferred shall be automatically converted to common stock at the then-effective Series B-1 Conversion Price upon the earlier of written consent or agreement of the holders of the majority of Series B-1 Preferred or the closing of underwritten public offering of Common Stock which results in gross proceeds to the Company of at least $10,000 at a price per share of not less than 3 times the Series A-1 Original Issue Price.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 8—Stockholders' Deficit (Continued)

        Liquidation Preference:    The holders of Series B-1 Preferred shall be entitled to receive, prior and in preference to any distribution of assets or surplus funds to the holders of an amount per share equal to three times the Series B-1 Original Issuance Price plus accrued and unpaid dividends. If upon liquidation, assets and funds are insufficient to permit payment to holders of the full preference amount, then the assets and funds shall be distributed ratably among the holders of Series B-1 Preferred.

        There were no shares of Series B-1 Preferred outstanding as of December 31, 2011 or 2010.

Common Stock

        Holders of Common Stock are entitled to one vote for each share held.

        In May 2010, the Company repurchased 248,590 shares of its common stock for total consideration of $.001.

Note 9—Income Taxes

        Prior to August 17, 2000, the Company elected to be treated as an S corporation for Federal income tax purposes. As an S corporation, all income is taxed at the shareholder level and, as a result, there were no deferred tax assets for the corporation. As of August 17, 2000, the Company revoked its S corporation election and was thereafter taxed as a C corporation for Federal income tax purposes.

        Deferred tax assets, substantially of which are long term, consist of the following as of December 31,

	2011	2010
Federal and state net operating loss carry forward	$16,884	$16,880
Fixed assets and intangible assets	65	28
Deferred revenue	248	153
Vacation accrual and reserves	281	243
Research and development credits	2,133	1,935

	19,611	19,239
Valuation allowance	(19,611)	(19,239)

Net deferred tax asset	$—	$—

        The net change in the valuation allowance for the year ended December 31, 2011 and December 31, 2010 was an increase of approximately $372 and $868, respectively, resulting primarily from net operating losses expiring and generated. As a result of the Company's continuing tax losses, the Company has recorded a full valuation allowance against a net deferred tax asset.

        At December 31, 2011 and 2010, the Company has Federal net operating loss ("NOL") carryforwards of approximately $48,000 and $46,000, respectively, which expire between 2020 and 2027. The Company is subject to the net operating loss utilization provisions of Section 382 of the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 9—Income Taxes (Continued)

the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company's capital during a specified period prior to the change, and the federal published interest rate. Although the Company has not undergone an IRC Section 382 analysis, it is likely that the utilization of the NOLs is substantially limited and would likely be further limited if the Series B-1 Warrants are exercised and if the contemplated equity offering is consummated.

        The State of New Jersey has enacted legislation (the State of New Jersey's Technology Business Tax Certificate Program) permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits, or net loss carryforwards. In January 2011, the Company received cash of approximately $248 from the sale of approximately $1,580 of its New Jersey net operating loss carryforwards, which was approved and recorded in 2011. There is no certainty as to whether this program will continue. At December 31, 2011 and 2010, the Company had approximately $12,000 and $20,000 of state net operating loss carryforward, respectively, which expire from 2020 to 2029.

        The Company's effective income tax rate differs from the statutory rate of 34% for Federal income tax purposes because all Federal and state benefits are not recognized due to the valuation allowance against deferred tax assets, except for the benefit derived because of the realization of the New Jersey net operating losses upon their sale pursuant to the State of New Jersey's Technology Business Tax Certificate Program.

Note 10—Employee Benefits Plan

        The Company has a voluntary 401(k) plan covering all eligible employees. Employees are not eligible if they are covered by a collective bargaining agreement, if they are leased employees, if they are non-resident aliens not receiving any earned income from the employer, or if they are interns or temporary employees.

        The Company contributes a discretionary match of the employees' contribution as decided by the Company's Board of Directors annually. The matching portion vests over a three-year period. The Company's matching contribution to the 401(k) plan was approximately $81 and $103 for the years ended December 31, 2011 and 2010, respectively.

Note 11—Commitments and Contingencies

        The Company maintains its primary office facility under a noncancellable operating lease. In July 2010, the Company entered into a Second Modification and Extension of office space lease, which extended the term of its existing lease from December 31, 2010 to December 31, 2011. As of December 31, 2011, the Company's operating lease had expired and the Company remained in the facility under the provisions of the lease through March 2012. Total rent expense for the years ended December 31, 2011 and 2010 was $312 and $248, respectively.

        The Company licenses database software that is integrated with the Company's products. The principal licenses are pursuant to agreements which expire in October 2012. Royalty expense included in cost of revenues was $267 and $417 for the years ended December 31, 2011 and 2010, respectively.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 11—Commitments and Contingencies (Continued)

        As of December 31, 2011 the company had commitments for capital leases totaling $75.1 with principal payments totaling $51.2 in 2012, $14.7 in 2013 and $9.2 in 2014. As discussed in Note 15—Subsequent Events, in March 2012, the Company entered into an 11 year lease for its new offices and is obligated to make certain payments to its former chief financial officer.

Note 12—Stock Options

        The Company established the 2009 Employee Stock Option and Stock Incentive Plan (the "Plan") to provide employees with benefits and incentives associated with the performance and valuation of the Company. Awards are generally made when an employee joins the Company and for other significant events or accomplishments. Awards are made with an exercise price equal to the fair value per share of the Company's common stock with vesting generally over four years and an option term of 10 years. The Board of Directors reserved 10,833,242 shares of common stock for grants under the Plan. In December 2010, the Board of Directors reserved an additional 1,600,000 shares of common stock for grants under the Plan.

        At December 31, 2011 and 2010, 3,286,471 and 1,772,437 options were available for future grants under the Plan, respectively.

        A summary of the status of the options granted under the Plan is presented below:

	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year:	10,403,217	$.02	8,416,041	$.02
Granted	142,500.04		2,661,847.04
Expired	(727,592)	.02	(441,537)	.02
Forfeited	(928,942)	.02	(177,419)	.02
Exercised	(42,508)	.02	(55,715)	.02

Outstanding at end of year	8,846,675	$.02	10,403,217	$.02

Options exercisable at year-end	7,260,970	$.02	6,426,859	$.02

        For the years ended December 31, 2011 and 2010, there were no options granted with exercise prices less than the fair value of the Company's stock at the date of grant. Annually, the Company has a valuation of its common shares performed which is used to establish the exercise price of options granted during the year. The fair value of the Company stock used for establishing the strike price for options issued during 2011 and 2010 was $0.04. The weighted-average grant date fair value of options granted during 2011 and 2010 was $0.02. The intrinsic value of options exercised during 2011 and 2010 was de minimus. The weighted-average remaining contractual life of stock options outstanding at December 31, 2011 and 2010 was approximately 6 years. The intrinsic value of stock options outstanding or exercisable at December 31, 2011 and 2010 was de minimus.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 12—Stock Options (Continued)

        The Company uses the Black-Scholes option pricing model to determine the fair value of stock option grants. The following assumptions for the years ended December 31, were applied in determining the compensation cost:

	2011	2010
Risk-free interest rate	1.45%	3.11%
Expected dividend yield	0.00%	0.00%
Expected option life	7 years	7 years
Stock price volatility	38.25%	39.97%
Expected forfeiture rate	25%	25%

        The recognition of the fair value of the stock options over the relevant service period resulted in a charge of $22 and $28 for the years ended December 31, 2011 and 2010, respectively, in the Company's financial statements. Unrecognized compensation cost of $38 as of December 31, 2011 is expected to be recognized over the next four years.

Note 13—Warrants

        During the years ended December 31, 2011 and 2010, the Company issued warrants to certain noteholders, as discussed in Note 7—Debt Obligations, to acquire 6,000,000 and 7,000,000 shares of Series B-1 preferred stock, respectively. The exercise price of the warrants is $0.10. The warrants were exercisable immediately and expire in May 2018. The fair value of the warrants issued during the years ended December 31, 2011 and 2010, was $0.04 and $0.01 per share, respectively. The weighted-average remaining contractual life of warrants outstanding at December 31, 2011 was approximately 6.3 years. At December 31, 2011, there were a total of 37,999,843 shares of Series B-1 preferred stock issuable upon exercise of these warrants, all of which were immediately exercisable at the date of grant. The intrinsic value of warrants outstanding, at December 31, 2011 was de minimus.

        The Company uses the Black-Scholes option pricing model to determine the fair value of the warrants and used the following weighted average assumptions for the years ended December 31, 2011 and 2011:

	2011	2010
Risk-free interest rate	1.45%	2.95%
Expected dividend yield	0.00%	0.00%
Expected option life	6.5 years	7.5 years
Stock price volatility	38.75%	39.97%

        The August 2010 warrants were attached to debt that was scheduled to mature in December 2010. As such, the Company recorded a debt discount of $61 for the portion of the proceeds allocated to the warrants, which the Company amortized over the remaining life of the debt and was fully amortized on December 31, 2010.

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 13—Warrants (Continued)

        The December 2010 warrants were attached to debt that was scheduled to mature in June 2011. As such, the Company recorded a debt discount of $26 for the portion of the proceeds allocated to the warrants that was amortized over the remaining life of the debt.

        The 2011 warrants were attached to debt that matures in June 2012. As such, the Company recorded a debt discount $163 for the portion of the proceeds allocated to the warrants that will be amortized over the remaining life of the debt.

Note 14—Related Party Transactions

        Advances—The Company has made advances to an executive officer of the Company that are expected to be repaid as part of the executive officer's 2011 bonus. As discussed in Note 15—Subsequent Events, this amount was repaid by the executive in March 2012.

        Convertible Promissory Notes Payable—Two of the holders of the convertible promissory notes are shareholders who individually each control in excess of 25% of the Company's voting shares. The other two holders of the convertible promissory notes are related to executive officers of the Company. The warrants outstanding, as discussed in Note 13—Warrants, are held by these related parties.

        Suppliers—A supplier of technology services to the Company is owned by a relative of two of the Company's executive officers. As of December 31, 2011 and 2010, the Company owed the supplier $61.

Note 15—Subsequent Events

        In January 2012, the Company received cash of approximately $379 from the sale of approximately $4,279 of its New Jersey net operating loss carryforwards and $98 of its New Jersey research and development credit carryforwards. Approval of the sale of these net operating losses and research and development credit carryforwards occurred in 2012, and the Company will recognize the amount in 2012 as an income tax benefit.

        In January 2012, the Company entered into an exclusive agreement with an advisory firm to help the Company secure financing to fund ongoing operations. The agreement is for one year and provides for commercially standard terms regarding fees and expenses related to any consummated financings. In certain circumstances, these terms also include the granting of warrants to purchase the Company's common stock equal to 5% of the number of shares of the Company's common stock sold in the financing at an exercise price equal to 125% of the offering price. The advisory firm facilitated the Purchase and Credit Agreement with the Sigma Opportunity Fund II, LLC discussed below.

        In January 2012, the Company entered into the Purchase and Credit Agreement (the "Credit Agreement") with Sigma Opportunity Fund II, LLC ("Sigma") to provide $2,200 of financing for the Company; comprised of $1,500 in notes (the "Notes") and a $700 Credit Line. Sigma also purchased 1,500,000 shares of the Company's common stock for an aggregate of $.15 and purchased a right to acquire 700,000 shares of the Company's common stock for an aggregate of $.07 that will be held in escrow subject to any borrowings under the Credit Line. The first of the Notes was for $500, and was issued in January 2012, with the second Note for $1,000 issued in February 2012. The borrowings bear interest rate at 18% (25% during the occurrence of any event of default, as defined) per annum and

BlackStratus, Inc. and subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

(dollars in thousands, except per share data)

Note 15—Subsequent Events (Continued)

there is a 5% availability fee on the unutilized portion of the Credit Line with the repayment of all borrowings due on September 30, 2012. The prepayment of the Notes is permitted, however, the interest that would have been accrued through the Notes maturity shall be paid at the time of the prepayment. Substantially all of the Company's assets are pledged as collateral under the Credit Agreement. Availability of the line of credit is subject to meeting a monthly cash flow covenant and other conditions. Upon the use of any portion of the Credit Line, the Company shall transfer a proportionate number of the shares held in escrow to Sigma. Repayment of these borrowings is subordinate to the Silicon Valley Bank borrowings, and the convertible promissory notes are subordinate to the Notes and any borrowings under the Credit Line. The Company also granted Sigma an irrevocable put option requiring the Company to repurchase the shares described above for $.10 per share. Should the Company obtain future financing, all borrowings under the Notes and Credit Line may be converted by Sigma into shares of the Company's common stock at a 20% discount to the price per share of the financing and on such terms as the securities are issued to other investors. As provided for under the Credit Agreement, the Company and Sigma Capital Advisors, LLC ("Advisors") entered into an Advisory Services Agreement pursuant to which the Company paid Advisors an advisory fee of $200, agreed to a fee of 3% of the value of a consummated "Investment Opportunity", and Advisor purchased 250,000 shares of the Company's common stock for an aggregate of $.025. The Advisory Service is in effect as long as the Notes are outstanding or the credit facility is in place. These agreements with Sigma will result in significant non-cash charges to the Company in 2012.

        In February 2012 the Company paid all amounts due to Liberty Partners of $314, including accrued interest as discussed in Note 7—Debt Obligations.

        In February 2012, the Company entered into a separation agreement with its former chief financial officer. The agreement provides for salary continuation in the aggregate amount of $100,000 through September 2012 and her 2011 bonus payment of $21,000. In the event of a change in control within three months or six months, respectively, of employment with a third-party, the Company is obligated to pay 1% or 0.5%, respectively, of the proceeds to be distributed pursuant to the Company's management incentive plan. Further, the agreement extends the period of time for the exercise of vested options until September 30, 2013.

        In March 2012, the Company entered into an 11-year lease for approximately 11,000 square feet of office space and expects to relocate to the new facility in the first half of 2012. The annual lease payments are: $14 for 2012; which is the 1st month of rent, the subsequent 12 months are abated. Rent for months 14 -36 is $14 per month or $175 annualized; months 37- 48 is $15 per month or $180 annualized; months 49-60 is $15.5 per month or $185 annualized; months 61-132 is $16 per month or $196 annualized. The Company has the right to terminate the lease on the 96th month. As part of the lease, the Company made a deposit of $72, which was partly funded by the $37 security deposit on the current premises.

        In March 2012, the executive officer repaid his advances in conjunction with the payment to him of his bonus accrued for services rendered in 2011.

        In April 2012, the Company issued options to purchase 1,911,610 of its common stock to employees and a consultant at an exercise price of $0.05, the estimated fair value per share of the Company's common stock.

            Shares
Common Stock

PROSPECTUS

Aegis Capital Corp

Through and including                , 2012 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discount, incurred in connection with the issuance and distribution of the common stock registered hereby. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NASDAQ Capital Market listing fee.

SEC Registration Fee	$
FINRA Fees	$
NASDAQ Capital Market Listing Fee	$
Legal Fees and Expenses*	$
Printing and Engraving Expenses*	$
Accounting Fees and Expenses*	$
Transfer Agent and Registrar Fees and Expenses*	$
Miscellaneous Expenses*	$
Total*	$

*
Estimates

Item 14.    Indemnification of Directors and Officers

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Article VII of our                Amended and Restated Certificate of Incorporation, as amended to date (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Article V of our By-Laws, as amended to date (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, provided however, with respect to actions, suits and proceedings other than by or in the right of our company, that no indemnification shall be made under in respect of any claim, issue or matter as to which he or she has been finally adjudged by a court of competent jurisdiction to be liable to our company, unless, and only to the extent that, the Delaware Court of Chancery or another court in which such proceeding was brought has determined upon application that, despite adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnification for such expenses that such court deem proper. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

        In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and other entities to the fullest extent permitted by law.

Item 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding shares of capital stock issued, notes issued, warrants issued and options granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, notes, warrants and options and information relating to the section of the Securities Act, or rules of the SEC under which exemption from registration was claimed. Certain of the transactions described below involved directors, officers and five percent stockholders. See "Certain Relationships and Related Party Transactions."

        No underwriters were involved in the following sales of securities. The securities described in paragraphs (a)(i)-(iii) and (b) below were issued to U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of those securities described below represented to us in connection with their purchase that they were accredited investors and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and that they understood that the securities must be held indefinitely unless a subsequent disposition was registered under the Securities Act or exempt from registration. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from registration. The issuance of stock options and the common stock issuable upon the exercise of stock options as described in paragraph (c) below were issued pursuant to written compensatory benefit plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

(a)   Capital Stock and Convertible Notes

            (i)  In January and February 2012, we sold and issued (A) an aggregate of 1,750,000 shares of our common stock for a total aggregate purchase price of $175.00, or $0.0001 per share, to Sigma Opportunity Fund II, LLC and Sigma Capital Advisors, LLC, respectively, and (B) secured promissory notes in the aggregate principal amount of $1,000,000 and $500,000, each bearing interest at a rate equal to 18% per annum, to Sigma Opportunity Fund II, LLC. Sigma Opportunity Fund II, LLC also has the right to acquire 700,000 shares of our common stock subject to any borrowings under our line of credit with them.

           (ii)  Between January 2009 and this offering, we issued subordinated secured promissory notes to the following investors, each bearing interest at a rate per annum, and on the dates, indicated below:

Investor	Date	Rate of Interest Per Annum	Aggregate Principal Amount
Dawntreader Fund II LP	9/1/2010	7.5%	$104,715
	12/23/2010	7.5%	$83,772
	11/22/2011	20%	$134,035
	12/12/2011	20%	$67,018
Dawntreader Fund II A LP	9/1/2010	7.5%	$9,317
	12/23/2010	7.5%	$7,454
	11/22/2011	20%	$11,926
	12/12/2011	20%	$5,963
Dawntreader Fund II Offshore LP	9/1/2010	7.5%	$10,813
	12/23/2010	7.5%	$8,650
	11/22/2011	20%	$13,840
	12/12/2011	20%	$6,920
Dawntreader Fund II Affiliates LP	9/1/2010	7.5%	$155
	12/23/2010	7.5%	$124
	11/22/2011	20%	$199
	12/12/2011	20%	$99
Storm Ventures II, L.L.C.	9/1/2010	7.5%	$123,883
	12/22/2010	7.5%	$99,106
	11/21/2011	20%	$237,855
	12/9/2011	20%	$118,927
Storm Ventures II(A), L.L.C.	9/1/2010	7.5%	$1,117
	12/22/2010	7.5%	$894
	11/21/2011	20%	$2,145
	12/9/2011	20%	$1,073
Carey Property Management Limited Liability Company	8/23/2010	7.5%	$250,000

  Pursuant to an agreement with the investors listed above, upon the consummation of this offering, the entire balance of principal and accrued but unpaid interest on each note shall be converted into shares of our common stock.

        In August 2011, we issued a convertible promissory note to Doug Cline in the principal amount of 250,000 bearing interest at a rate of 20% per annum.

          (iii)  In February 2009, we sold and issued (A) 3,564,764 shares of our common stock for an aggregate purchase price of $71,295, or $0.02 per share, and (B) a $250,000 senior subordinated note, to Liberty Partners Holdings 27, L.L.C., in exchange for certain intellectual property assets.

(b)   Warrants

        Between January 2009 and this offering, in connection with our convertible debt offerings described above we issued warrants exercisable for shares of our Series B-1 convertible preferred stock, each with an exercise price of $0.10 per share, to the following investors and for the following amounts of Series B-1 convertible preferred stock:

Investor	Series B-1 Warrants
Dawntreader Fund II LP	3,895,240
Dawntreader Fund II A LP	346,588
Dawntreader Fund II Offshore LP	402,234
Dawntreader Fund II Affiliates LP	5,781
Storm Ventures II, L.L.C.	5,797,705
Storm Ventures II(A), L.L.C.	52,295
Carey Property Management Limited Liability Company	2,500,000

(c)   Issuances Under 2009 Stock Option and Stock Incentive Plan

        Since January 2009, we issued, under our 2009 Stock Option and Stock Incentive Plan, as amended, options to purchase an aggregate of 14,889,469 shares of our common stock to certain of our employees and consultants at exercise prices ranging from $0.02 to $0.05. Since January 2009, options to purchase an aggregate of 3,956,219 shares of our common stock have been forfeited or expired. Since January 2009, we have issued 300,080 shares of our common stock pursuant to the exercise of stock options for an aggregate consideration of $6,002.

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)   Financial Statement Schedules

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                i.  To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment to any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

          Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   The undersigned registrant hereby undertakes that:

            (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Piscataway, New Jersey, on April 13, 2012.

BLACKSTRATUS, INC.
By:	/s/ DALE W. CLINE
Name: Dale W. Cline
Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dale W. Cline and Robert S. Yingling, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ DALE W. CLINE Dale W. Cline President, Chief Executive Officer and Director (principal executive officer)	April 13, 2012
/s/ ROBERT S. YINGLING Robert S. Yingling Chief Financial Officer—Interim (principal financial and accounting officer)	April 13, 2012
/s/ DENNIS CLINE Dennis Cline Executive Vice President and Director	April 13, 2012
/s/ ED SIM Ed Sim Director	April 13, 2012

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement
3.1	*	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant
3.2	*	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant
3.3	*	Form of Amended and Restated By-laws of the Registrant
4.1	*	Specimen Stock Certificate
4.2	*	Stockholder Rights Agreement, dated as of November 7, 2003
4.3	*	Agreement Regarding Investor Rights and Obligations, dated as of May 15, 2008
4.4	*	Amendment to Stockholder Rights Agreement, dated as of , 2012
4.5	*	Advisory Services Agreement, dated as of January 31, 2012
5.1		Opinion of DLA Piper LLP (US)
10.1	*	2009 Stock Option and Stock Incentive Plan
10.2	*	Form of Incentive Stock Option Agreement under the 2009 Stock Option and Stock Incentive Plan
10.3	*	Form of Non-Statutory Stock Option Agreement under the 2009 Stock Option and Stock Incentive Plan
10.4	*	Form of Restricted Stock Agreement under the 2009 Stock Option and Stock Incentive Plan
10.5	*	2012 Stock Option and Incentive Plan
10.6	*	Form of Incentive Stock Option Agreement under the 2012 Stock Option and Stock Incentive Plan
10.7	*	Form of Non-Qualified Stock Option Agreement under the 2012 Stock Option and Stock Incentive Plan
10.8	*	Form of Deferred Stock Unit Award Agreement under the 2012 Stock Option and Stock Incentive Plan
10.9	*	Form of Restricted Stock Award Agreement under the 2012 Stock Option and Stock Incentive Plan
10.10	*	Amended and Restated Management Incentive Plan
10.11	*	Employment Agreement between the Registrant and Dale Cline, dated as of January 1, 2007
10.12	*	Consulting Agreement between the Registrant and Robert Yingling, dated as of February 14, 2012
10.13	*	Offer Letter between the Registrant and Francis Pinello, dated as of January 25, 2005
10.14	*	Offer Letter between the Registrant and Chad Skipper, dated as of August 31, 2011
10.15	*	Offer Letter between the Registrant and Dave Steidle, dated as of March 20, 2006
10.16	*	Offer Letter between the Registrant and Dennis Cline, dated as of February 10, 2012

Exhibit No.		Description
10.17	*	Separation Agreement between the Registrant and Brenda Jaeck, dated as of February 10, 2012
10.18	*	Form of Indemnification Agreement between the Registrant and each of its Directors and Executive Officers
10.19	*	Second Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated as of July 7, 2009
10.20	*	Second Loan Modification Agreement between the Registrant and Silicon Valley Bank, dated as of June 28, 2011
10.21	*	Purchase and Credit Agreement between the Registrant and Sigma Opportunity Fund II, LLC, dated as of January 31, 2012
10.22	*	Pledge and Security Agreement between the Registrant and Sigma Opportunity Fund II, LLC, dated as of January 31, 2012
10.23	*	Secured Promissory Note between the Registrant and Sigma Opportunity Fund II, LLC, dated as of January 31, 2012
10.24	*	Secured Promissory Note between the Registrant and Sigma Opportunity Fund II, LLC, dated as of February 15, 2012
10.25	*	Subordinated Unsecured Promissory Note between the Registrant and Rajeev Khanolkar, dated as of January 24, 2006
10.26	*	Subordinated Unsecured Promissory Note between the Registrant and Niten Ved, dated as of January 24, 2006
10.27	*	Convertible Promissory Note between the Registrant and Doug Cline, dated as of August 2, 2011
10.28	*	Lease between the Registrant and The Realty Associate Fund VI, L.P., dated as of March 5, 2012
23.1		Consent of EisnerAmper LLP
23.2		Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1		Power of Attorney (included in page II-8)

*
To be filed by amendment